Exhibit 2.1

EXECUTION COPY

BUSINESS COMBINATION AGREEMENT

by and among

OXUS Acquisition Corp.,

1000397116 ontario inc.,

and

BOREALIS FOODS Inc.

Dated as of February 23, 2023

i

Table of Contents (continued)

ii

Table of Contents (continued)

iii

EXHIBITS

EXHIBIT A	Company Arrangement Resolution
EXHIBIT B	Plan of Arrangement
EXHIBIT C	Registration Rights Agreement
EXHIBIT D	Lock-Up Agreement
EXHIBIT E	Form of Employment Agreement
EXHIBIT F	Form of New SPAC Articles of Continuance
EXHIBIT G	Form of New SPAC Bylaws
EXHIBIT H	Directors and Officers of New SPAC

BUSINESS COMBINATION AGREEMENT

BUSINESS COMBINATION AGREEMENT, dated as of February 23, 2023 (this “Agreement”), by and among Oxus Acquisition Corp., an exempted company limited by shares incorporated under the Laws of the Cayman Islands (“SPAC”), 1000397116 Ontario Inc., a corporation incorporated under the Laws of the Province of Ontario, Canada (“Newco”), and a wholly-owned subsidiary of SPAC, and Borealis Foods Inc., a corporation incorporated under the Laws of Canada (the “Company”). Each of the Company, SPAC and Newco shall individually be referred to herein as a “Party” and, collectively, the “Parties”.

WHEREAS, SPAC is a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities;

WHEREAS, Newco is a newly incorporated, wholly-owned, direct subsidiary of SPAC that was formed for purposes of consummating the Transactions;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Companies Act (As Revised) of the Cayman Islands (the “Cayman Act”), the Business Corporations Act (Ontario) (the “OBCA”) and other applicable Laws, on the Business Day prior to the Closing Date, SPAC shall domesticate and continue as a corporation existing under the Laws of the Province of Ontario, Canada (the “Continuance”) and deregister as an exempted company incorporated under the Laws of the Cayman Islands, pursuant to which, among other things, each SPAC Share outstanding immediately prior to the Continuance Effective Time shall, at the Continuance Effective Time, be automatically exchanged for and converted into one (1) New SPAC Share;

WHEREAS, immediately prior to the Continuance Effective Time, pursuant to the Governing Documents of SPAC, SPAC is required to provide an opportunity to its shareholders to have their outstanding SPAC Class A Shares redeemed on the terms and subject to the conditions set forth therein;

WHEREAS, on the Closing Date, immediately prior to the Company Amalgamation, each Company Convertible Instrument shall convert into Company Shares in accordance with their terms and conditions and the Plan of Arrangement;

WHEREAS, on the Closing Date, in accordance with the terms of the Plan of Arrangement, Newco and the Company shall amalgamate (the “Company Amalgamation”; and Newco and the Company as so amalgamated, “Amalco”), with Amalco surviving the Company Amalgamation as a wholly-owned Subsidiary of New SPAC, and pursuant to the Company Amalgamation, (a) all of the issued and outstanding Company Shares shall be exchanged for New SPAC Shares and (b) Newco Shares held by New SPAC shall be exchanged for Amalco Shares on a one-for-one basis, in each case, upon and subject to the terms and conditions set forth in this Agreement, the Plan of Arrangement and in accordance with the provisions of applicable Law;

WHEREAS, on the Closing Date, immediately following the Company Amalgamation, and subject to the terms and conditions of this Agreement and the Plan of Arrangement, Amalco and New SPAC shall amalgamate pursuant to Section 177(1) of the OBCA (the “New SPAC Amalgamation”; and together with the Continuance, the Company Amalgamation and other transactions contemplated by this Agreement, the Plan of Arrangement and the Ancillary Agreements, the “Transactions”), and pursuant to the New SPAC Amalgamation, (a) all outstanding Amalco Shares shall be cancelled without any repayment of capital in respect thereof and (b) New SPAC shall assume all of the property, rights, privileges and franchises and become subject to all liabilities, including civil, criminal and quasi-criminal, and all contracts, disabilities and debts of Amalco, including its obligations under the Remaining Company Convertible Instruments;

WHEREAS, on the Closing Date, immediately following the New SPAC Amalgamation and subject to the terms and conditions of this Agreement, the Plan of Arrangement and the New Investor Note Purchase Agreement, the New Investor Convertible Notes shall convert into New SPAC Shares;

WHEREAS, the Board of the Company (the “Company Board”) has unanimously (a) determined that it is fair, advisable and in the best interests of the Company and its shareholders (the “Company Shareholders”) for the Company to enter into this Agreement and the other Ancillary Agreements to which it is or shall be a party, (b) approved and recommended the adoption and approval of this Agreement, the Plan of Arrangement and the Ancillary Agreements to which the Company is or shall be a party and the Transactions and (c) determined to recommend that the Company Shareholders vote in favor of the Company Arrangement Resolution;

WHEREAS, the Board of SPAC (the “SPAC Board”) has unanimously (a) determined that it is fair, advisable and in the best interests of SPAC and the shareholders of SPAC (the “SPAC Shareholders”) for SPAC to enter into this Agreement and the other Ancillary Agreements to which it is or shall be a party, (b) approved and adopted this Agreement, the Plan of Arrangement and the Ancillary Agreements to which SPAC is or shall be a party and the Transactions and (c) resolved to recommend, among other things, the approval and adoption of the SPAC Proposals by the SPAC Shareholders entitled to vote thereon;

WHEREAS, the sole director of Newco (the “Newco Director”) has (a) determined that it is fair, advisable and in the best interests of Newco and SPAC, as its sole shareholder, for Newco to enter into this Agreement, (b) approved and adopted this Agreement, the Plan of Arrangement and the Ancillary Agreements to which Newco is or shall be a party and the Transactions and (c) determined to recommend that SPAC, as its sole shareholder, approve, adopt and authorize this Agreement, the Plan of Arrangement and the other Ancillary Agreements to which Newco is or shall be a party and the Transactions in accordance with applicable Law;

WHEREAS, SPAC, as the sole shareholder of Newco, has approved the entering into of this Agreement, the Plan of Arrangement and the Ancillary Agreements to which Newco is or shall be a party and the Transactions subject to the approval by SPAC’s shareholders by special resolution in accordance with the Cayman Act;

WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC, the Company and certain Company Shareholders have entered into the Shareholder Support Agreement (the “Shareholder Support Agreement”) pursuant to which, among other things, such Company Shareholders have agreed to vote their Company Shares in favor of the Company Arrangement Resolution;

WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC, the Company and Oxus Capital PTE. Ltd. (“Sponsor”) have entered into the Sponsor Support Agreement (the “Sponsor Support Agreement”) pursuant to which, among other things, Sponsor shall agree to (a) vote its SPAC Class B Shares in favor of the Transactions and the SPAC Proposals, (b) not redeem its SPAC Class B Shares, (c) waive its anti-dilution rights under the provisions of Article 17 of the SPAC Memorandum and Articles with respect to Sponsor’s SPAC Class B Shares, (d) convert the Sponsor Convertible Notes, and (e) forfeit certain Sponsor Founder Shares (as defined in the Sponsor Support Agreement);

WHEREAS, in connection with the Closing, each of SPAC, certain Company Shareholders and certain SPAC Shareholders shall enter into a registration rights agreement (the “Registration Rights Agreement”), substantially in the form attached hereto as Exhibit C;

WHEREAS, in connection with the Closing, each of SPAC, certain Company Shareholders and certain SPAC Shareholders shall enter into a lock-up agreement (the “Lock-Up Agreement”), substantially in the form attached hereto as Exhibit D;

WHEREAS, prior to the Closing, in connection with the Transactions, SPAC and Reza Soltanzadeh (“Key Employee”) shall enter into an employment agreement (the “Employment Agreement”), effective as of the Closing, substantially in the form attached hereto as Exhibit E; and

WHEREAS, each of the Parties intends for U.S. federal income tax purposes that (a) this Agreement constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations promulgated thereunder in respect of the Continuation, the Company Amalgamation and the New SPAC Amalgamation, (b) the Continuation constitutes a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, and (c) the Company Amalgamation together with the New SPAC Amalgamation constitutes a transaction treated as a “reorganization” within the meaning of Section 368(a)(1) of the Code (together, the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.01 Certain Definitions. For purposes of this Agreement:

“Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, Controls, is controlled by, or is under common control with, such specified person.

“Aggregate Transaction Consideration” means a number of New SPAC Shares equal to the quotient of (a) the Company Value divided by (b) Ten United States dollars (USD$10.00).

“Amalco Shares” means common shares of Amalco.

“Ancillary Agreements” means (a) the Shareholder Support Agreement, (b) the Sponsor Support Agreement, (c) the Registration Rights Agreement, (d) the Lock-Up Agreement, (e) the Employment Agreement, (f) the Company Arrangement Resolution, (g) the Plan of Arrangement, (h) the New SPAC Articles of Continuance, (i) the New SPAC Bylaws, (j) the New SPAC Equity Plan, and (k) all other agreements, documents, certificates and instruments executed and delivered by the Parties in connection with the Transactions and specifically contemplated by this Agreement.

“Arrangement” means an arrangement under Section 182 of the OBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of this Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of SPAC and the Company, such consent not to be unreasonably withheld, conditioned or delayed.

“Board” means the board of directors of an entity.

“Books and Records” means: (a) all of the Company’s and the Company Subsidiaries’ books of account, accounting records and other financial data and information, including copies of filed Tax Returns and assessments for each of the financial years of the Company commencing the year of the Company and Company Subsidiary’s date of incorporation or formation, as applicable; (b) the corporate records (including any share ledger) of the Company and each Company Subsidiary; (c) all sales and purchase records, lists of suppliers and customers, credit and pricing information, formulae, business, engineering and consulting reports and research and development information of, or relating to, the Company or the Company Subsidiaries; and (d) all other books, documents, files, records, correspondence, data and information, financial or otherwise, that are in the possession or under the control of the Company or any of the Company Subsidiaries, including all data and information stored electronically or on computer related media.

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Business Systems or otherwise in the course of the conduct of the business of the Company or any Company Subsidiary.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, New York, Toronto, Ontario or the Cayman Islands.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals and computer systems, including any outsourced systems and processes, that are owned or used in the conduct of the business of the Company or any Company Subsidiary.

“Change of Control” means, for any transaction or a series of transactions the result of which is: (a) the acquisition by any Person or “group” (as defined in the Exchange Act) of Persons of direct or indirect beneficial ownership of securities representing fifty percent (50%) or more of the combined voting power of the then outstanding securities of an entity; (b) a merger, consolidation, reorganization or other business combination, however effected, resulting in any Person or “group” (as defined in the Exchange Act) acquiring at least fifty percent (50%) of the combined voting power of the then outstanding securities of an entity or the surviving Person outstanding immediately after such combination; or (c) a sale of all or substantially all of the assets of an entity.

“Cibus” means Cibus Enterprise Fund II LP.

“Cibus Side Letter” means the side letter between the Company and Cibus, dated December 24, 2021, as amended.

“Class B Share Conversion Ratio” means the ratio at which SPAC Class B Shares are automatically convertible into SPAC Class A Shares pursuant to Article 17 of the SPAC Memorandum and Articles, taking into account the waiver by SPAC Class B Shares and relating to adjustments of the Class B Share Conversion Ratio pursuant to the provisions of Articles 17.4 and 17.5 of the SPAC Memorandum and Articles.

“Closing Available Cash” means an amount, without duplication, equal to the sum of: (a) the aggregate gross proceeds received by the Company in connection with (i) any issuance of convertible notes pursuant to the New Investor Convertible Note Financing and (ii) any Permitted Company Financing, plus (b) cash held by SPAC in or outside of the Trust Account (after giving effect to payments to redeeming SPAC Shareholders pursuant to the exercise of their Redemption Rights).

“Company Amalgamation Effective Time” shall have the meaning set forth in the Plan of Arrangement.

“Company Arrangement Resolution” means a special resolution of the Company Shareholders in respect of the Arrangement, in substantially the form attached to this Agreement as Exhibit A, to be considered and, if thought fit, passed by the requisite majority of the Company Shareholders, either at the Company Shareholders Meeting or unanimously in writing, in accordance with applicable Law and the terms of the Interim Order.

“Company Closing Net Indebtedness” means, on a consolidated basis and calculated at 11:59 p.m. ET on the day immediately prior to the Closing Date, without duplication and without giving effect to the Transactions contemplated by this Agreement to be effected on the Closing Date, (a) the aggregate consolidated amount of Indebtedness of the Company and the Company Subsidiaries (the “Company Closing Indebtedness”), minus (b) the aggregate consolidated amount of cash and cash equivalents, including marketable securities, short-term investments and demand deposits, on hand or in accounts of the Company and the Company Subsidiaries (net of outstanding checks) (excluding (i) prepaid deposits or other similar restricted cash and (ii) cash subject to any forbearance agreements). For the avoidance of doubt, and notwithstanding the foregoing, Company Closing Net Indebtedness shall exclude (x) any Indebtedness of the Company and the Company Subsidiaries that shall no longer remain Indebtedness at and after the Closing as a result of its repayment, conversion into Company Shares or New SPAC Shares or otherwise in accordance with the terms of this Agreement or any applicable Ancillary Agreements and (y) any cash and cash equivalents paid in connection with any Indebtedness excluded under (x).

“Company Competing Transaction” means any transaction or series of related transactions (other than the Transactions) under which (a) any Person(s), directly or indirectly, acquires or otherwise purchases (i) the Company or any of its Subsidiaries or (ii) all or a material portion of the assets or business of the Company or any of the Company Subsidiaries (in the case of each of clause (i) and (ii), whether by merger, amalgamation, consolidation, recapitalization, purchase or issuance of equity securities, arrangement, takeover bid, tender offer or otherwise), or (b) any equity investment in the Company or any of its Subsidiaries pursuant to which any such Person would own or Control, directly or indirectly, twenty percent (20%) or more of the voting power of the Company or any of its Subsidiaries immediately following such transaction. Notwithstanding the foregoing or anything to the contrary herein, the following shall not constitute a Company Competing Transaction: (a) this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby, (b) conversion of Company Convertible Instruments in accordance with the terms of such Company Convertible Instruments in effect as of the date hereof, or (c) the exercise, exchange or conversion of any other instrument for the securities of the Company in accordance with the terms of such instrument in effect as of the date hereof (including exercise of instruments with underlying Company Options).

“Company Convertible Instruments” means the convertible financing instruments of the Company, including the Sponsor Convertible Notes, that are being converted into Company Shares immediately prior to the Company Amalgamation under the Plan of Arrangement as set forth in Section 1.01 of the Company Disclosure Schedule.

“Company Fully-Diluted Number” means, without duplication, the aggregate number of Company Shares issued and outstanding immediately prior to the Company Amalgamation Effective Time, which, for greater certainty, will include (a) the aggregate number of Company Shares issued upon the conversion of the Company Convertible Instruments pursuant to the Plan of Arrangement and (b) the Company Shares issued upon exercise of the Company Options pursuant to the Plan of Arrangement.

“Company Incentive Plan” means the Employee Stock Option Plan of the Company, dated January 6, 2022.

“Company Information Circular” means the notice of the Company Shareholders Meeting to be sent to the Company Shareholders, and the accompanying management information circular to be prepared in connection with the Company Shareholders Meeting, together with any amendments thereto or supplements thereof in accordance with the terms of this Agreement.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company or any Company Subsidiary or to which the Company or any Company Subsidiary otherwise has a right to use.

“Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or operations of any of the Company and the Company Subsidiaries taken as a whole; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or shall be a Company Material Adverse Effect: (i) any change or proposed change in any Law or GAAP or the interpretation thereof; (ii) events or conditions generally affecting the industries in which any of the Company and the Company Subsidiaries operate; (iii) any downturn in the general business or economic conditions, including changes in the credit, debt, securities, financial or capital markets in or affecting Canada, the United States, or any other country, or changes therein, or the global economy generally; (iv) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions in Canada, the United States or any other country; (v) events, circumstances, changes, effects or conditions arising from or relating to epidemics, pandemics or disease outbreaks (including COVID-19); (vi) any hurricane, tornado, flood, earthquake, natural disaster or other acts of God in Canada, the United States or any other country; (vii) the announcement of this Agreement and consummation of the Transactions, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Company or Company Subsidiaries, (viii) any matter set forth on the Company Disclosure Schedule; or (ix) any actions taken or not taken by any of the Company or the Company Subsidiaries as required by this Agreement or any Ancillary Agreement or with the prior written consent of SPAC; except in the cases of clauses (i) through (vi), to the extent that the Company and the Company Subsidiaries, taken as a whole, are disproportionately adversely affected thereby as compared with other participants generally in the industries in which any of the Company and the Company Subsidiaries operate; or (b) would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Transactions.

“Company Options” means the options granted by the Company to certain employees, personnel or service providers to purchase Company Shares, whether or not exercisable and whether or not vested, immediately prior to the Closing under the Company Incentive Plan.

“Company-Owned IP” means all Intellectual Property rights owned by the Company or any of the Company Subsidiaries.

“Company Required Approval” means, as applicable, either: (i) approval by the affirmative vote of the holders of not less than two-thirds of the Company Shares, voting together as a single class, present in person or represented by proxy at the Company Shareholders Meeting; or (ii) a unanimous written resolution of all of the Company Shareholders, in either case in accordance with applicable Law and the Interim Order.

“Company Shares” means, collectively, all of the issued and outstanding Class A, Class B, Class C and Class D common shares of the Company.

“Company Shareholders Agreement” means the Shareholder Agreement of the Company, dated as October 1, 2019, and as may be further amended, by and among the Company and the Company Shareholders party thereto.

“Company Shareholders Meeting” means the meeting of the Company Shareholders, including any adjournment or postponement thereof in accordance with the terms of this Agreement, that is to be convened as provided by the Interim Order and applicable Law to consider, and if deemed advisable, to approve the Company Arrangement Resolution.

“Company Value” means One Hundred Fifty Million United States Dollars (USD$150,000,000), (a) if the Company Closing Net Indebtedness is a positive amount, minus the Company Closing Net Indebtedness, or (b) if the Company Closing Net Indebtedness is a negative amount, plus the absolute value of the Company Closing Net Indebtedness.

“Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Company, the Company Subsidiaries or any suppliers or customers of the Company or any Company Subsidiaries or SPAC (or New SPAC after the Continuance), Newco or its Subsidiaries (as applicable) that is not already generally available to the public, including any Intellectual Property rights.

“Continuing Employee” means each individual who (i) is employed by the Company or a Company Subsidiary immediately prior to the Closing Date and (ii) continues employment with New SPAC, the Company or an Affiliate or Subsidiary of New SPAC or of the Company on or following the Closing Date.

“Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Conversion Agreements” means, as applicable, all agreements executed and delivered by the Company, SPAC and certain holders of Company Convertible Instruments prior to Closing, pursuant to which the applicable parties thereto have agreed, among other things, that all or a portion of the outstanding principal and accrued interest under such Company Convertible Instruments shall, on the terms and subject to the conditions of this Agreement, the Plan of Arrangement and the applicable Conversion Agreement (including, for the avoidance of doubt, the Sponsor Support Agreement), convert, in whole or in part, into Company Shares, immediately prior to the Company Amalgamation under the Plan of Arrangement.

“COVID-19” means SARS-CoV-2 or COVID-19 and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, governmental order, action, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including the Coronavirus Aid, Relief and Economic Security Act, as amended from time to time.

“CST” means Continental Stock Transfer and Trust Company.

“Disabling Devices” means undisclosed Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner.

“Environmental Laws” means any Laws applicable to the Company or any Company Subsidiary, including without limitation in the United States, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Clean Air Act and any state law analogs or regulations attendant thereto or laws relating to: (a) releases, spills, emissions or discharges, or threatened releases, spills, emissions or discharges, of Hazardous Substances or materials containing Hazardous Substances; (b) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (c) pollution protection of the environment or natural resources or protection of human health or safety regarding exposure to Hazardous Substances or materials containing Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that together with the Company or any Company Subsidiary would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code.

“Extension Expenses” mean any Expenses incurred by SPAC or Sponsor in connection with the SPAC Extension Proposal, including any additional deposits (including any share premium deposited by Sponsor as set forth in the SPAC’s proxy statement filed with the SEC) to the Trust Account made in connection therewith.

“FDI Laws” means the Investment Canada Act (R.S.C., 1985, c. 28 (1st Supp.) (the “ICA”) and the U.S. Defense Production Act of 1950 (50 U.S.C. § 4565), including those rules and regulations codified at 31 C.F.R. Part 800 et seq. and other foreign investment, national security or public interest screening or similar regimes under applicable Laws.

“Final Order” shall have the meaning set forth in the Plan of Arrangement.

“Food Safety Laws” means all Laws, constitutions, treaties, statutes, codes, orders, decrees, rules, regulations, by-laws and ordinances relating in whole or in part to food safety and the manufacturing, formulation, sale, packaging, packing, labelling, holding, importing, exporting, transporting, distributing, advertising and marketing of food and food products applicable to the Company or any Company Subsidiary including the Food and Drugs Act (Canada), the Safe Food for Canadians Act (Canada), the U.S. Federal Food, Drug, and Cosmetic Act, the U.S. Public Health Service Act, the U.S. Food Safety Modernization Act, the U.S. Organic Foods Production Act of 1990, the U.S. Federal Trade Commission Act, state and local food Laws, and any other applicable Laws administered by the U.S. Food and Drug Administration, the U.S. Department of Agriculture, the Federal Trade Commission, the Canadian Food Inspection Agency, Health Canada and any similar Governmental Authority in the U.S. and Canada, and any rules and regulations promulgated thereunder.

“Governing Documents” of an entity means that entity’s Governing Documents including its charter, certificate of incorporation, and certificate of incorporation on change of name (if applicable), articles of incorporation, articles of continuance, bylaws, memorandum and articles of association, or equivalent organizational/constitutional/constating documents, as applicable, in the entity’s jurisdiction of organization, in each case, as amended from time to time.

“Governmental Authority” means: (a) any court, tribunal, judicial body or arbitral body or arbitrator; (b) any domestic or foreign government or supranational body or authority whether multinational, national, federal, provincial, territorial, state, municipal or local and any governmental agency, governmental authority, governmental body, governmental bureau, governmental department, governmental tribunal or governmental commission of any kind whatsoever; (c) any subdivision or authority of any of the foregoing; (d) any quasi-governmental or private body or public body exercising any regulatory, administrative, expropriation or taxing authority under or for the account of the foregoing; (e) any stock or securities exchange; and (f) any public utility authority.

“Government Official” means (a) any director, officer, employee, agent or representative (including anyone elected, nominated or appointed to be a director, officer, employee, agent or representative) of any Governmental Authority, or anyone otherwise acting in an official capacity on behalf of a Governmental Authority; (b) any political party, political party official or political party employee; (c) any candidate for public or political office; (d) any royal or ruling family member; or (e) any known agent or representative of any of those persons listed in subcategories (a) through (d).

“Hazardous Substance(s)” means any chemical, pollutant, contaminant, waste, substance or material of similar import, or any mixture thereof, including any hazardous, toxic, dangerous, flammable, explosive, infectious or radioactive substances or wastes, to the extent regulated by any Governmental Authority pursuant to any Environmental Law, or that otherwise may give rise to standards of conduct or liability pursuant to, any Environmental Laws that are regulated by, subject to, or deemed hazardous or toxic under any Environmental Laws, including, without limitation, asbestos and asbestos-containing materials, polychlorinated biphenyls (PCBs), lead, radon and other radioactive substances, urea formaldehyde, perfluorooctanoic acid (PFOA) and perfluorooctanesulfonic acid (PFOS), waste oil and petroleum products and by-products, as well as, for any Product distributed to California, any chemical listed on the list of “Chemicals Known to the State of California to Cause Cancer or Reproductive Toxicity” maintained by the Office of Environmental Health Hazard Assessment of the Environmental Protection Agency of the State of California.

“Helg” means Barthelemy Helg.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“ICA Approval” means no notice has been given under subsection 25.2(1) or subsection 25.3(2) of the ICA within the prescribed period or, if notice has been given under subsection 25.2(1) or subsection 25.3(2) of the ICA, then either the Minister or Ministers under the ICA have sent a notice under paragraph 25.2(4)(a) or paragraph 25.3(6)(b) of the ICA, or the Governor in Council has issued an order under paragraph 25.4(1)(b) of the ICA authorizing the Transactions contemplated by this Agreement.

“IFRS” means generally accepted accounting principles in Canada from time to time including, for the avoidance of doubt, the standards prescribed in Part I of the CPA Canada Handbook Accounting (International Financial Reporting Standards) as the same may be amended, supplemented or replaced from time to time.

“Indebtedness” means, as of any time, without duplication, with respect to any person, the outstanding principal amount of, accrued and unpaid interest on, Expenses arising under the terms of (a) indebtedness for borrowed money (including, for the avoidance of doubt, any principal and accrued interest outstanding under any note purchase agreements or convertible promissory notes or similar instruments) and shall include any principal amount outstanding under any line of credit and revolver debt of the Company, (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes” (but excluding any trade payables arising in the ordinary course of business), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) leases required to be capitalized under GAAP, (f) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements and (g) any of the obligations of any other Person of the type referred to in clauses (a) through (f) above directly or indirectly guaranteed by such Person or secured by any assets of such person, whether or not such Indebtedness has been assumed by such person.

“Intellectual Property” means: (a) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof, (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations and renewals in connection therewith, together with all of the goodwill associated with the foregoing, (c) copyrights and other works of authorship (whether or not copyrightable), moral rights, and registrations and applications for registration, renewals and extensions thereof, (d) trade secrets and know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), customer and supplier lists, improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting and all other data, databases, database rights, including rights to use any Personal Information, pricing and cost information, business and marketing plans and proposals, and customer and supplier lists (including lists of prospects) and related information, (e) Internet domain names and social media accounts, (f) rights of privacy and publicity, (g) all other intellectual property or proprietary rights of any kind or description, (h) copies and tangible embodiments of any of the foregoing, in whatever form or medium and (i) all legal rights arising from items (a) through (h), including the right to prosecute and perfect such interests and rights to sue, oppose, cancel, interfere, and enjoin based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“ITA” means the Income Tax Act (Canada).

“knowledge” or “to the knowledge” of a Person means, in the case of the Company, the actual knowledge of Reza Soltanzadeh, Helg, and Pouneh Rahimi after reasonable inquiry of their respective direct reports and, in the case of SPAC, the actual knowledge of Askar Mametov and Kanat Mynzhanov.

“Leased Real Property” means the real property leased by the Company or Company Subsidiaries as tenant, together with, to the extent leased by the Company or Company Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or Company Subsidiaries relating to the foregoing.

“Liability” means, in respect of any Person: (i) any right against such Person to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (ii) any right against such Person to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to any equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities Laws).

“New Investor Convertible Notes” means the convertible notes issued to the New Investors pursuant to the New Investor Note Purchase Agreement.

“New SPAC” means SPAC as the entity that domesticates and continues from the Cayman Islands as a corporation existing under the Laws of the Province of Ontario, Canada after giving effect to the Continuance.

“New SPAC Amalgamation Effective Time” shall have the meaning set forth in the Plan of Arrangement.

“New SPAC Shares” means common shares of New SPAC, after giving effect to the Continuance.

“Newco Articles and Bylaws” means the articles and bylaws of Newco, as amended, modified or supplemented from time to time.

“Non-Convertible Company Instruments” means the financing instruments of the Company that do not, by their respective terms, convert into Company Shares, as set forth in Schedule 1.01 of the Company Disclosure Schedule.

“OFAC” means the U.S. Department of the Treasury, Office of Foreign Assets Control.

“Outstanding Helg Notes” means the promissory notes issued by:

(a) the Company in favor of Helg dated (i) December 31, 2020 for a principal amount of USD$2,150,000, (ii) February 2, 2022 for a principal amount of USD$1,500,000, (iii) March 18, 2022 for a principal amount of USD$1,000,000, (iv) March 31, 2022 for a principal amount of USD$937,167, (v) June 23, 2022 for a principal amount of USD$500,000, (vi) July 8, 2022 for a principal amount of USD$350,000, and (vii) December 5, 2022 for a principal amount of USD$38,625, for an aggregate principal amount of such promissory notes issued by the Company of USD$6,475,792; and

(b) Palmetto Gourmet Foods, Inc. in favor of Helg dated December 31, 2020 for an aggregate principal amount of USD$850,000,

together, all of the promissory notes stated in (a) and (b) as currently issued and outstanding in favor of Helg, combined for an aggregate principal amount of USD$7,325,792.

“Owned Real Property” means the real property owned by the Company or Company Subsidiaries as owner, together with, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or Company Subsidiaries relating to the foregoing.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“PCI-DSS” means the Payment Card Industry Data Security Standard.

“Per Share Exchange Ratio” means the number obtained by dividing the Aggregate Transaction Consideration by the Company Fully-Diluted Number.

“Permitted Liens” means: (a) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the current use of the Company’s or any Company Subsidiary’s assets that are subject thereto, (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens, (c) Liens for Taxes not yet due and payable, or being contested in good faith in accordance with applicable Law, (d) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities, (e) non-exclusive licenses, sublicenses or other rights to Intellectual Property owned or purported to be owned by or licensed to the Company or the Company Subsidiaries granted to any licensee in the ordinary course of business, (f) defects or imperfections of title, non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that would be apparent from a physical inspection or current, accurate survey of such real property or do not materially impair the value or materially interfere with the present uses of such real property, (g) Liens identified in the Financial Statements and (h) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (a) information related to an identified or identifiable individual (e.g., name, address telephone number, email address, financial account number, government-issued identifier), (b) any other data used or intended to be used or which allows one to identify, contact or precisely locate an individual, including any internet protocol address or other persistent identifier and (c) any other, similar information or data regulated by Privacy/Data Security Laws.

“Plan of Arrangement” means the Plan of Arrangement in substantially the form attached hereto as Exhibit B, subject to any amendments or variations to such plan made in accordance with this Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of the Company and SPAC, each acting reasonably.

“Privacy/Data Security Laws” means Laws and generally accepted industry standards (e.g., PCI-DSS) governing the receipt, collection, use, storage, processing, sharing, security, disclosure or transfer of Personal Information applicable to the Company or any Company Subsidiary or the security of Company’s Business Systems or Business Data, including Laws applicable to the Company or any Company Subsidiary in any jurisdiction relating to the processing or protection of personal data, including, to the extent applicable, the European Union General Data Protection Regulation 2016/679, the e-Privacy Directive (2002/58/EC), European Union ePrivacy Directive (Directive 2002/58/EC), the Health Insurance Portability and Accountability Act of 1996 and the rules and regulations promulgated thereunder, including the privacy rule at 45 C.F.R. Part 160 and Part 164, Subparts A and E, the security rule at 45 C.F.R. 164, Subpart C, and the data breach notification rule at 45 C.F.R. Subpart D, as each be amended from time to time, including as amended under the Health Information Technology for Economic and Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5 and its implementing regulations, the California Consumer Privacy Act, the California Privacy Rights Act, the Federal Trade Commission Act, state data security Laws, state unfair or deceptive trade practices Laws, state biometric privacy acts, state social security number protection Laws, state data breach notification Laws, Canada’s Personal Information Protection and Electronic Documents Act.

“Products” mean any products developed, manufactured, sold, distributed other otherwise made available by or on behalf of the Company or any Company Subsidiary, from which the Company or any Company Subsidiary has derived previously, is currently deriving or expect to derive, revenue from the sale or provision thereof, including products currently under development by the Company or any Company Subsidiary.

“Recall” means any voluntary or involuntary attempt or instruction to return any product of the Company or the Company Subsidiaries’ business to the Control of Company or the Company Subsidiaries, or to otherwise recall, retrieve, withdraw, remove, stop, or limit the distribution of any such product, or to encourage or direct the disposal, destruction, or non-use of any such product, due to a known or potential safety risk associated with the consumption of the product, or the potential violation of Food Safety Laws.

“Redemption Rights” means the redemption rights provided for in Article 8 of the SPAC Memorandum and Articles.

“Regulation S-K” means Regulation S-K promulgated under the Securities Act.

“Regulation S-X” means Regulation S-X promulgated under the Exchange Act.

“Remaining Company Convertible Instruments” means the convertible instruments, set forth in Section 1.01 of the Company Disclosure Schedule, under which the specified portion of principal and accrued interest will remain outstanding following Closing in accordance with this Agreement.

“Requisite SPAC Approval” means the affirmative vote by special resolution of the holders of a majority of at-least two-thirds of the outstanding SPAC Shares entitled to vote.

“Software” means all computer software (in object code or source code format), data and databases, and related documentation and materials.

“SPAC Class A Shares” means SPAC’s class A ordinary shares, par value $0.0001 per share, as set forth in the SPAC Memorandum and Articles.

“SPAC Class B Shares” means SPAC’s class B ordinary shares, par value $0.0001 per share, as set forth in the SPAC Memorandum and Articles.

“SPAC Extension Proposal” means a proposal which would be submitted to the SPAC Shareholders pursuant to a definitive proxy statement filed by SPAC with the SEC and provided to the SPAC Shareholders for the purpose of amending the SPAC Memorandum and Articles to extend the time period for SPAC to consummate a business combination.

“SPAC Governing Documents” means the SPAC Memorandum and Articles as amended, modified or supplemented from time to time.

“SPAC Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is or is reasonably expected to be materially adverse to the business, financial condition or results of operations of SPAC; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or shall be a SPAC Material Adverse Effect: (i) any change or proposed change in any Law or GAAP (or interpretation thereof); (ii) events or conditions generally affecting the industries in which SPAC operates; (iii) any downturn in general business or economic conditions, including changes in the credit, debt, securities, financial or capital markets in or affecting the United States, Canada, Cayman Islands or any other country or changes therein, or the global economy generally; (iv) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions in the United States, Canada, Cayman Islands or any other country; (v) events, circumstances, changes, effects or conditions arising from or relating to epidemics, pandemics or disease outbreaks (including COVID-19); (vi) any hurricane, tornado, flood, earthquake, natural disaster or other acts of God in the United States, Canada, Cayman Islands or any other country; (vii) any effect attributable to the announcement or execution, pendency, negotiation of this Agreement and consummation of the Transactions, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise (viii) any matter set forth on the SPAC Disclosure Schedule; (ix) the consummation and effects of any exercise of Redemption Rights by SPAC Shareholders; or (x) any actions taken or not taken by SPAC as required by this Agreement or any Ancillary Agreement or with the consent of the Company; except in the cases of clauses (i) through (vi), to the extent that SPAC is disproportionately adversely affected thereby as compared with other participants generally in the industry in which SPAC operates; or (b) would prevent, materially delay or materially impede the performance by SPAC or Newco of their respective obligations under this Agreement or the consummation of the Transactions.

“SPAC Memorandum and Articles” means the amended and restated memorandum and articles of association of SPAC, adopted by a special resolution of SPAC on September 3, 2021, and effective on September 6, 2021.

“SPAC Ordinary Shares” means SPAC Class A Shares and SPAC Class B Shares.

“SPAC Preference Shares” means SPAC’s preference shares, par value $0.0001 per share, as set forth in the SPAC Memorandum and Articles.

“SPAC Shares” means the SPAC Class A Ordinary Shares, the SPAC Class B Ordinary Shares and the SPAC Preference Shares.

“SPAC Units” means one SPAC Class A Ordinary Share and one SPAC Warrant.

“SPAC Warrant Agreement” means that certain warrant agreement dated September 2, 2021, by and between SPAC and CST.

“SPAC Warrants” means warrants to purchase SPAC Class A Shares, as contemplated under the SPAC Warrant Agreement, with each warrant exercisable for one SPAC Class A Share at an exercise price of USD$11.50.

“Sponsor Convertible Notes” means the convertible notes issued by the Company to Sponsor pursuant to the Sponsor Note Purchase Agreement.

“Sponsor Note Purchase Agreement” means, collectively, the Note Purchase Agreement between the Company and Sponsor dated as of October 21, 2022 and the Note Purchase Agreement between the Company and Sponsor dated as of November 14, 2022, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Subsidiary” of the Company, SPAC, Newco or any other Person means an Affiliate Controlled by such person, directly or indirectly, through one or more intermediaries, and “Subsidiaries” means more than one Subsidiary.

“Supplier” means any Person that supplies inventory or other materials or personal property, components or other goods or services that are utilized in or comprise the Products of the Company or any of the Company Subsidiaries.

“Tax” means all federal, state, provincial, local and non-U.S. income, profits, franchise, receipts, environmental, shares, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, escheat, unclaimed property, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns, as well as attachments thereto and amendments thereof) required to be supplied to a Tax authority relating to Taxes.

“Technology” means all designs, formulas, procedures, techniques, methods, processes, concepts, ideas, know-how, programs, models, data, databases, tools, inventions, creations, improvements and all recordings, graphs, drawings, reports, analyses, other writings, and any other embodiment of the above, in any form, whether or not specifically listed herein.

“Transaction Expenses” means (a) all out of pocket Expenses (including all Expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its Affiliates and all Expenses in connection with newly issued equity and/or debt financing in connection with the Transactions) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, (b) costs in relation to the solicitation of shareholder approvals and all other matters related to the Transactions, (c) all Transaction-related bonuses, retention payments, Change of Control payments, severance and similar amounts payable to employees, directors and/or independent contractors of the Company or any of the Company Subsidiaries upon Closing, plus the employer portion of payroll Taxes to be imposed thereon and all other matters related to the Transactions and (d) any Working Capital Loans.

“Transfer Tax” means any sales, use, value-added, business, goods and services, transfer (including any stamp duty or other similar Tax chargeable in respect of any instrument transferring property), documentary, conveyancing or similar Tax or expense or any recording fee, in each case that is imposed as a result of the Transactions, together with any penalty, interest and addition to any such item with respect to such item.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Working Capital Loans” means the working capital loans as described in SPAC’s prospectus filed with the SEC in connection with its initial public offering.

SECTION 1.02 Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
2022 Balance Sheet	§ 4.07(c)
Action	§ 4.09
Acquired Company Financials	§ 7.13
Agreement	Preamble
Amalco	Recitals
Anti-Bribery Laws	§ 4.14(a)
Anti-Money Laundering Laws	§ 4.14(f)
Antitrust Laws	§ 7.12(a)
Authorized Representatives	§ 4.14(a)
Business Combination Competing Transaction	§ 7.04(b)
Canadian Sanctions	§ 4.14(g)
Cayman Act	Recitals
Certificates	§ 3.03(a)
Claims	§ 6.03
Closing	§ 2.08
Closing Date	§ 2.08
Code	§ 3.03(e)
Company	Preamble
Company Amalgamation	Recitals
Company Board	Recitals
Company Closing Indebtedness	§1.01
Company Disclosure Schedule	Article IV
Company Group	§ 10.12(a)
Company Permits	§ 4.06(a)
Company Shareholders	Recitals
Company Subsidiary(ies)	§ 4.01(a)
Company Unaudited Financials	§ 7.13
Confidentiality Agreement	§ 7.03(b)
Continuance	Recitals
Continuance Effective Time	§ 2.01(b)
Data Security Requirements	§ 4.13(g)
D&O Persons	§ 7.06(a)
D&O Tail Policies	§ 7.06(b)
EBC	§ 5.12
Employment Agreement	Recitals
Environmental Permits	§ 4.16
Exchange Act	§ 4.23
Exchange Agent	§ 3.03(a)
Exchange Fund	§ 3.03(c)
Exchange Spreadsheet	§ 3.02(a)
Expenses	§ 9.03(b)(i)
Financial Statements	§ 4.07(a)
GAAP	§ 4.07(a)

Defined Term	Location of Definition
Health Plan	§4.10(j)
Intended Tax Treatment	Recitals
Interim Order	§ 2.03
Key Employee	Recitals
Labor Union	§ 4.11(b)
Law	§ 4.05(a)
Lease	§ 4.12(b)
Lease Documents	§ 4.12(b)
Letter of Transmittal	§ 3.03(b)
Lock-Up Agreement	Recitals
Material Contracts	§ 4.17(a)
Material Customers	§ 4.21
Material Suppliers	§ 4.21
Minimum Cash Condition	§ 8.01(i)
Nasdaq	§ 4.05(b)
Newco	Preamble
Newco Director	Recitals
Newco Shares	§ 5.03(b)
New Investor Convertible Note Financing	§ 7.17
New Investor Note Purchase Agreement	§ 7.17
New Investors	§ 7.17
New SPAC Amalgamation	Recitals
New SPAC Board	§ 2.09
New SPAC Bylaws	§ 2.01(c)
New SPAC Articles of Continuance	§ 2.01(b)
New SPAC Equity Plan	§ 7.18
Non-U.S. Subsidiaries	§ 7.10(b)
OBCA	Recitals
Outside Date	§ 9.01(b)
Outstanding Company Transaction Expenses	§ 3.04(a)
Outstanding SPAC Transaction Expenses	§ 3.04(b)
Party(ies)	Preamble
Permitted Company Financing	§ 7.17(b)
PCAOB Audited Financials	§ 7.13
PFIC	§ 7.10(b)
Plan(s)	§ 4.10(a)
PPACA	§4.10(j)
Pro Forma Financials	§ 7.13
Proxy Statement	§ 7.01(a)
Registration Rights Agreement	Recitals
Registration Statement	§ 7.01(a)
Remedies Exceptions	§ 4.04
Representatives	§ 7.03(a)
Required Financials	§ 7.13

Defined Term	Location of Definition
SEC	§ 5.07(a)
Securities Act	§ 5.07(a)
Service Agreements	§ 4.10(a)
Shareholder Support Agreement	Recitals
Sova Capital	§ 5.12
SPAC	Preamble
SPAC Board	Recitals
SPAC Disclosure Schedule	Article V
SPAC Group	§ 10.12(a)
SPAC Information	§ 2.05(d)
SPAC Proposals	§ 7.01(a)
SPAC SEC Reports	§ 5.07(a)
SPAC Shareholders	Recitals
SPAC Shareholders’ Meeting	§ 7.01(a)
Sponsor	Recitals
Sponsor Support Agreement	Recitals
Subsequent Unaudited Company Financial Statements	§ 7.14
Terminating Company Breach	§ 9.01(f)
Terminating SPAC Breach	§ 9.01(g)
Termination Fee	§ 9.03(d)(i)
Transactions	Recitals
Trust Account	§ 5.13
Trust Agreement	§ 5.13
Trust Fund	§ 5.13

SECTION 1.03 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (v) the word “including” means “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, (vii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto, (viii) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation, (ix) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”, (x) references to “dollar”, “dollars” or “$” shall be to the lawful currency of the United States, and (xi) the word “shall” and the word “shall” indicate a mandatory obligation.

(b) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE II.

THE CONTINUANCE; THE ARRANGEMENT; THE TRANSACTIONS; CLOSING

SECTION 2.01 Continuance. On the Business Day immediately prior to the Closing Date, SPAC shall cause the Continuance to occur in accordance with Section 180 of the OBCA and Part XII of the Cayman Act, and shall:

(a) file with the Registrar of Companies of the Cayman Islands documents, including a declaration or affidavit as contemplated by Section 206(2) of the Cayman Act and take such other steps as are required under the Laws of the Cayman Islands with respect to the registration of SPAC by continuation in the Province of Ontario, Canada and to procure the de-registration of SPAC as an exempted company in the Cayman Islands;

(b) file with the applicable Governmental Authority in the Province of Ontario, Canada (i) the documents for New SPAC relating to the Continuance in the Province of Ontario, Canada, substantially in the form attached hereto as Exhibit F (the “New SPAC Articles of Continuance”), with the Continuance becoming effective upon the filing of the New SPAC Articles of Continuance with the applicable Governmental Authority in the Province of Ontario, Canada and the issuance of a certificate of continuance by the Director appointed pursuant to the OBCA (the date and time of the effectiveness of the Continuance being the “Continuance Effective Time”). In connection with the Continuance, (x) each SPAC Share outstanding immediately prior to the Continuance Effective Time shall become one (1) share of New SPAC Shares, and (y) each SPAC Warrant outstanding immediately prior to the Continuance Effective Time shall become a warrant exercisable for one (1) share of New SPAC Shares; and

(c) take all lawful actions so that, as of the Continuance Effective Time, (i) the SPAC Warrant Agreement is amended, in a form to be agreed upon by the Parties, to evidence the fact that SPAC shall be New SPAC and that each such warrant shall be exercisable for one (1) share of New SPAC Share rather than a SPAC Share and (ii) the bylaws substantially in the form attached hereto as Exhibit G (the “New SPAC Bylaws”) are adopted as the bylaws of New SPAC.

SECTION 2.02 The Arrangement.

(a) On the Closing Date, on the terms and subject to the conditions hereof, the Company shall proceed to effect the Arrangement under Section 182 of the OBCA beginning at the Arrangement Effective Time (as defined in the Plan of Arrangement), on the terms contained in the Plan of Arrangement.

(b) On the Closing Date, as set forth in the Plan of Arrangement, the following shall occur in the order set forth below effective as at five-minute intervals starting at the Arrangement Effective Time without any further act or formality except as otherwise provided herein:

(i) all outstanding Company Convertible Instruments (excluding, for the avoidance of doubt, (A) any convertible financing instrument of the Company that shall be repaid prior to the Closing in accordance with its terms, and (B) the Remaining Company Convertible Instruments) shall be converted into Company Shares pursuant to their terms and the terms of any Conversion Agreements;

(ii) all Company Options that are outstanding immediately prior to the Closing Date shall be fully vested and exercised, in full, for Company Shares in accordance with their terms;

(iii) the Company Amalgamation shall be completed;

(iv) the New SPAC Amalgamation shall be completed; and

(v) the New Investor Convertible Notes shall be converted into shares of New SPAC pursuant to the terms of the New Investor Note Purchase Agreement.

SECTION 2.03 The Interim Order. No later than five (5) Business Days after the date that the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Company shall apply in a manner reasonably acceptable to SPAC pursuant to Section 182 of the OBCA and, in cooperation with SPAC, prepare, file and diligently pursue an application to the Court for the interim order (“Interim Order”) in respect of the Arrangement, which shall provide, among other things:

(a) for the class of Persons to whom notice is to be provided in respect of the Arrangement, the Company Shareholders Meeting (as it relates to the Company Arrangement Resolution) and for the manner in which such notice is to be provided;

(b) that the required level of approval for the Company Arrangement Resolution shall be the Company Required Approval;

(c) that, in all other respects, the terms, restrictions and conditions of the Governing Documents of the Company (and the CBCA), including quorum requirements and all other matters, shall apply in respect of the Company Shareholders Meeting;

(d) for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(e) that the Company Shareholders Meeting may be adjourned or postponed from time to time by the Company in accordance with the terms of this Agreement without the need for additional approval of the Court;

(f) that the record date for the Company Shareholders entitled to notice of and to vote at the Company Shareholders Meeting (or otherwise to vote on the Company Arrangement Resolution) shall not change in respect of any adjournment(s) or postponement(s) of the Company Shareholders Meeting, unless required by the Court or applicable Law, if applicable; and

(g) for such other matters as the Parties may agree are reasonably necessary to complete the Transactions.

SECTION 2.04 The Company Shareholders Meeting.

(a) Subject to the terms of this Agreement, the Interim Order and the provision of the SPAC Information, the Company shall convene and conduct the Company Shareholders Meeting in accordance with the Governing Documents of the Company, applicable Laws and the Interim Order as soon as reasonably practicable (but acknowledging that the Company may apply to the Court for an Interim Order within five (5) Business Days after the filing with the SEC of the Registration Statement / Proxy Statement is declared effective by the SEC), and shall not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Company Shareholders Meeting without the prior written consent of SPAC (not to be unreasonably withheld, delayed or conditioned), except in the case of an adjournment as required for quorum purposes. The Company shall consult with SPAC in fixing the record date for the Company Shareholders Meeting and the date of the Company Shareholders Meeting, give notice to SPAC of the Company Shareholders Meeting and allow SPAC’s representatives and legal counsel to attend the Company Shareholders Meeting. The Company shall use its commercially reasonable efforts to obtain the Company Required Approval in respect of the Company Arrangement Resolution, including instructing the management proxyholders named in the Company Information Circular to vote any discretionary or blank proxy submitted by shareholders in favor of such action, and shall take all other action reasonably necessary or advisable to secure the Company Required Approval in respect of the Company Arrangement Resolution.

(b) The Company shall provide SPAC with (i) updates with respect to the aggregate tally of the proxies received by the Company in respect of the Company Arrangement Resolution, (ii) updates with respect to any communication (written or oral) from any Company Shareholder in opposition to the Arrangement, (iii) the right to demand postponement or adjournment of the Company Shareholders Meeting if, based on the tally of proxies, the Company is not expected to receive the Company Required Approval in respect of the Company Arrangement Resolution; provided, that the Company Shareholders Meeting, so postponed or adjourned, shall not be later than (A) five (5) Business Days prior to the Outside Date or (B) ten (10) days from the date of the first Company Shareholders Meeting and (iv) the right to review and comment on all communications sent to Company Shareholders in connection with the Company Shareholders Meeting.

SECTION 2.05 The Company Information Circular.

(a) The Company shall promptly prepare and complete, in good faith consultation with SPAC, the Company Information Circular together with any other documents required by applicable Law in connection with the Company Shareholders Meeting and the Arrangement, and the Company shall, as promptly as practicable after obtaining the Interim Order, cause the Company Information Circular and such other documents to be sent to each Company Shareholder and other Person as required by the Interim Order and applicable Law.

(b) The Company shall ensure that the Company Information Circular (i) complies with the Governing Documents of the Company, the Interim Order and applicable Law, (ii) does not contain any misrepresentation, except with respect to SPAC Information included in the Company Information Circular, which SPAC shall ensure does not contain any misrepresentation, (iii) provides the Company Shareholders with sufficient information (explained in sufficient detail) to permit them to form a reasoned judgement concerning the matters to be placed before the Company Shareholders Meeting and (iv) states any material interest of each director and officer, whether as director, officer, securityholder or creditor of the Company, as and to the extent required by applicable Law.

(c) The Company shall, subject to the terms of this Agreement, ensure that the Company Information Circular includes a statement that the Company Board has unanimously (i) determined that the Plan of Arrangement and the Transactions are in the best interests of the Company and fair to the Company Shareholders and (ii) recommended that the Company Shareholders vote in favor of the Company Arrangement Resolution.

(d) SPAC shall assist the Company in the preparation of the Company Information Circular, including obtaining and furnishing to the Company any information with respect to SPAC required to be included under applicable Laws in the Company Information Circular (the “SPAC Information”), and ensuring that the SPAC Information does not contain any misrepresentation. The Company shall give SPAC and its legal counsel a reasonable opportunity to review and comment on drafts of the Company Information Circular and other related documents and shall accept the reasonable comments made by SPAC and its counsel, and agrees that all information relating to SPAC included in the Company Information Circular must be in a form and content reasonably satisfactory to SPAC.

(e) Each Party shall promptly notify the other Party if it becomes aware that the Company Information Circular contains a misrepresentation, or otherwise requires an amendment or supplement. The Parties shall cooperate in the preparation of any such amendment or supplement as required or appropriate, and the Company shall promptly deliver or otherwise disseminate any such amendment or supplement to the Company Shareholders as required by the Court or applicable Law.

SECTION 2.06 The Final Order. The Company shall take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to Section 182 of the OBCA, as soon as reasonably practicable, but in any event not later than the later of: (a) three (3) Business Days after the date on the SPAC Proposals are approved and adopted by the Requisite SPAC Approval; and (b) three (3) Business Days after the date on which the Company Arrangement Resolution is passed at the Company Shareholders Meeting as provided for in the Interim Order , subject to the availability of the Court to hear the application for the Final Order.

SECTION 2.07 Court Proceedings.

(a) In connection with all Court proceedings relating to obtaining the Interim Order and the Final Order, the Company shall: (i)  make the applications for and diligently pursue the Interim Order and the Final Order; (ii) provide SPAC’s legal counsel with a reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, and accept the reasonable comments of SPAC and its legal counsel; (iii) provide SPAC copies of any notice of appearance, evidence or other documents served on it or its legal counsel in respect of the application for the Interim Order or the Final Order or any appeal from them, and any notice, written or oral, indicating the intention of any Person to appeal, or oppose the granting of, the Interim Order or the Final Order; (iv) ensure that all material filed with the Court in connection with the Arrangement is consistent with this Agreement and the Plan of Arrangement; (v) not file any material with the Court in connection with the Arrangement or serve any such material, and shall not agree to modify or amend any materials so filed or served, except as contemplated by this Agreement or with SPAC’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, provided that SPAC is not required to agree or consent to any increase or variation in the form of the consideration payable hereunder or other modification or amendment to such filed or served materials that expands or increases its obligations, or diminishes or limits its rights, set forth in any such filed or served materials or under this Agreement or the Arrangement; (vi) subject to this Agreement, oppose any proposal from any Person that the Final Order contain any provision inconsistent with the Arrangement or this Agreement, and if at any time after the issuance of the Final Order and prior to the Closing, the Company is required by the terms of the Final Order or by applicable Law to return to Court with respect to the Final Order, it shall do so only after notice to, and in good faith consultation and cooperation with, SPAC; and (vii) not object to legal counsel to SPAC making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided SPAC advises the Company of the nature of any such submissions prior to the hearing and such submissions are consistent with this Agreement and the Plan of Arrangement.

(b) Subject to the terms of this Agreement, and without limiting the generality of Section 2.07(a), SPAC shall cooperate with, and assist the Company, in seeking the Interim Order and the Final Order, including by providing the Company on a timely basis any information reasonably required or requested to be supplied by SPAC in connection therewith.

SECTION 2.08 Closing Transactions. As promptly as practicable, but in no event later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions (in writing) set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), the consummation of the Transactions, including the Company Amalgamation and the New SPAC Amalgamation (the “Closing”; and the date on which the Company Amalgamation and the New SPAC Amalgamation occur, the “Closing Date”) shall take place electronically by the mutual exchange of electronic signatures (including portable document format (.PDF)).

SECTION 2.09 New SPAC Directors. The New SPAC Board shall consist of seven (7) directors, a majority of which shall be independent directors based on Nasdaq’s listing standards, with at least (a) two (2) directors designated by SPAC, (b) two (2) directors designated by the Company, (c) one (1) director designated collectively by the New Investors; provided that, New Investors have a right to designate a director pursuant to the terms of the New Investor Note Purchase Agreement, and (d) two (2) independent directors. The Plan of Arrangement shall provide that, following the New SPAC Amalgamation, the individuals set forth on Exhibit H hereto shall be appointed as directors on the Board of New SPAC (the “New SPAC Board”).

ARTICLE III.

Exchange SPREADSHEET; Exchange of certificates

SECTION 3.01 SPAC Class B Share Conversion. At the Company Amalgamation Effective Time, each share of SPAC Class B Shares issued and outstanding immediately prior to the Continuance Effective Time, if any, shall automatically be converted into and exchanged for a number of validly issued, fully paid and nonassessable shares of New SPAC Shares equal to the Class B Share Conversion Ratio.

SECTION 3.02 Exchange Spreadsheet; Per Share Exchange Ratio.

(a) At least five (5) Business Days prior to the Closing Date, the Company shall deliver to SPAC (a) a schedule (the “Exchange Spreadsheet”) setting forth (i) the number of Company Shares held by each Company Shareholder immediately prior to the Company Amalgamation Effective Time; (ii) the calculation of the Aggregate Transaction Consideration; (iii) the allocation of the Aggregate Transaction Consideration among each of the Company Shareholders; (iv) the portion of Aggregate Transaction Consideration payable to each Company Shareholder; and (v) any applicable withholding taxes for each recipient, prepared in good faith by the Company. The Company shall provide SPAC with reasonable access to the relevant Books and Records and personnel of the Company to enable SPAC to review the Exchange Spreadsheet. The allocations and calculations set forth in the Exchange Spreadsheet shall, to the fullest extent permitted by applicable Law, be binding on all Parties hereto. SPAC shall be entitled to rely fully on the information set forth in the Exchange Spreadsheet for purposes of payment of the Aggregate Transaction Consideration in accordance with this Article III, absent manifest error.

(b) At the Company Amalgamation Effective Time, by virtue of the Company Amalgamation and without any action on the part of New SPAC, Newco, the Company or the holders of any of the following securities, as set forth in the Plan of Arrangement, all Company Shares issued and outstanding immediately prior to the Company Amalgamation Effective Time shall be exchanged for, in accordance with the terms hereof, the Plan of Arrangement and the Exchange Spreadsheet, the number of New SPAC Shares as set forth in the Exchange Spreadsheet equal to the Per Share Exchange Ratio, with each holder of Company Shares to receive the number of New SPAC Shares set forth opposite such holder’s name as set forth on the Exchange Spreadsheet out of the Aggregate Transaction Consideration, and such Company Shares so exchanged shall be cancelled.

SECTION 3.03 Exchange.

(a) Exchange Agent. As promptly as reasonably practicable following the date of this Agreement, but in no event later than ten (10) Business Days prior to the Closing Date, New SPAC shall appoint a bank or trust company reasonably satisfactory to the Company to act as exchange agent (the “Exchange Agent”), it being agreed that CST is satisfactory to the Parties, and New SPAC shall enter into an exchange agent agreement with the Exchange Agent, in form and substance reasonably satisfactory to the Company, for the purpose of exchanging certificates, if any, representing the Company Shares (“Certificates”) and each Company Share held in book-entry form on the stock transfer books of the Company immediately prior to the Company Amalgamation Effective Time, in either case, for the portion of the Aggregate Transaction Consideration issuable in respect of such Company Shares pursuant to the Plan of Arrangement and on the terms and subject to the other conditions set forth in this Agreement.

(b) Letter of Transmittal. Concurrently with mailing the Company Information Circular, the Company may mail or otherwise deliver, or may cause to be mailed or otherwise delivered, a letter of transmittal, which shall be in a form reasonably acceptable to SPAC and the Company (the “Letter of Transmittal”) to the Company Shareholders.

(c) Exchange Fund. In accordance with the Plan of Arrangement, New SPAC shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of Company Shares, for exchange in accordance with the Plan of Arrangement, the number of New SPAC Shares sufficient to deliver the Aggregate Transaction Consideration payable pursuant to this Agreement (such certificates for New SPAC Shares being hereinafter referred to as the “Exchange Fund”). New SPAC shall cause the Exchange Agent pursuant to irrevocable instructions, to pay the Aggregate Transaction Consideration out of the Exchange Fund in accordance with this Agreement and the Plan of Arrangement.

(d) Adjustments to Aggregate Transaction Consideration. The Aggregate Transaction Consideration shall be adjusted to reflect appropriately the effect of any share split, reverse share split, share dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to New SPAC Shares occurring on or after the date hereof and prior to the Company Amalgamation Effective Time.

(e) Withholding Rights. Each of the Company, SPAC and New SPAC, as applicable, shall be entitled to deduct or withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct or withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the “Code”), the ITA and other applicable Canadian Law, or any other provision of U.S., state, local or non-U.S. Tax Law; provided, however, except with respect to the payment or issuance of consideration as compensation for services, SPAC shall reasonably cooperate with Company Shareholders to establish any available reduction in or exemption from such intended deduction or withholding, and SPAC shall use commercially reasonable efforts to provide such Party notice three (3) days prior to any withholding so that such person can provide any documents necessary; provided further, and notwithstanding the foregoing, SPAC shall withhold such amounts as may be required to be withheld pursuant to Section 1445 of the Code and shall reasonably cooperate with the Company to reduce or eliminate any such withholding in accordance with applicable Law. To the extent that amounts are so deducted or withheld by the Company, SPAC or New SPAC, as the case may be, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Shares, Company Convertible Instruments and/or Company Options (or intended recipients of compensatory payments) in respect of which such deduction and withholding was made by the Company or New SPAC, as the case may be.

SECTION 3.04 Expenses.

(a) No later than three (3) Business Days prior to the Closing Date, the Company shall provide to SPAC a written report setting forth a list of the Transaction Expenses incurred by the Company (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such Transaction Expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date (collectively, the “Outstanding Company Transaction Expenses”). For the avoidance of doubt, the Outstanding Company Transaction Expenses shall not include any Expenses of any of the Company Shareholders incurred in connection with this Transaction.

(b) No later than three (3) Business Days prior to the Closing Date, SPAC shall provide to the Company a written report setting forth a list of the Transaction Expenses incurred by or on behalf of SPAC or Newco, which list shall include any outstanding amounts under any Working Capital Loans (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such Transaction Expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date (collectively, the “Outstanding SPAC Transaction Expenses”).

(c) If the Transactions are consummated on the Closing Date, the Outstanding SPAC Transaction Expenses and the Outstanding Company Transaction Expenses shall be paid in accordance with Section 9.03(b).

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE company

Except as set forth in the Company’s disclosure schedule delivered by the Company in connection with this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to SPAC, on behalf of the Company and each of the Company Subsidiaries as follows, as of the date hereof and as of the Closing:

SECTION 4.01 Organization and Qualification; Company Subsidiaries.

(a) The Company is a corporation duly continued, validly existing and in good standing under the Laws of Canada and has not been discontinued or dissolved under such Laws. Each of the Company’s direct or indirect Subsidiaries (each a “Company Subsidiary” and collectively, the “Company Subsidiaries”) is a corporation or other organization duly organized, continued or incorporated, as applicable, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, continuance or organization and has not been discontinued or dissolved under such Laws. The Company and each Company Subsidiary has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it has been and is now being conducted.

(b) A true and complete list of the Company and each Company Subsidiary, together with each of the Company’s and the Company Subsidiaries’ applicable (i) legal form, jurisdiction of organization, continuance, formation or incorporation, (ii) registered seat or registered office, (iii) registration details, (iv) business address, (v) share capital and (vi) the percentage of the outstanding equity interests owned by the Company and each other Company Subsidiary is set forth in Section 4.01(b) of the Company Disclosure Schedule. Other than as disclosed in Section 4.01(b) of the Company Disclosure Schedule, the Company and the Company Subsidiaries do not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity. The Company and each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary except where the failure to do so would not have a Company Material Adverse Effect. There are no pending applications for registration (and no resolutions or other actions requiring such registration) in the commercial register in any such jurisdiction or with any other competent authority in respect of the Company or any Company Subsidiary that has not yet been registered.

(c) Except as contemplated by this Agreement, no steps or proceedings have been taken to authorize or require the discontinuance or dissolution or, to the knowledge of the Company, the bankruptcy, insolvency, liquidation or winding up of the Company or any Company Subsidiary.

(d) The Company and each Company Subsidiary has submitted all material notices or returns of corporate information and other filings required by Law to be submitted by it to any Governmental Authority.

SECTION 4.02 Governing Documents. The Company has, prior to the date of this Agreement, made available to SPAC complete, true and correct copies of the Governing Documents of the Company and each Company Subsidiary, the Company Shareholders Agreement and the Cibus Side Letter, each as amended to date. The Governing Documents of each of the Company and Company Subsidiary, and the Company Shareholders Agreement, are each in full force and effect. Neither the Company nor any of the Company Subsidiaries is in violation of any of the provisions of their respective Governing Documents, the Company Shareholders Agreement or the Cibus Side Letter. There are no other shareholder agreements or other agreement or resolution among the Company and any of its shareholders (in their capacity as shareholders of the Company) to which the Company or any Company Subsidiary is a party other than the Company Shareholders Agreement and the Cibus Side Letter.

SECTION 4.03 Capitalization.

(a) The capitalization of the Company and each Company Subsidiary is as set forth on Section 4.03(a) of the Company Disclosure Schedule and includes (i) the authorized share capital, including their number and class and (ii) the issued and outstanding shares, including their number and class of shares, as of the date of this Agreement. Also set forth in Section 4.03(a) of the Company Disclosure Schedule is a list of all shareholders of each of the Company and each Company Subsidiary and the number of shares owned, beneficially and of record, by each such shareholder, in each case as of the date of this Agreement. Other than the shares held by the Company shareholders and shareholders of each Company Subsidiary as listed on Section 4.03(a) of the Company Disclosure Schedule and the Company Options held by the holders of Company Options or holders of options of a Company Subsidiary listed on Section 4.03(c) of the Company Disclosure Schedule, no other shares or other equity or voting interest of the Company or any Company Subsidiary, or options, warrants, convertible securities or convertible instruments or other rights to acquire any such shares or other equity or voting interest of the Company or any Company Subsidiary is authorized by the Company or any Company Subsidiary or issued and outstanding by the Company or any Company Subsidiary.

(b) Other than as set forth in Section 4.03(c) of the Company Disclosure Schedule, there are no options, warrants, preemptive rights, calls, puts, rights of first refusal or first offer, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued shares of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of, or other equity interests in, the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party. Neither the Company nor any Company Subsidiary is a party to any contract or arrangement, or is otherwise bound by, and neither the Company nor any Company Subsidiary has granted, any equity appreciation rights, participations, phantom equity or similar rights. Other than the Company Shareholders Agreement, there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of the Company shares or any of the equity interests or other securities of the Company or any of the Company Subsidiaries to which the Company or any Company Subsidiary is a party. The Company does not own any equity securities or equity interests in any Person, other than in the Company Subsidiaries, and none of the Company or any Company Subsidiary is a partner or member of any partnership, limited liability company or joint venture.

(c) Section 4.03(c) of the Company Disclosure Schedule sets forth the following with respect to each outstanding Company Option as of the date of this Agreement: (i) the name of the Company Option recipient; (ii) the number of Company Shares subject to such Company Option; (iii) the exercise or purchase price of such Company Option; (iv) the date on which such Company Option was granted; (v) the vesting schedule applicable to such Company Option; and (vi) the date on which such Company Option expires. The Company has made available to SPAC complete, true and correct copies of the Company Incentive Plan pursuant to which Company has granted the Company Options that are currently outstanding and all forms of award agreements evidencing such Company Options. No Company Option was granted to a United States taxpayer with an exercise price per share less than the fair market value of the underlying Company Share as of the date such Company Option or has any feature for the deferral of compensation within the meaning of Section 409A of the Code. All shares of the Company subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable.

(d) Section 4.03(d) of the Company Disclosure Schedule sets forth each item of Indebtedness of the Company and each Company Subsidiary as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, the maturity date, and the debtor and the creditor thereof. Other than as set forth in Section 4.03(d) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company, or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of the Company or any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person other than a Company Subsidiary.

(e) Except as set forth in Section 4.03(e) of the Company Disclosure Schedule or as contemplated by this Agreement, (i) there are no commitments or agreements of any character to which the Company or any of the Company Subsidiaries are bound obligating the Company to accelerate the vesting of any Company Option as a result of the proposed transactions herein and (ii) all outstanding shares of the Company, all outstanding Company Options and all outstanding shares of each Company Subsidiary have been issued and granted in compliance with (A) all applicable securities Laws and other applicable Laws and (B) all pre-emptive rights set forth in applicable contracts to which the Company or any Company Subsidiary is a party.

(f) Each issued and outstanding share of the Company and each Company Subsidiary is duly authorized, validly issued, fully paid and non-assessable, and each such share is owned by the applicable Company Shareholders set forth in Section 4.03(a) of the Company Disclosure Schedule and are free and clear of all Liens, options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting rights granted by the Company or any Company Subsidiary, other than transfer restrictions under applicable securities Laws, the Company Shareholders Agreement and their respective Governing Documents.

(g) The Company Shares, shares of any of the Company Subsidiaries, any convertible securities of the Company or any of the Company Subsidiaries and any Indebtedness of the Company or any of the Company Subsidiaries (i) were not issued in violation of the Governing Documents of the Company, the Company Subsidiaries’ Governing Documents, the Company Shareholders Agreement or the Cibus Side Letter, (ii) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, subordination rights or similar rights of any Person granted by the Company or any of the Company Subsidiaries and (iii) have been offered, sold and issued in compliance with applicable Law, including applicable securities laws. The Company is a “private issuer” as defined in Section 2.4 of National Instrument 45-106 – Prospectus and Registration Exemptions.

SECTION 4.04 Authority Relative to this Agreement. The Company has all necessary corporate or other organizational power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and under the applicable Ancillary Agreements, and, subject to receiving the requisite approval of Company Shareholders, to consummate the Transactions. The execution and delivery of this Agreement and the applicable Ancillary Agreements by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company (other than the Company Required Approval) is necessary to authorize this Agreement or other Ancillary Agreements or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by SPAC and Newco, constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”).

SECTION 4.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement and the applicable Ancillary Agreements by the Company does not, and subject to receipt of the filing and recordation of the any documents as required by applicable Law, and of the consents, approvals, authorizations or permits, filings and notifications contemplated by Section 4.05(b), the performance of this Agreement and consummation of the Transactions by the Company shall not (i) conflict with or violate any Governing Documents of any of the Company or the Governing Documents of any Company Subsidiary (ii) conflict with or violate any statute, law, ordinance, regulation, rule, instrument, code, constitution, executive order, treaty, injunction, judgment, common law, decree or order or other requirement or rule of law of any Governmental Authority (“Law”) applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, result in any payment or penalty under, result in any payment or penalty under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any property or asset of the Company or any Company Subsidiary pursuant to, any Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, constitute a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement and the applicable Ancillary Agreements by the Company does not, and the performance of this Agreement and the consummation of the Transactions by the Company shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for applicable requirements, if any, of the rules and regulations of the Nasdaq Stock Market LLC (“Nasdaq”) or as set forth in Section 4.05(b) of the Company Disclosure Schedule.

SECTION 4.06 Permits; Compliance.

(a) The Company and each Company Subsidiary is, and during the past three (3) years have been, in possession of all material franchises, registrations, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for the Company and each of the Company Subsidiaries to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the “Company Permits”). No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. All fees and charges with respect to the Company Permits as of the date of this Agreement have been paid in full. Section 4.06(a) of the Company Disclosure Schedule lists all current Company Permits, including, for each Company Permit, (i) name of the Company Permit, (ii) issuing authority, (iii) date of issuance and (iv) date of expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in a revocation, suspension, lapse or limitation of any Company Permit set forth in Section 4.06(a) of the Company Disclosure Schedule.

(b) Neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, (i) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (ii) any Company Permit.

(c) The Company and the Company Subsidiaries are, and during the past three (3) years have been, in compliance with all Food Safety Laws, including those applicable to current good manufacturing practices, food additives, sanitary transportation, hazard analysis and risk-based preventive controls, supplier verification, protection against the intentional adulteration of food, and food labeling, advertising, growing, handling, purity, safety, quality, composition, and labeling of food for human consumption.

(d) The Company and the Company Subsidiaries have not, during the past three (3) years: (i) received written notice from any Governmental Authority of any adverse inspection, finding of deficiency or finding of non-compliance, (ii) received any written notices of deficiency, violation or potential violation with respect to, any Food Safety Laws, other than with respect to normal-course facility audits of Governmental Authorities where non-material deficiencies, violations or observations may have been noted by the Governmental Authority and which were subsequently corrected and resolved, (iii) received any written regulatory letter or warning from any Governmental Authority, or (iv) to the knowledge of the Company, been the subject of any investigation or other compliance or enforcement action, in each case, from or by the U.S. Food and Drug Administration, the Canadian Food Inspection Agency or any Governmental Authority related to any Food Safety Laws; and to the knowledge of the Company, no Governmental Entity is considering such action against the Company or any Company Subsidiary.

(e) The Company has in place industry-standard policies and procedures designed to allow for material compliance with all Food Safety Laws applicable to the Company and each of the Company Subsidiaries.

(f) The Company and the Company Subsidiaries have not been subject to any non-compliant or non-routine audit or inspection or non-routine correspondence from any Governmental Authority since the date of their incorporation relating to compliance with any applicable Laws, including without limitation, Food Safety Laws.

(g) To the knowledge of the Company, (i) during the past three (3) years no food product manufactured, sold, packaged, labelled, imported, exported or distributed by the Company or any Company Subsidiary or on behalf of the Company or the Company Subsidiaries is or was “adulterated,” “misbranded,” or otherwise violative within the meaning of any Food Safety Laws, (ii) neither the Company nor any Company Subsidiary has, and during the past three (3) years have not had, in its inventory products that are adulterated or misbranded, (iii) neither the Company nor any Company Subsidiary has, and during the past three (3) years have not, caused any product in commerce to become adulterated or misbranded, or (iv) neither the Company nor any Company Subsidiary has, and during the past three (3) years have not, committed a “prohibited act,” as that term is used under Food Safety Laws. All food products grown, manufactured, sold, packaged, labelled, imported, exported or distributed by or on behalf of the Company or the Company Subsidiaries during the past three (3) years are and have been in material conformity with all contractual commitments and product warranties.

(h) No food product manufactured, sold, packaged, labelled, imported, exported or distributed by or on behalf of the Company or the Company Subsidiaries within the past three (3) years is a “novel food” within the meaning of applicable Food Safety Laws.

(i) There has been no Recall of any food product manufactured, sold, packaged, labelled, imported, exported or distributed by or on behalf of the Company or any of the Company Subsidiaries within the past three (3) years, and, to the knowledge of the Company, no facts or circumstances exist that could reasonably be expected to result in a Recall, including, without limitation, any violation of Food Safety Laws and, to the knowledge of the Company, no Governmental Authority is considering such action.

SECTION 4.07 Financial Statements.

(a) The Company has made available to SPAC true and complete copies of (i) the audited consolidated balance sheet of the Company and each of the Company Subsidiaries as of December 31, 2021 and (ii) the unaudited consolidated balance sheet of the Company and each of the Company Subsidiaries as of December 31, 2022, and the related audited or unaudited, as the case may be, consolidated statements of operations and cash flows of the Company and each of the Company Subsidiaries for each of the periods indicated therein then ended (collectively, the “Financial Statements”), which are attached as Section 4.07(a) of the Company Disclosure Schedule. Each of the Financial Statements (including the notes thereto) (i) was prepared in accordance with United States Generally Accepted Accounting Principles (“GAAP”), applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto, for normal audit adjustments and for the omission of notes to Financial Statements relating to interim periods) and (ii) fairly, completely and accurately presents, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein, for normal audit adjustments and for the omission of notes to Financial Statements relating to interim periods.

(b) The PCAOB Audited Financials (and the notes thereto) to be delivered to SPAC following the date of this Agreement shall (i) be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, (ii) be audited in accordance with the auditing standards of the PCAOB and (iii) fairly, completely and accurately present, in all material respects, the financial position, results of operations and cash flows of the Company and each of the Company Subsidiaries as at the dates thereof and for the periods indicated therein.

(c) Except as and to the extent set forth on the Financial Statements, the unaudited consolidated balance sheet of the Company and each of the Company Subsidiaries as of December 31, 2022 (the “2022 Balance Sheet”), or Section 4.07(c) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has any liability, commitment or obligation of any nature whatsoever (whether asserted or unasserted, known or unknown, accrued or unaccrued, matured or unmatured, absolute or contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) liabilities that were incurred in the ordinary course of business since the date of such 2022 Balance Sheet or (ii) obligations for future performance under any contract to which the Company or any Company Subsidiary is a party.

(d) Section 4.07(d) of the Company Disclosure Schedule contains a description of all non-audit services performed by the Company’s auditors for the Company and the Company Subsidiaries since December 31, 2018, through the date of this Agreement and the fees paid for such services. Neither the Company nor any Company Subsidiary has any off-balance sheet arrangements.

(e) Since January 1, 2021, (i) neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or Representative of the Company or any Company Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, a “material weakness” in the internal controls over financial reporting of the Company or any Company Subsidiary, including any such complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices, (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or the Board of any Company Subsidiary or any committee thereof and (iii) there have been no internal investigations regarding fraud or corporate misappropriation, whether or not material, that involves management or other employees of the Company or any Company Subsidiary who have a significant role in the internal controls over financial reporting of the Company and its Subsidiaries.

(f) To the knowledge of the Company, no employee of the Company or any Company Subsidiary has provided in the past two (2) years or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of the Company, any Company Subsidiary or, to the knowledge of the Company, any officer, employee, contractor, subcontractor or agent of the Company or any Company Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. §1514A(a).

SECTION 4.08 Absence of Certain Changes or Events. Since the 2022 Balance Sheet and prior to the date of this Agreement, except as otherwise reflected in the Financial Statements, or as expressly contemplated by this Agreement, (a) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course and in a manner consistent with past practice, (b) the Company and the Company Subsidiaries have not sold, assigned or otherwise transferred any right, title, or interest in or to any of their material assets (including Intellectual Property and Business Systems) other than non-exclusive licenses in the ordinary course of business, (c) there has not been any Company Material Adverse Effect and (d) none of the Company or any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a material breach of the covenants set forth in Section 6.01.

SECTION 4.09 Absence of Litigation. Except as set forth in Section 4.09 of the Company Disclosure Schedule, there is no litigation, claim, suit, action, investigation or similar proceeding (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, which, in any such case, if adversely determined would reasonably be expected to result in a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary, nor any material property or asset of the Company or any Company Subsidiary is, subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with or, to the knowledge of the Company, continuing or threatened investigation by any Governmental Authority, or any continuing or threatened in writing order, writ, judgment, injunction, decree, determination or award of any Governmental Authority, which, in any such case, would reasonably be expected to result in a Company Material Adverse Effect.

SECTION 4.10 Employee Benefit Plans.

(a) All employment and consulting contracts or agreements to which the Company or any Company Subsidiary is a party, with respect to which the Company or any Company Subsidiary has any obligation, have been made available to SPAC (collectively, the “Service Agreements”) and set forth on Section 4.10(a) of the Company Disclosure Schedule. In addition, Section 4.10(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, all employee benefit plans, agreements, programs or arrangements (including those defined in Section 3(3) of ERISA whether or not subject thereto) including, without limitation, registered or non-registered pension, retirement, deferred compensation, bonus, share option, share purchase, restricted share, incentive, profit sharing, health and welfare, medical, dental, disability, retiree medical or life insurance, supplemental retirement, employee loan and assistance, severance, Change in Control, fringe benefit and sick pay and vacation plans, agreements, programs or arrangements, in each case which are maintained, contributed to or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director and/or consultant, or under which the Company or any Company Subsidiary has or could incur any liability (contingent or otherwise) (each, a “Plan” and collectively, the “Plans”).

(b) No Plan is nor was within the past six (6) years, and neither the Company nor any ERISA Affiliate has nor reasonably expected to have any liability or obligation (contingent or otherwise) under (i) a multiemployer plan (within the meaning of and subject to Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of and subject to Section 4001(a)(15) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, (iv) a multiple employer welfare arrangement under and subject to ERISA, (v) a pension plan with a “defined benefit provision” as defined in and subject to Section 147.1(1) of the ITA, (vi) a “multi-employer plan” as defined in and subject to Section 147.1(1) of the ITA, or (vii) a “specified multi-employer plan” as defined in and subject to Section 147.1(1) of the ITA.

(c) With respect to each Plan, the Company has made available to SPAC, if applicable (i) a true and complete copy of the plan document and all amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan descriptions and summaries of material modifications, (iii) copies of annual reports and/or filings required to be made with any applicable Governmental Authority for the past two (2) plan years and (iv) any material non-routine correspondence from any Governmental Authority with respect to any Plan within the past two (2) years. Neither the Company nor any Company Subsidiary has any express oral or written commitment to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by applicable Law.

(d) None of the Plans nor Service Agreements provides, nor does the Company nor any Company Subsidiary have or reasonably expect to have any obligation to provide any retiree, medical, life or other benefits to any current or former employee, officer, director or consultant of the Company or any Company Subsidiary after termination of employment or service except as may be required under applicable Law.

(e) Neither of the Company nor any Company Subsidiary is nor shall be obligated, whether under any Plan, Service Agreement or otherwise, to pay separation, severance, termination or similar benefits to any Person directly as a result of the Transactions, nor shall the Transactions accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual. The Transactions shall not be the direct or indirect cause of any amount paid or payable by the Company or any Company Subsidiary being classified as an “excess parachute payment” under Section 280G of the Code.

(f) Each Plan and each Service Agreement is and has been within the past six (6) years in compliance, in all material respects, in accordance with its terms and the requirements of all applicable Laws. The Company and the Company Subsidiaries have each performed, in all material respects, all obligations required to be performed by them under, are not in any material respect in default under or in violation of and have no knowledge of any default or violation in any material respect by any party of any Plan or Service Agreement. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action.

(g) There have been no acts or omissions by the Company or any Company Subsidiary related to Plans that have given or could reasonably be expected to give rise to any material fines, penalties, Taxes or related charges under applicable Law for which the Company or any Company Subsidiary may be liable.

(h) All contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company and the Company Subsidiaries, except as would not result in material liability to the Company and the Company Subsidiaries taken as a whole.

(i) The Company, each Company Subsidiary and each ERISA Affiliate have each complied in all material respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each Plan that is, or was during any taxable year for which the statute of limitations on the assessment of federal income Taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.

(j) The Company and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is and has been in compliance, in all material respects, with the Patient Protection and Affordable Care Act of 2010 (“PPACA”) and, to the knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to subject the Company, any ERISA Affiliate or any Health Plan to any material liability for penalties or excise taxes under Code Section 4980D or 4980H or any other provision of the PPACA.

(k) Each Plan and each Service Agreement that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated, in all material respects, in compliance with the provisions of Section 409A of the Code and the United States Treasury Regulations thereunder.

(l) Only employees or former employees of the Company and the Company Subsidiaries (or any spouses, dependents, survivors or beneficiaries of any such employees or former employees) participate in the Plans (other than the Company Incentive Plan) and no entity other than the Company and the Company Subsidiaries is a participating employer under any Plan. All Plans are sponsored by the Company or a Company Subsidiary.

(m) No insurance policy or any other agreement affecting any Plan requires or permits a retroactive increase in contributions, premiums or other payments due thereunder. The level of reserves under each Plan which provides group benefits and contemplates the holding of such reserves is, to the knowledge of the Company, reasonable and sufficient to provide for all incurred but unreported claims as of the date of this Agreement.

SECTION 4.11 Labor and Employment Matters.

(a) Section 4.11(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all employees of the Company and each Company Subsidiary as of the date of this Agreement, including any employee who is on a leave of absence of any nature, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive based compensation; (vi) their status as permanent (indefinite) or non-permanent (definite); (vii) location of employment; and (viii) whether or not the employee is actively at work or on leave of absence. As of the date hereof, all compensation, including wages, commissions and bonuses, due and payable to all employees of the Company and any Company Subsidiary for services performed on or prior to the date hereof have been paid in full (or accrued in full in the Financial Statements). For each employee who is not actively at work, Section 4.11(a) of the Company Disclosure Schedule sets out the reason for their absence, the length of their absence, and their expected return to work date.

(b) (i) There are no material Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary by any of their respective current or former employees, independent contractors or other service providers; (ii) neither the Company nor any Company Subsidiary is, nor have been for the past two (2) years, a party to, bound by, or negotiating any collective bargaining agreement or other contract with a union, works council or labor organization (collectively, “Labor Union”) applicable to persons employed by the Company or any Company Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any Labor Union to organize any such employees; (iii) there are no unfair labor practice complaints or Actions pending against the Company or any Company Subsidiary before any Governmental Authority; (iv) no Labor Union holds bargaining rights in respect of any employees of the Company or any Company Subsidiary; (v) no Labor Union nor other Person has applied to have any of the Company or the Company Subsidiaries declared a common or related employer under applicable labor Law; and (vi) there has never been any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting, or, to the knowledge of the Company, written threat thereof, by or with respect to any employees of the Company or any Company Subsidiary.

(c) The Company and the Company Subsidiaries are and have been in compliance in all material respects with all applicable Laws relating to employment, including without limitation, employment practices, employment discrimination, human rights, terms and conditions of employment, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws), joint or common employment, immigration, meal and rest breaks, pay equity, workers’ compensation, family and medical leave, and occupational safety and health requirements, including those related to wages, hours, overtime, collective bargaining and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Authority and are not liable for any material arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing.

(d) Section 4.11(d) of the Company Disclosure Schedule contains a correct and complete list of each consultant, individual independent contractor, leased employee or other individual service provider engaged by the Company or any Company Subsidiary and their fees, commissions, length of engagement, location of services, and whether they are subject to a written contract. Each independent contractor, leased employee or other individual service provider who is disclosed in Section 4.11(d) of the Company Disclosure Schedule has been properly classified as an independent contractor and neither of the Company nor any Company Subsidiary has received any written notice from any Person or Governmental Authority disputing such classification. Neither the Company nor Company Subsidiary has incurred, and no circumstances exist under which the Company or any Company Subsidiary would reasonably be expected to incur, any liability arising from the misclassification of employees as consultants or independent contractors.

(e) There are no outstanding material assessments, penalties, fines, liens, charges, surcharges, liabilities or other amounts due or owing pursuant to any workers’ compensation Law and neither the Company nor any Company Subsidiaries have been assessed or reassessed in any material respect under such Law during the past two (2) years and no audit of the Company or any Company Subsidiary is currently being performed or, to the knowledge of the Company, threatened in writing to be performed pursuant to any applicable workers’ compensation Law.

(f) No allegations of workplace sexual harassment have been made in the past three (3) years against any current or former employee of the Company or of any Company Subsidiary or any current or former officer or director of the Company or of any Company Subsidiary, in each case, in their capacities as current or former representatives of the Company or of any Company Subsidiary. In the past three (3) years, there have been no complaints of sexual harassment reported to the Company’s human resources department nor any Company Subsidiaries’ human resources departments against any current or former employee of the Company or of any Company Subsidiary or any current or former officer or director of the Company or of any Company Subsidiary, in each case, in their capacities as current or former representatives of the Company or any Company Subsidiary, as applicable. In the past three (3) years, neither the Company nor any Company Subsidiary has entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by any current or former employee of the Company or of any Company Subsidiary or any current or former officer or director of the Company or of any Company Subsidiary.

(g) The Company and the Company Subsidiaries have at all relevant times properly classified each provider of services to such Company or any Company Subsidiary as an employee or independent contractor, as the case may be, for all purposes, and neither the Company nor any Company Subsidiary has incurred, and no circumstances exist under which the Company or any Company Subsidiary would reasonably be expected to incur, any liability arising from the misclassification of employees as consultants or independent contractors.

(h) There are no Actions, audits or investigations pending or, to the knowledge of the Company, threatened in writing, or written notices of violation pending or, to the knowledge of the Company, threatened in writing against the Company or any Company Subsidiary in which the Company or any Company Subsidiary is alleged to be a joint employer with any other Person of any other employees, workers or Persons providing services to the Company or any Company Subsidiary or in connection with the use of any temporary employees, independent contractors, consultants or leased employees.

SECTION 4.12 Real Property; Title to Assets; Condition and Sufficiency of Assets.

(a) Section 4.12(a) of the Company Disclosure Schedule lists the street address of each parcel of all the Owned Real Property owned by the Company or any of the Company Subsidiaries, and sets forth the name of the corresponding owner. The corresponding Company Subsidiary, as listed in Section 4.12(a) of the Company Disclosure Schedule, has good and marketable fee simple title to all Owned Real Property. All such Owned Real Property are free and clear of Liens.

(b) Section 4.12(b) of the Company Disclosure Schedule lists the street address and legal description of each parcel of Leased Real Property, and sets forth a list of each lease, sublease, and license pursuant to which the Company or any Company Subsidiary leases, subleases, licenses or has a possessory interest in any real property (each, a “Lease”), with the name of the lessor and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to SPAC. There are no leases, subleases, concessions or other contracts granting to any Person other than the Company or Company Subsidiaries the right to use or occupy any real property to the extent it is subject to a Lease Document other than Permitted Liens, and all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the knowledge of the Company, by the other party to such Leases, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole. Neither of the Company, nor any Company Subsidiary, has subleased, sublicensed or otherwise granted to any Person any right to use, occupy or possess any portion of the Leased Real Property. At Closing, the Company and each Company Subsidiary (as applicable), shall have all the necessary material consents required under any Lease Documents for the consummation of the Transactions.

(c) There are no contractual or legal restrictions that preclude or restrict the ability of the Company or Company Subsidiary to use any Owned Real Property or Leased Real Property by such party for the purposes for which it is currently being used, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole.

(d) Each of the Company and the Company Subsidiaries has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use by the Company or a Company Subsidiary in its business, or as reflected in the Financial Statements, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole.

(e) The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company and the Company Subsidiaries, taken as a whole, generally are in good operating condition and repair and are adequate for the uses to which they are being put, ordinary wear and tear excepted, and such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of personal property taken as a whole are generally are not in need of maintenance or repairs except for ordinary, routine maintenance and repairs that, in the aggregate, would reasonably be expected to result in a Company Material Adverse Effect. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company or the Company Subsidiaries, together with all other assets of the Company and the Company Subsidiaries, are generally sufficient for the continued conduct of the Company’s business after Closing in substantially the same manner as conducted before Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company and the Company Subsidiaries substantially as currently conducted.

SECTION 4.13 Intellectual Property.

(a) Section 4.13(a) of the Company Disclosure Schedule contains a true, correct and complete list of all of the following that are owned or purported to be owned, used or held for use by the Company and/or the Company Subsidiaries: (i) registered Intellectual Property rights and applications for registrations of other Intellectual Property rights (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar), (ii) all contracts or agreements to use any Company-Licensed IP that are material to the business of the Company or any Company Subsidiary as currently conducted as of the date of this Agreement, including for the Software, Technology or Business Systems of any other Person that is material to the business of the Company or any Company Subsidiary as currently conducted and as contemplated to be conducted as of the date of this Agreement (other than unmodified, commercially available, “off-the-shelf” Software with a replacement cost and/or aggregate annual license and maintenance fees of less than USD$75,000); and (iii) any material unregistered Intellectual Property, Software, Technology or Business Systems, owned or purported to be owned by the Company or any Company Subsidiary that is material to the business of the Company or any Company Subsidiary as currently conducted and as contemplated to be conducted as of the date of this Agreement. The Company IP specified on Section 4.13(a) of the Company Disclosure Schedule constitutes all material Intellectual Property rights used in the operation of the business of the Company and the Company Subsidiaries and is sufficient for the conduct of such business as conducted and as contemplated to be conducted as of the date of this Agreement. All recipes and food handling and processing instructions used by the Company or any Company Subsidiaries relating to the manufacture, distribution and sale the Products have been reduced to writing and such rights in and to such recipes and instructions are included in the Company IP.

(b) The Company or one of the Company Subsidiaries solely and exclusively owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use pursuant to a valid and enforceable written license, all Company-Licensed IP. All Company-Owned IP is subsisting and, to the knowledge of the Company, valid and enforceable. No loss or expiration of any of the Company-Owned IP, or, to the knowledge of the Company, any of the Company-Licensed IP, is threatened in writing or pending. The consummation of the Transactions contemplated by this Agreement shall not (i) materially impair any rights under, or cause any of the Company or any Company Subsidiaries to be in violation of or default under, any license or other agreement to use any Company-Licensed IP or under which any of the Company or Company Subsidiaries grants any Person rights to use any Company-Owned IP, (ii) give rise to any termination or modification of, or entitle any other party to terminate or modify, any such licenses or other agreements or (iii) require the payment of (or increase the amount of) any royalties, fees or other consideration with respect to any use or exploitation of any Company IP, except as would not, individually or in the aggregate, be material to any of the Company or Company Subsidiaries.

(c) The Company and each of its applicable Company Subsidiaries have taken and take commercially reasonable actions to maintain, protect and enforce, in respect of all Company-Owned IP, its Intellectual Property rights, including the secrecy, confidentiality and value of its trade secrets, such as Product recipes, Product and ingredient sourcing information, and other Confidential Information. Neither the Company nor any Company Subsidiaries have disclosed any Product recipes, Product and ingredient sourcing information, or other trade secrets or other Confidential Information that is material to the business of the Company and any applicable Company Subsidiaries to any employee or consultant of the Company or any Company Subsidiaries or to any other Person, except on a need-to-know basis and pursuant to a written confidentiality agreement in a form provided to SPAC under which such employee, consultant, or other Person agrees to maintain the confidentiality and protect such Confidential Information.

(d) (i) There have been no claims or Actions pending that have been filed and served or threatened in writing (including email) to be filed, against the Company or any Company Subsidiary in any forum, by any Person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company IP or (B) alleging any infringement or misappropriation of, or other conflict with, any Intellectual Property rights of other persons (including any demands or offers to license any Intellectual Property rights from any other person); (ii) to the knowledge of the Company, the operation of the business of the Company and the Company Subsidiaries (including the Products) has not and does not infringe, misappropriate or violate, any Intellectual Property rights of other Persons; (iii) to the knowledge of the Company, no other Person has, in the past two (2) years, infringed, misappropriated or violated or is infringing, misappropriating or violating any of the Company-Owned IP that is material to the business of the Company or one of the Company Subsidiaries as currently conducted and as contemplated to be conducted as of the date of this Agreement; and (iv) neither of the Company nor any of the Company Subsidiaries has received any formal written opinions of counsel regarding any of the foregoing.

(e) All current and past founders, officers, management employees, and Persons who have contributed, developed or conceived any Company-Owned IP (including recipes and related Product instructions, manuals or materials) that is material to the business of the Company or one of the Company Subsidiaries as currently conducted and as contemplated to be conducted as of the date of this Agreement, have executed valid, written agreements with the Company or one of the Company Subsidiaries, substantially in the form made available to SPAC, and pursuant to which such Persons agreed to maintain in confidence all confidential or proprietary information acquired by them in the course of their relationship with the Company or any Company Subsidiary and to assign to the Company or the applicable Company Subsidiary all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such Person in the course of and related to his, her or its relationship with the Company or the applicable Company Subsidiary, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property, except as required by applicable Law. There here has been no unauthorized disclosure of any trade secrets or material confidential information of the Company or any Company Subsidiary.

(f) The Company and/or one of the Company Subsidiaries owns, leases, licenses or otherwise has the legal right to use all Business Systems, and such Business Systems are sufficient for the immediate needs of the business of the Company or any of the Company Subsidiaries as currently conducted by the Company and/or the Company Subsidiaries. The Company and each of the Company Subsidiaries maintain commercially reasonable disaster recovery and business continuity plans, procedures and facilities, and in the past two (2) years, there has not been any material failure with respect to any Business Systems that has not been remedied or replaced in all material respects. The Company and each of the Company Subsidiaries have purchased a sufficient number of seat licenses currently required for their Business Systems.

(g) Each of the Company and each of the Company Subsidiaries currently and in the past two (2) years have complied in all material respects with (i) all applicable Privacy/Data Security Laws, (ii) any applicable privacy or other policies of the Company and/or the Company Subsidiary, respectively, concerning the collection, dissemination, storage or use of Personal Information or other Business Data, (iii) industry standards to which the Company or any Company Subsidiary is bound, and (iv) all contractual commitments that the Company or any Company Subsidiary has entered into or is otherwise bound with respect to privacy and/or data security (collectively, the “Data Security Requirements”). The Company and the Company Subsidiaries have each implemented reasonable data security safeguards designed to protect the security and integrity of its Business Systems and any Business Data, including implementing industry standard procedures designed to prevent unauthorized access and the introduction of Disabling Devices. In the past two (2) years, neither the Company nor any of the Company Subsidiaries has (A) experienced any data security breaches that were required to be reported under applicable Privacy/Data Security Laws or customer contracts; or (B) received written notice of any audits, proceedings or investigations by any Governmental Authority or any other Person, or received any material written claims or complaints regarding the collection, dissemination, storage or use of Personal Information, or the material violation of any applicable Data Security Requirements.

(h) The Company and/or one of the Company Subsidiaries (i) exclusively owns and possesses all right, title and interest in and to the Business Data free and clear of any Liens (other than Permitted Liens) or restrictions of any nature or (ii) has all rights to use, exploit, publish, reproduce, distribute, license, sell and create derivative works of the Business Data, in whole or in part, in the manner in which the Company and the Company Subsidiaries receive and use such Business Data prior to the Closing Date. The Company and the Company Subsidiaries are not subject to any contractual requirements, privacy policies or other legal obligations, including based on the Transactions, that would prohibit Newco or SPAC from receiving or using Personal Information or other Business Data, in the manner in which the Company and the Company Subsidiaries receive and use such Personal Information and other Business Data prior to the Closing Date or would reasonably be expected to result in material liabilities in connection with Data Security Requirements.

SECTION 4.14 Anti-Bribery, Export Compliance, Sanctions and Anti-Money Laundering.

(a) The Company and the Company Subsidiaries, and their respective officers, directors, employees and Affiliates, each in their capacity as such, and, to the knowledge of the Company, each Person authorized to act on their behalf (collectively, the “Authorized Representatives”), are and, have been in compliance with all applicable anti-bribery and anti-corruption Laws in all jurisdictions in which the Company and the Company Subsidiaries do business (collectively, the “Anti-Bribery Laws”).

(b) Neither the Company nor any of the Company Subsidiaries nor, to the knowledge of the Company, any of their Authorized Representatives has, directly or indirectly, offered, paid, promised or authorized the giving of money or anything of value to any Government Official or other Person while knowing or having reason to believe that some portion or all of the payment or thing of value given to such Person shall be offered, given or promised by such person, directly or indirectly, to a Government Official or another Person for the purpose of:

(i) influencing any act or decision of such Government Official in its official capacity, including a decision to do or omit to do any act in violation of its lawful duties or proper performance of functions; or

(ii) inducing such Government Official to use such Government Official’s influence or position with the applicable Governmental Authority to influence any act or decision;

(iii) in each case, in order to obtain or retain business for, direct business to, or secure an improper advantage for the Company or the Company Subsidiaries that constitutes a violation of applicable Anti-Bribery Laws by the Company or any of the Company Subsidiaries.

(c) Neither the Company nor any of the Company Subsidiaries nor, to the knowledge of the Company, any of their Authorized Representatives, is or, has been the subject of any investigation, inquiry or enforcement proceeding by any Governmental Authority or customer regarding any violation or alleged violation of any Anti-Bribery Law. No such investigation, inquiry or proceeding, to the knowledge of the Company, is threatened or is pending regarding any violation or alleged violation of any Anti-Bribery Laws, and, to the knowledge of the Company, no circumstances exist that would reasonably be expected to give rise to any investigation, inquiry or enforcement proceeding regarding any violation or alleged violation of any Anti-Bribery Law. The Company and the Company Subsidiaries have adopted and maintain policies, procedures and controls that are reasonably designed to ensure that the Company and the Company Subsidiaries, have complied and are in compliance with all Anti-Bribery Laws, including at a minimum policies and procedures relating to prevention of bribery, accounting for financial transactions, due diligence on third parties, and training of personnel.

(d) The Company and the Company Subsidiaries are and, have been in compliance in all respects with all applicable Laws concerning the exportation and re-exportation by the Company or the Company Subsidiaries of their respective products, technology, technical data, services and related know-how, including those administered by any jurisdiction in which the Company or the Company Subsidiaries do business.

(e) Neither the Company, nor any of the Company Subsidiaries nor, to the knowledge of the Company, any of their Authorized Representatives (i) is identified on any list of sanctioned or prohibited persons, including without limitation OFAC’s “Specially Designated Nationals and Blocked persons” (SDN) list or any sanctions list maintained by the United States of America the various sanctions lists maintained by the European Union, United Kingdom, United Nations or any other applicable jurisdiction; (ii) has participated directly or indirectly in any transaction involving such designated persons or entities; (iii) has participated directly or indirectly in any transaction involving any Person 50% or more owned or otherwise controlled by any such Person or group of persons in the aggregate, described in the foregoing clauses (i) and (ii); (iv) has participated directly or indirectly in any transaction involving the Crimea region of Ukraine, the self-proclaimed Luhansk and Donetsk People’s Republics, Cuba, Venezuela, Iran, North Korea, Syria or the Russian Federation; or (v) is or has been in violation in any material respect of any applicable economic and trade sanctions, including without limitation those administered by OFAC. The Company and the Company Subsidiaries have adopted and maintain policies, procedures and controls that are reasonably designed to ensure that Company and the Company Subsidiaries have complied with and are compliance in all respects with all applicable export and sanctions Laws.

(f) The operations of the Company and all Company Subsidiaries are and have been in compliance in all respects with all applicable anti-money laundering laws and all applicable financial recordkeeping and reporting requirements, rules, regulations and guidelines applicable to the Company and the Company Subsidiaries, including the Currency and Foreign Transactions Reporting Act of 1970, as amended (collectively, the “Anti-Money Laundering Laws”). No action, suit or enforcement proceeding involving the Company or any Company Subsidiary with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened by or before any Governmental Authority. The Company and all Company Subsidiaries have maintained an adequate system or systems of internal control reasonably designed to ensure compliance with the Anti-Money Laundering Laws and prevent and detect violations of any Anti-Money Laundering Laws.

(g) The Company acknowledges that Canadian federal law and regulations administered by, inter alios, Foreign Affairs and International Trade Canada and the Department of Public Safety Canada prohibit the Corporation from, among other things, engaging in transactions with persons on the lists created under various federal statutes and regulations (including, to the extent applicable, the Freezing Assets of Corrupt Foreign Officials Act (Canada), the Special Economic Measures Act (Canada), the United Nations Act (Canada) and under the Criminal Code (Canada)) and blocked persons and foreign countries and territories subject to Canadian sanctions administered by, inter alios, the Foreign Affairs and International Trade Canada and the Department of Public Safety Canada (together, the “Canadian Sanctions”). The Company represents and warrants that neither it nor, to the knowledge of the Company, any of its directors, officers or Affiliates is a Person or is owned or Controlled by a Person that is subject to Canadian Sanctions and the Company is not acting directly or indirectly on behalf of any such Person in connection with the Transactions.

(h) The Company and the Company Subsidiaries have not conducted their respective principal operations in, or acquired any business that is based in, or which does business in, China or Hong Kong or which uses, or may use, a variable interest entity structure to conduct China-based operations.

(i) Notwithstanding anything in this Agreement, including the representations made under this Section 4.14, nothing in this Agreement shall require the Company or its Affiliates, or any director, officer, employee or agent of the foregoing, to commit an act or omissions that contravenes the Foreign Extraterritorial Measures Act (Canada), or any Order promulgated thereunder.

SECTION 4.15 Taxes.

(a) The Company and each of the Company Subsidiaries: (i) have duly and timely filed (taking into account any extension of time within which to file) all income and other material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all income and other material Taxes that are shown as due on such filed Tax Returns and any other material Taxes that the Company or any of the Company Subsidiaries are otherwise obligated to pay, whether or not shown on any Tax Returns, and no material penalties or charges are due with respect to the filing of any Tax Return required to be filed by or with respect to any of them on or before the Company Amalgamation Effective Time or with respect to the late payment of any Tax; (iii) with respect to all material Tax Returns filed by or with respect to any of them, have not requested, offered to enter into or entered into any contract, or executed any waiver, with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (iv) do not have any deficiency, audit, examination, investigation or other proceeding in respect of Taxes or Tax matters pending or proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open; and (v) duly and timely collected all amounts on account of sales or transfer taxes, including goods and services, harmonized sales, sales, value added, federal, provincial, state or territorial sales taxes, required by Laws to be collected by it and have duly and timely remitted to the appropriate Governmental Authority any such amounts required by Laws to be remitted by it.

(b) Neither of the Company nor any Company Subsidiary is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any Person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

(c) The charges, accruals and reserves for Taxes reflected on the Financial Statements (whether or not due and whether or not shown on any of the Tax Returns but excluding any provision for deferred income taxes) are, in the opinion of the Company, adequate under IFRS to cover Taxes with respect to the Company and the Company Subsidiaries for the periods covered thereby.

(d) Since the date of the most recent interim financial report included in the Financial Statements, neither the Company nor any of the Company Subsidiaries has incurred any material liability, whether actual or contingent, for Taxes or engaged in any transaction or event that would result in any material Liability, whether actual or contingent, for Taxes, other than in the ordinary course of business.

(e) None of Sections 78 or 80 to 80.04 of the ITA (or comparable provisions of any other applicable legislation) have applied to the Company or the Company Subsidiaries, and there are no circumstances existing which could reasonably be expected to result in the application of Sections 78 or 80 to 80.04 of the ITA to the Company or the Company Subsidiaries.

(f) There are no circumstances which exist and would result in, or which have existed and resulted in, Section 17 of the ITA requiring a material amount to be included in the income of the Company or to the Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries is obligated to make any material payments or is a party to any contract under which it could be obligated to make any payment that will not be deductible in computing its income under the ITA by virtue of Section 67 of the ITA.

(g) Neither the Company nor any of the Company Subsidiaries has acquired property from a non-arm’s length Person, within the meaning of the ITA: (A) for consideration the value of which is less than the fair market value of the property; or (B) as a contribution of capital for which no shares were issued by the acquirer of the property.

(h) For the purposes of the ITA and any other relevant Tax purposes: (i) the Company is resident in Canada; and (ii) each of the Company Subsidiaries is resident in the jurisdiction in which it was formed, and is not resident in any other country.

(i) Neither the Company nor any of the Company Subsidiaries is required to file any Tax Returns outside of its jurisdiction of incorporation.

(j) None of the Company or any of the Company Subsidiaries is or shall be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or non-U.S. income Tax Law); (ii) any agreement with any taxing authority, including any “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date; (iii) installment sale or deferred payment sale made on or prior to the Closing Date; (iv) any election to defer income under any applicable Tax Law made at or prior to the Closing Date; or (v) any prepaid amounts, deposits or advance payments received on or prior to the Closing Date. The Company and its Subsidiaries are not and shall not be required to include any amount in income pursuant to Section 965 of the Code or pay any installment of the “net tax liability” or any other Tax pursuant to Section 965 of the Code in any period or portion of a period ending on or after the Closing. The Company and its Subsidiaries have not, pursuant to any COVID-19 Measures deferred until after the Closing the payment of any Taxes the due date for the original payment of which was at or prior to the Closing.

(k) Each of the Company and each of the Company Subsidiaries has duly and timely deducted or withheld and paid to the appropriate Tax authority all material Taxes and other amounts required by Law to have been withheld (including in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party), has duly and timely remitted to the appropriate Governmental Entity such material Taxes and other amounts required by Laws to be remitted by it and has complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes.

(l) Neither the Company nor any of the Company Subsidiaries has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group which consisted only of the Company and the Company Subsidiaries).

(m) Neither the Company nor any of the Company Subsidiaries has any material liability for the Taxes of any Person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) or any other applicable Law, as a transferee or successor, by contract or otherwise.

(n) Neither the Company nor any of the Company Subsidiaries has any request for a material ruling in respect of Taxes pending between the Company or any Company Subsidiary and any Tax authority.

(o) The Company has made available to SPAC true, correct and complete copies of the income Tax Returns filed by the Company and the Company Subsidiaries for tax years 2018 through 2021.

(p) Neither the Company nor any of the Company Subsidiaries has in any year for which the applicable statute of limitations remains open distributed shares of another person, or has had its shares distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(q) Neither the Company nor any of the Company Subsidiaries has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(r) No Governmental Authority has asserted in writing or, to the knowledge of the Company or any of the Company Subsidiaries, has threatened in writing to assert against the Company or any Company Subsidiary any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith that is currently pending or has not been resolved in full.

(s) There are no Tax Liens upon any assets of the Company or any of the Company Subsidiaries except for Permitted Liens.

(t) None of the Company or any of the Company Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. None of the Company or the Company Subsidiaries: (i) is a “controlled foreign corporation” as defined in Section 957 of the Code, (ii) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, (iii) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized or (iv) is otherwise subject to taxation in a country other than the country in which it is organized. The Company does not own and is not treated as owning any assets which are treated for United States federal income Tax purposes as United States real property interests pursuant to Section 897(c) of the Code.

(u) The Company and each of the Company Subsidiary is in compliance in all material respects with applicable transfer pricing Laws. For the avoidance of doubt, for all material transactions between the Company or a Company Subsidiary and any Person not resident in Canada for purposes of the ITA with whom the Company or such Company Subsidiary was not dealing at arm’s length, the Company or such Company Subsidiary has made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the ITA and there are no material transactions to which subsection 247(2) or subsection 247(3) of the ITA may reasonably be expected to apply.

(v) Neither the Company nor any of the Company Subsidiaries is treated as a “domestic corporation” under Section 7874 of the Code.

(w) The aggregate unpaid Taxes of the Company and Company Subsidiaries (i) did not, as of the date of the 2022 Balance Sheet, materially exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the 2022 Balance Sheet and (ii) do not materially exceed that reserve as adjusted for the passage of time through the Closing in accordance with the past custom and practice of the Company and Company Subsidiaries in preparing financial statements and accruing for Tax liabilities.

(x) The Company is a “taxable Canadian corporation” as defined in the ITA.

(y) Neither the Company nor any of the Company Subsidiaries shall have a positive low rate income pool balance for the purposes of the ITA in excess of $0.

(z) Neither the Company nor any of the Company Subsidiaries has undertaken any “reportable transactions” for purposes of section 237.3 of the ITA or “notifiable transactions” for purposes of section 237.4 of the ITA.

SECTION 4.16 Environmental Matters. (a) The Company and each of the Company Subsidiaries is in compliance in all material respects with all applicable Environmental Laws; (b) to the knowledge of the Company, none of the properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance in violation of applicable Environmental Laws; (c) none of the Company or any of the Company Subsidiaries has any Actions pending or, to the knowledge of the Company, threatened in writing, under or related to any Environmental Laws, or is actually or, to the knowledge of the Company, would reasonably be expected to be liable or allegedly liable pursuant to applicable Environmental Laws, including but not limited to, to any off-site contamination by Hazardous Substances, which, in any such case, would reasonably be expected to have a Company Material Adverse Effect; (d) each of the Company and each Company Subsidiary has all material permits, licenses and other authorizations required of each of the Company and each Company Subsidiary under applicable Environmental Law required for the operations of the Company and each Company Subsidiary as carried out as of the date of this Agreement (“Environmental Permits”); (e) each of the Company and each Company Subsidiary is in material compliance with its Environmental Permits except where such noncompliance would reasonably be expected to not have a Company Material Adverse Effect; (f) neither of the Company nor any Company Subsidiary has assumed the liability of any other person, or agreed to indemnify any other person, for claims under Environmental Laws, except in the ordinary course of entering into and executing lease agreements with respect to real property and (g) the Company have delivered to SPAC true and complete copies of all environmental Phase I reports and other non-privileged, potentially significant and final investigations, studies, records, audits, tests, sampling, site assessments, risk assessments, economic models, reviews or other analyses commenced or conducted by or on behalf of the Company or any Company Subsidiary (or by a third-party of which the Company or any Company Subsidiary has knowledge) in relation to the current or prior business of the Company or any real property presently or formerly owned, leased or operated by the Company or any Company Subsidiary (or its or their predecessors) that are in possession, custody or control of the Company or any Company Subsidiary.

SECTION 4.17 Material Contracts.

(a) Section 4.17 (a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of contracts and agreements, whether written or unwritten, to which the Company or any Company Subsidiary is a party, excluding for this purpose, any purchase orders submitted by customers (such contracts and agreements as are required to be set forth on Section 4.17(a) of the Company Disclosure Schedule along with any Plan listed on Section 4.10(a) of the Company Disclosure Schedule being the “Material Contracts”):

(i) each contract and agreement with consideration paid or payable to or by the Company or any of the Company Subsidiaries of more than USD$500,000, in the aggregate, over the 12-month period ending December 31, 2021;

(ii) each contract and agreement with Suppliers to the Company or any Company Subsidiary for expenditures paid or payable by the Company or any Company Subsidiary of more than USD$500,000, in the aggregate, over the 12-month period ending December 31, 2021;

(iii) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company or any Company Subsidiary is a party that are material to the business of the Company;

(iv) all Service Agreements and management contracts, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary or income or revenues related to any Product of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party;

(v) all contracts, and agreements evidencing Indebtedness (or any guaranty therefor) of the Company or any Company Subsidiary including all contracts and agreements entered into with Company Shareholders and any holders of Indebtedness, including holders of convertible notes or other convertible instruments, and all amendments or modifications thereto;

(vi) all partnership (including strategic partnerships), joint venture or similar agreements to which the Company or any Company Subsidiary is a party;

(vii) all contracts and agreements with any Governmental Authority to which the Company or any Company Subsidiary is a party, other than any Company Permits;

(viii) all contracts and agreements that limit, or purport to limit, the ability of the Company or any Company Subsidiary to compete in any line of business or with any Person or in any geographic area or during any period of time or to hire or retain any Person;

(ix) all contracts or arrangements that result in any Person holding a power of attorney from the Company or any Company Subsidiary that relates to the Company, any Company Subsidiary or their respective businesses;

(x) all leases or master leases of personal property reasonably likely to result in annual payments of USD$500,000 or more in a 12-month period;

(xi) all Lease Documents listed on Section 4.12(b) of the Company Disclosure Schedule;

(xii) all contracts involving use of any Company-Licensed IP required to be listed in Section 4.13(a) of the Company Disclosure Schedule;

(xiii) contracts which involve the license or grant of rights to Company-Owned IP by the Company and/or the Company Subsidiaries, but excluding any nonexclusive licenses (or sublicenses) of Company-Owned IP granted to customers in the ordinary course of business that are substantially in the same form as the Company’s or a Company Subsidiary’s standard form customer agreements as have been provided to SPAC;

(xiv) all contracts or agreements (including relating to any settlement of any dispute or release relating to Intellectual Property) that restricts, may restrict or has restricted the Company and/or any Company Subsidiary in the use, development, enforcement, prosecution, maintenance, transfer, licensing or other exploitation of any Intellectual Property used in or necessary for the business of the Company or any Products;

(xv) all contracts for employment and consulting services required to be listed in Section 4.10(a) of the Company Disclosure Schedule;

(xvi) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K) or any other contract that is material to the Company and the Company Subsidiaries, taken as a whole;

(xvii) all contracts and agreements entered into with Material Customers;

(xviii) all contracts and agreements entered into with Material Suppliers;

(xix) contracts and agreements the absence of which, individually or in the aggregate, would have a Company Material Adverse Effect; and

(xx) contracts, agreements, side letters or any document entered into with any Person, that provides for preemptive rights, put and call options, rights of first refusal or first offer, subscription rights, subordination rights or similar rights of any Person granted by the Company or any of the Company, including amendments, modifications and extensions thereof.

(b) (i) each Material Contract is a valid and legally binding obligation of the Company or the Company Subsidiaries and, to the knowledge of the Company, the other parties thereto, and is enforceable in accordance with its terms (subject to the Remedies Exceptions) and is in full force and effect. Neither the Company nor any Company Subsidiary is in material breach or violation of, or material default under, any Material Contract nor has any Material Contract been canceled or, to the knowledge of the Company, threatened to be canceled by the other party; (ii) to the knowledge of the Company, no other party is in material breach or violation of, or material default under, any Material Contract; (iii) the Company and the Company Subsidiaries have not received any written , or to the knowledge of the Company, oral claim of material default under any such Material Contract; (iv) there exists no default or event of default or event, or, to the knowledge of the Company, occurrence, condition or act, with respect to the Company or any of the Company Subsidiaries or, to the knowledge of the Company, with respect to any other contracting party, that, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (1) become a material default or material event of default under any Material Contract, or (2) give any third party: (A) the right to declare a material default or exercise any remedy under any Material Contract, (B) the right to a material rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Contract, (C) the right to accelerate the maturity or performance of any material obligation of the Company of any Company Subsidiary under any Material Contract, or (D) the right to cancel, terminate or modify any Material Contract in any material respect, (v) to the knowledge of the Company, no party has repudiated any material provision of any Material Contract; (vi) none of the Company or any Company Subsidiary has waived, released or assigned its material rights under any Material Contract; (vii) neither the Company nor any Company Subsidiary has received any written notice regarding any actual or possible material violation or material breach of, material default under, or intention to cancel or modify in any material respect any Material Contract; (viii) there is no proceeding pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, any present or former officer, director, or employee of the Company or any Company Subsidiary, or any Person for whom the Company or any Company Subsidiary may be liable with respect to any Material Contract that is by or before (or that would be by or before) any Governmental Authority or arbitrator; and (ix) the execution of each and every Material Contract does not violate or contravene any other agreement to which the Company or any Company Subsidiary is a party to. Each consent required to be obtained from a third-party under any Material Contract and in order for such Material Contract to remain in full force and effect has been obtained by the Company and each Company Subsidiary. The Company has made available to SPAC and/or its legal advisors true and complete copies of all written Material Contracts without redaction, including amendments thereto that are material in nature and accurate and complete descriptions and summaries of all verbal or unwritten Material Contracts.

SECTION 4.18 Insurance.

(a) Section 4.18(a) of the Company Disclosure Schedule sets forth, with respect to each insurance policy under which the Company or any Company Subsidiary is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured that is the Company or any Company Subsidiary, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged. To the knowledge of the Company, all reasonably foreseeable material insurable risks of the Company and the Company Subsidiaries in respect of the businesses of each are covered by such insurance policies.

(b) With respect to each such insurance policy as of the date of this Agreement: (i) the policy is valid, legally binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) no material claims have been asserted under any policy that have not been resolved; (iii) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the knowledge of the Company, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; (iv) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation; and (v) no policy requires any material changes to the terms of such policy as a result of, and in connection with, the Transactions, including changes to the conduct of the business of the Company or the Company Subsidiaries (as specified in such policy) or requirements by an applicable insurer regarding capital expenditures by the Company or any Company Subsidiary with respect to any of the assets or properties of the Company or any Company Subsidiary.

(c) The Company or any Company Subsidiary, as applicable, has complied in all material respects with its obligations to purchase insurance on behalf of the Company or any Company Subsidiary, as applicable, pursuant to any Material Contract and/or under applicable Law, including any obligations, to the extent applicable, to provide and/or retain evidence of such insurance.

(d) At no time in the two (2) years prior to the date of this Agreement has the Company or any Company Subsidiary (i) been denied any insurance or indemnity bond coverage which it has requested, (ii) made any material reduction in the scope or amount of its insurance coverage or (iii) received written notice from any of its insurance carriers that any insurance premiums shall be subject to increase in an amount materially disproportionate to the amount of increases with respect thereto (or with respect to similar insurance) in prior years or that any insurance coverage listed in Section 4.18(a) of the Company Disclosure Schedule shall not be available in the future substantially on the same terms as are now in effect.

SECTION 4.19 Board Approval; Vote Required. The Company Board (including any required committee or subgroup of such board), by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement and the Transactions (including the Company Amalgamation) are fair to, advisable and in the best interests of the Company and the Company Shareholders, (b) approved this Agreement and the Transactions (including the Company Amalgamation) and declared their advisability and (c) recommended that the Company Shareholders approve and adopt this Agreement, approve the Transactions (including the Company Amalgamation) and authorize the Plan of Arrangement and direct that this Agreement and the Transactions be submitted for consideration by the Company Shareholders. The adoption of this Agreement by the Company Required Approval is the only vote of the holders of any class or series of shares of the Company necessary to adopt this Agreement and approve the Company Amalgamation. Unanimous approval of Company Shareholders would qualify as the Company Required Approval and no additional approval or vote from any holders of any class of shares of the Company would then be necessary to adopt this Agreement and the Transactions and consummate the Transactions.

SECTION 4.20 Interested Party Transactions. Except as set forth in Section 4.20 of the Company Disclosure Schedule, and except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer, employee or other Affiliate of the Company or any Company Subsidiary, to the knowledge of the Company, has or has had, directly or indirectly: (a) a material economic interest in any Person that has furnished or sold, or furnishes or sells, services or Products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell; (b) a material economic interest in any Person that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (c) a material beneficial interest in any contract or agreement disclosed in Section 4.17(a) of the Company Disclosure Schedule; or (d) any contractual or other arrangement with the Company or any Company Subsidiary, other than customary indemnity arrangements; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.20. The Company and the Company Subsidiaries have not, in the past two (2) years, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company or (ii) materially modified any term of any such extension or maintenance of credit.

SECTION 4.21 Customers and Suppliers. Section 4.21 of the Company Disclosure Schedule sets forth a true and complete list of the top ten (10) customers (the “Material Customers”) of the Company and its Company Subsidiaries (based on the revenue from such customer during the 12-month period ended December 31, 2022). Section 4.21 of the Company Disclosure Schedule sets forth a true and complete list of the top ten (10) Suppliers (the “Material Suppliers”) of the Company and its Company Subsidiaries (based on the monies paid to such Suppliers during the 12-month period ended December 31, 2022). As of the date of this Agreement, no (a) (i) Material Customer or (ii) other customer of the Company or Company Subsidiary that accounted for more than five percent (5%) of the Company’s consolidated revenues during the 12-month period ended December 31, 2022 and (b) (i) Material Supplier or (ii) other Supplier of the Company or Company Subsidiary that accounted for more than five percent (5%) of the Company’s consolidated operating expenses during the 12-month period ended December 31, 2022, has (A) cancelled or otherwise terminated any contract with the Company or any Company Subsidiary prior to the expiration of the contract term, (B) returned, or threatened in writing to return, a substantial amount of any of the Products, equipment, goods and services purchased from, or sold to, the Company or any Company Subsidiary or (C) to the knowledge of the Company, threatened in writing to cancel or otherwise terminate its relationship with the Company or its Company Subsidiaries or to reduce substantially its purchase from or sale to the Company or any Company Subsidiary of any Products, equipment, goods or services, as applicable.

SECTION 4.22 Competition Act. The aggregate value of the assets in Canada that are owned by the Company, or entities controlled by the Company, and the gross revenues from sales in or from Canada generated from those assets, all as determined in accordance with Part IX of the Competition Act (Canada) and the Notifiable Transactions Regulations thereunder, do not exceed CAD$93 million.

SECTION 4.23 Exchange Act. Neither of the Company nor any Company Subsidiary is currently (or has previously been) subject to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

SECTION 4.24 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

SECTION 4.25 Solvency. None of the Company nor any of the Company Subsidiaries (a) has committed any act of bankruptcy or initiated or taken steps to initiate any insolvency proceeding, (b) (i) is insolvent, (ii) is unable for any reason to unable to meet its obligations as they generally become due, (iii) has ceased paying its current obligations or (iv) is a Person the aggregate of whose property is not, at fair valuation, sufficient, or, if disposed of at a fairly conducted sale under legal process, would not be sufficient to pay all its obligations due and accruing due, (c) has proposed, or given notice of its intention to propose, a compromise or arrangement to its creditors generally, including pursuant to any insolvency legislation, or (d) has any petition for a receiving order in bankruptcy filed against it, made a voluntary assignment in bankruptcy, taken any proceeding with respect to any compromise or arrangement, taken any proceeding to have itself declared bankrupt or wound-up, taken any proceeding to have a receiver appointed of any part of its assets, has had any encumbrancer take possession of any of its property.

SECTION 4.26 Books and Records. The Books and Records of the Company and each of the Company Subsidiaries, all of which have been made available to SPAC and Newco, are complete and correct in all material respects and have been maintained in accordance with sound business practices. The minute books of the Company and the Company Subsidiaries contain accurate and complete records of all meetings, and resolutions in writing of, the shareholders, the Company Board and any committees of the Company Board and the Board of Company Subsidiaries, and no meeting, or resolution in writing, of any such shareholders, Board or committee has been held for which minutes or resolutions in writing have not been prepared and are not contained in such minute books. On the Closing Date, all the Books and Records shall be in the possession of the Company and the Company Subsidiaries, as applicable.

SECTION 4.27 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule), the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, the Company Subsidiaries and their Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to SPAC, its Affiliates or any of their respective Representatives by, or on behalf of, Company or any Company Subsidiary, and any such representations or warranties are expressly disclaimed and none of SPAC or Newco shall have any claim with respect to their purported use of, or reliance on, any such representations and warranties, except those representations or warranties set forth in this Agreement. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, neither Company, any Company Subsidiary nor any other Person on behalf of Company or any Company Subsidiary has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to SPAC, its Affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or any Company Subsidiary (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to SPAC, its Affiliates or any of their respective Representatives or any other person, and that any such representations or warranties are expressly disclaimed.

SECTION 4.28 Investigation, No other Representations and Warranties.

(a) The Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of SPAC and (ii) it has been furnished with or given access to such documents and information about SPAC and its business and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Ancillary Agreements to which it is or shall be a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article V and in the Ancillary Agreements to which it is or shall be a party and no other representations or warranties of SPAC, any SPAC Affiliate, any party not affiliated with SPAC or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article V and in the Ancillary Agreements to which it is or shall be a party, none of SPAC, any SPAC Affiliate, party not affiliated with SPAC or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF SPAC AND NEWCO

Except as set forth in the SPAC SEC Reports (to the extent the qualifying nature of such disclosure is readily apparent from the content of the SPAC SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements,” “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing disclosed in such a SPAC SEC Report shall be deemed to modify or qualify the representations and warranties set forth in Section 5.01 (Corporate Organization), Section 5.02 (Governing Documents), Section 5.03 (Capitalization), Section 5.04 (Authority Relative to This Agreement), Section 5.13 (SPAC Trust Fund) and Section 5.15 (Taxes) or in SPAC’s disclosure schedule delivered by SPAC to the Company in connection with this Agreement (the “SPAC Disclosure Schedule”), SPAC hereby represents and warrants to the Company as follows:

SECTION 5.01 Corporate Organization.

(a) SPAC is an exempted company duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and Newco is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and neither SPAC nor Newco has been dissolved or discontinued under the Laws of their jurisdiction of incorporation. Each of SPAC and Newco has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent SPAC or Newco from performing its material obligations under this Agreement.

(b) Except for Newco, there are no other subsidiaries of SPAC, and SPAC does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or any other Person.

SECTION 5.02 Governing Documents. Each of SPAC and Newco have heretofore furnished to the Company complete and correct copies of their respective Governing Documents, each as amended to date. Each of SPAC’s and Newco’s Governing Documents are in full force and effect. Neither SPAC nor Newco is in violation of any of the provisions of their Governing Documents, respectively. There are no other shareholder agreements or other agreement or resolution among SPAC and any of its shareholders (in their capacity as shareholders of SPAC) to which the SPAC is a party.

SECTION 5.03 Capitalization.

(a) The capitalization of SPAC is as set forth on Section 5.03(a) of the SPAC Disclosure Schedule. Other than as set forth in Section 5.03(a) of the SPAC Disclosure Schedule, as of the date of this Agreement, there are no SPAC Preference Shares issued and outstanding. Each SPAC Warrant is exercisable for one SPAC Class A Share at an exercise price of USD$11.50, each of which, when issued, shall have been duly authorized, validly issued, fully paid and non-assessable and will not be subject to preemptive rights. No other shares or other equity or voting interest of SPAC, or, except for such SPAC Warrants, options, warrants, convertible or exchangeable securities or convertible instruments or other rights to acquire any such shares or other equity or voting interest of SPAC is authorized or issued and outstanding. Except for the private placement warrants and SPAC Warrants set forth in Section 5.03(a) of the SPAC Disclosure Schedules, there are no options, warrants, preemptive rights, calls, puts, rights of first refusal or first offer, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued shares of SPAC or obligating SPAC to issue or sell any shares of, or other equity interests in, SPAC. SPAC is not a party to any contract or arrangement, and SPAC has not granted, any equity appreciation rights, participations, phantom equity or similar rights. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of the SPAC Shares or any of the equity interests or other securities of SPAC. SPAC is not a partner or member of any partnership, limited liability company or joint venture.

(b) The authorized share capital of Newco consists of an unlimited number of common shares (the “Newco Shares”). As of the date hereof, one (1) Newco Share is issued and outstanding. All outstanding Newco Shares have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights and are held by SPAC free and clear of all Liens, other than transfer restrictions under applicable securities Laws and the Newco Articles and Bylaws.

(c) All outstanding SPAC Units, SPAC Class A Shares, SPAC Class B Shares and SPAC Warrants have been issued and granted in compliance with all applicable securities Laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities Laws and the SPAC Governing Documents.

(d) The shares constituting the Aggregate Transaction Consideration that will be delivered by New SPAC hereunder shall be duly and validly issued, fully paid and non-assessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities Laws and the New SPAC Articles of Continuance and the New SPAC Bylaws. The Aggregate Transaction Consideration shall be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other Person’s rights therein or with respect thereto.

(e) Other than as set forth in the SPAC SEC Reports, Section 5.03(e) of the SPAC Disclosure Schedule sets forth each item of Indebtedness of SPAC and Newco as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, the maturity date, and the debtor and the creditor thereof.

SECTION 5.04 Authority Relative to this Agreement. Each of SPAC and Newco have all necessary power and authority to execute and deliver this Agreement and the Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement by each of SPAC and Newco and the consummation by each of SPAC and Newco of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of SPAC or Newco are necessary to authorize this Agreement or the Ancillary Agreements or to consummate the Transactions (other than the Requisite SPAC Approval and the filing of the documents relating to the Continuance as required by the Cayman Act and the OBCA). This Agreement has been duly and validly executed and delivered by SPAC and Newco and, assuming due authorization, execution and delivery by the Company and Newco, constitutes a valid and legally binding obligation of SPAC or Newco, enforceable against SPAC or Newco in accordance with its terms subject to the Remedies Exceptions.

SECTION 5.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement and the Ancillary Agreements by each of SPAC and Newco do not, and the consummation of the Transactions and the performance of this Agreement by each of SPAC and Newco shall not, (i) conflict with or violate SPAC’s and Newco’s Governing Documents, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to each of SPAC or Newco or by which any of their property or assets is bound or affected or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of SPAC or Newco pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of SPAC or Newco is a party or by which each of SPAC or Newco or any of their property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent SPAC or Newco from performing its material obligations under this Agreement.

(b) The execution and delivery of this Agreement and the Ancillary Agreements by each of SPAC and Newco do not, and the consummation of the Transactions and the performance of this Agreement by each of SPAC and Newco shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the rules and regulations of Nasdaq and the filing and recordation of the documents relating to the Continuance as required by the Cayman Act or the Company Amalgamation as required under the OBCA and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent SPAC or Newco from performing its material obligations under this Agreement.

(c) SPAC is a trade agreement investor within the meaning of the ICA.

SECTION 5.06 Compliance.

(a) Neither SPAC nor Newco is or has been in conflict with, or in default, breach or violation of, any Law applicable to SPAC or Newco or by which any property or asset of SPAC or Newco is bound or affected, except for any such conflicts, defaults, breaches or other violations that would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent SPAC or Newco from performing its material obligations under this Agreement. Each of SPAC and Newco is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for SPAC or Newco to own, lease and operate its properties or to carry on its business as it is now being conducted.

(b) Neither SPAC, nor Newco, nor, to the knowledge of SPAC, any of their respective officers, directors and shareholders (i) is identified on any list of sanctioned or prohibited persons, including without limitation OFAC’s “Specially Designated Nationals and Blocked persons” (SDN) list or any sanctions list maintained by the United States of America, the sanctions lists maintained by the European Union, United Kingdom, United Nations or any other applicable jurisdiction; (ii) has participated directly or indirectly in any transaction involving such designated persons or entities; (iii) has participated directly or indirectly in any transaction involving any Person 50% or more owned or otherwise controlled by any such Person or group of persons in the aggregate, described in the foregoing clauses (i) and (ii); (iv) has participated directly or indirectly in any transaction involving the Crimea region of Ukraine, the self-proclaimed Luhansk and Donetsk People’s Republics, Cuba, Venezuela, Iran, North Korea, Syria or the Russian Federation; or (v) is or has been in violation in any material respect of any applicable economic and trade sanctions, including without limitation those administered by OFAC.

SECTION 5.07 SEC Filings; Financial Statements; Sarbanes-Oxley.

(a) SPAC has timely filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since July 26, 2021, together with any amendments, restatements or supplements thereto (collectively, the “SPAC SEC Reports”). SPAC has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by SPAC with the SEC to all agreements, documents and other instruments that previously had been filed by SPAC with the SEC and are currently in effect. As of their respective dates and, if applicable, their respective effective dates, the SPAC SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder and (ii) did not, at the time they were filed or, if amended, as of the date of such amendment, or, they went effective, at the time they went effective, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each director and executive officer of SPAC has filed with the SEC all documents required with respect to SPAC by Section 16(a) of the Exchange Act and the rules and regulations thereunder. As used in this Section 5.07, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or Nasdaq.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the SPAC SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly, completely and accurately presents, in all material respects, the financial position, results of operations, changes in shareholders equity and cash flows of SPAC as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to individually or in the aggregate be material). SPAC has no off-balance sheet arrangements that are not disclosed in the SPAC SEC Reports. No financial statements other than those of SPAC are required by GAAP to be included in the consolidated financial statements of SPAC or in the SPAC SEC Reports.

(c) Except as and to the extent set forth in the SPAC SEC Reports, neither SPAC nor Newco has any liability or obligation of any nature whatsoever (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of SPAC’s and Newco’s business.

(d) SPAC is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

(e) Notwithstanding the foregoing, no representation or warranty is made as to any statement or information that relates to (i) the topics referenced in the SEC’s “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Company” issued by SEC staff on April 12, 2021, (ii) the classification of the SPAC Shares as permanent or temporary equity or (iii) any subsequent guidance, statements or interpretations issued by the SEC or its staff, whether formally or informally, publicly or privately, including guidance, statements or interpretations relating to the foregoing or to other accounting matters, including matters relating to initial public offering securities or expenses.

SECTION 5.08 Absence of Certain Changes or Events. Since February 4, 2021, except as expressly contemplated by this Agreement, (a) SPAC has conducted its business in the ordinary course and in a manner consistent with past practice and (b) there has not been any SPAC Material Adverse Effect.

SECTION 5.09 Absence of Litigation. There is no Action pending or, to the knowledge of SPAC, threatened against SPAC, or any property or asset of SPAC, before any Governmental Authority. Neither SPAC nor any material property or asset of SPAC is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of SPAC, continuing investigation by, any Governmental Authority.

SECTION 5.10 Board Approval; Vote Required.

(a) The SPAC Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions (including the Company Amalgamation) are fair to, advisable and in the best interests of SPAC and the SPAC Shareholders, (ii) approved this Agreement and the Transactions and declared their advisability, (iii) recommended that the SPAC Shareholders approve and adopt the SPAC Proposals and (iv) directed that the SPAC Proposals be submitted for consideration by the SPAC Shareholders at the SPAC Shareholders’ Meeting.

(b) The only vote of the holders of any class or series of SPAC Shares necessary to approve the SPAC Proposals is the Requisite SPAC Approval.

(c) The Newco Director, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Company Amalgamation are fair to, advisable and in the best interests of Newco, as its sole shareholder, (ii) approved this Agreement and the Company Amalgamation and declared their advisability, (iii) recommended that SPAC, as the sole shareholder of Newco, approve and adopt this Agreement and approve the Company Amalgamation and (iv) directed that this Agreement and the Transactions be submitted for consideration by SPAC, as the sole shareholder of Newco.

(d) The only vote of the holders of any class or series of the Newco Shares necessary to approve this Agreement and the Company Amalgamation is the affirmative vote of SPAC.

SECTION 5.11 No Prior Operations of Newco. Newco was formed solely for the purpose of entering into this Agreement, the Ancillary Agreements and for engaging in the Transactions and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement. Except as contemplated by this Agreement, Newco shall have no material assets, liabilities or obligations at all times prior to the Company Amalgamation Effective Time.

SECTION 5.12 Brokers. Except for (a) EarlyBirdCapital, Inc., (“EBC”) and (b) Sova Capital Limited (“Sova Capital”), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of SPAC or Newco.

SECTION 5.13 SPAC Trust Fund. As of the date immediately prior to the date of this Agreement, SPAC has no less than USD$179,598,451 in the trust fund established by SPAC for the benefit of its public shareholders (the “Trust Fund”) maintained in a trust account (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by CST pursuant to the Investment Management Trust Agreement, dated as of September 2, 2021, between SPAC and CST (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. SPAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by SPAC or CST. There are no separate contracts, agreements, side letters or other understandings (whether written or unwritten, express or implied):

(a) between SPAC and CST that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect; or (b) to the knowledge of SPAC, that would entitle any Person (other than SPAC Shareholders who shall have elected to redeem their SPAC Class A Shares pursuant to SPAC’s Governing Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (i) to pay income and franchise Taxes from any interest income earned in the Trust Account; and (ii) upon the exercise of Redemption Rights in accordance with the provisions of SPAC’s Governing Documents. As of the date hereof, there are no Actions pending or, to the knowledge of SPAC, threatened in writing with respect to the Trust Account. Upon consummation of the Transactions and notice thereof to CST pursuant to the Trust Agreement, SPAC shall cause CST to, and CST shall thereupon be obligated to, release to SPAC as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however that the liabilities and obligations of SPAC due and owing or incurred at or prior to the Company Amalgamation Effective Time shall be paid as and when due, including all amounts payable (A) to SPAC Shareholders who shall have exercised their Redemption Rights, (B) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (C) to CST for fees and costs incurred in accordance with the Trust Agreement; and (D) to third parties (e.g., professionals, printers, etc.) who have rendered services to SPAC in connection with its efforts to effect the Transactions (including fees payable to EBC pursuant to that certain Business Combination Marketing Agreement, dated September 2, 2021, among SPAC, EBC and Sova Capital, and Finder’s Engagement Agreement, dated September 2, 2021, between SPAC and EBC). Assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account shall not be satisfied or funds available in the Trust Account shall not be available to SPAC at the Company Amalgamation Effective Time.

SECTION 5.14 Employees. Other than any officers as described in the SPAC SEC Reports, SPAC has never employed any employees or retained any contractors. Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf in an aggregate amount not in excess of the amount of cash held by SPAC outside of the Trust Account, SPAC has no unsatisfied material liability with respect to any employee, officer or director. SPAC has never had, and does not currently maintain, sponsor, contribute to or have, any direct liability under any employee benefit plan (as defined in Section 3(3) of ERISA), nonqualified deferred compensation plan subject to Section 409A of the Code, bonus, share option, share purchase, restricted share, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, Change in Control, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements. Neither the execution and delivery of this Agreement nor the other Ancillary Agreements nor the consummation of the Transactions shall (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of SPAC or (ii) result in the acceleration of the time of payment or vesting of any such benefits. The Transactions shall not be the direct or indirect cause of any amount paid or payable by SPAC or any Affiliate being classified as an “excess parachute payment” under Section 280G of the Code or the imposition of any additional Tax under Section 409A(a)(1)(B) of the Code. There is no contract, agreement, plan or arrangement to which SPAC is a party which requires payment by any party of a Tax gross-up or Tax reimbursement payment to any person.

SECTION 5.15 Taxes.

(a) SPAC (i) has duly and timely filed (taking into account any extension of time within which to file) all income and other material Tax Returns required to be filed by it as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) has timely paid all income and other material Taxes that are shown as due on such filed Tax Returns and any other material Taxes that SPAC is otherwise obligated to pay, whether or not shown on any Tax Returns, except with respect to current Taxes not yet due and payable or that are described in clause (a)(v) below; (iii) with respect to all material Tax Returns filed by or with respect to SPAC, has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (iv) does not have any deficiency, audit, examination, investigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending or threatened in writing, for a Tax period which the statute of limitations for assessments remains open; and (v) has provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of SPAC, for any material Taxes of SPAC that have not been paid, whether or not shown as being due on any Tax Return.

(b) SPAC is not a party to, is not bound by and has no obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) and has no potential liability or obligation to any Person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

(c) SPAC shall not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law); (ii) any agreement with any taxing authority, including any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date; (iii) installment sale or deferred payment sale made on or prior to the Closing Date; (iv) any election to defer income under any applicable Tax Law made at or prior to the Closing Date; or (v) any prepaid amounts, deposits or advance payments received on or prior to the Closing Date. SPAC is not and shall not be required to include any amount in income pursuant to Section 965 of the Code or pay any installment of the “net tax liability” or any other Tax pursuant to Section 965 of the Code in any period or portion of a period ending on or after the Closing. SPAC has not, pursuant to any COVID-19 Measures deferred until after the Closing the payment of any Taxes the due date for the original payment of which was at or prior to the Closing.

(d) SPAC has duly and timely deducted or withheld and paid to the appropriate Tax authority all material Taxes and other amounts required by Law to have been withheld (including in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party), has duly and timely remitted to the appropriate Governmental Entity such material Taxes and other amounts required by Laws to be remitted by it and has complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes.

(e) SPAC has not been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return.

(f) SPAC does not have any material liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) or any other applicable Law, as a transferee or successor, by contract or otherwise.

(g) SPAC does not have any request for a material ruling in respect of Taxes pending between SPAC and/or Newco, on the one hand, and any Tax authority, on the other hand.

(h) SPAC has not, in any year for which the applicable statute of limitations remains open distributed shares of another person, had its shares distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(i) SPAC has not engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(j) No Governmental Authority has asserted in writing or, to the knowledge of the SPAC, has threatened to assert against SPAC any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith that is currently pending or has not been resolved in full.

(k) To the knowledge of SPAC, SPAC is not required to file any Tax Returns outside of its jurisdiction of incorporation.

(l) Prior to the Continuation, SPAC will not at any time have been, resident in Canada for purposes of the ITA.

(m) Except as set forth in Section 5.15(m) of the SPAC Disclosure Schedules, SPAC is not engaged in a trade or business, and does not have a permanent establishment in any country other than its country of incorporation.

(n) All payments by, to or among SPAC and its Affiliates have been on arm’s length terms for purposes of all relevant transfer pricing requirements imposed by any Tax authority in all material respects.

(o) On the Closing Date, each of New SPAC and Newco will be a “taxable Canadian corporation” as defined in the ITA.

SECTION 5.16 Listing. The issued and outstanding SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “OXUSU.” The issued and outstanding SPAC Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “OXUS”. The issued and outstanding SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “OXUSW”. As of the date of this Agreement, there is no Action pending or, to the knowledge of SPAC, threatened in writing against SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister the SPAC Units, the SPAC Class A Shares or SPAC Warrants or terminate the listing of SPAC on Nasdaq. None of SPAC or any of its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Units, the SPAC Class A Shares or the SPAC Warrants under the Exchange Act.

SECTION 5.17 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the SPAC SEC Reports), SPAC hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to SPAC, Newco and/or their Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to the Company, its Affiliates or any of their respective Representatives by, or on behalf of SPAC, and any such representations or warranties are expressly disclaimed.

ARTICLE VI.

CONDUCT OF BUSINESS PENDING THE Transactions

SECTION 6.01 Conduct of Business by the Company Pending the Transactions.

(a) The Company agrees, on behalf of itself and the Company Subsidiaries, that, between the date of this Agreement and the Closing or the earlier termination of this Agreement, except as (i) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (ii) set forth in Section 6.01(a) of the Company Disclosure Schedule and (iii) required by applicable Law (including as may be requested or compelled by any Governmental Authority), unless SPAC shall otherwise consent to in writing:

(i) the Company shall, and shall cause each Company Subsidiary to, conduct their business in the ordinary course of business and in a manner consistent with past practice; and

(ii) the Company shall use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries taken as a whole, to keep available the services of the current officers, key employees and consultants of the Company and each Company Subsidiary and to preserve the current rights, goodwill and relationships of the Company and the Company Subsidiaries with customers (including the Material Customers), suppliers (including the Material Suppliers) and other Persons with which the Company and the Company Subsidiaries have significant business relations.

(b) By way of amplification and not limitation, except as (i) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including as contemplated by the New Investor Convertible Note Financing and any other financing arrangement pursuant to Section 7.17), (ii) as set forth in Section 6.01(b) of the Company Disclosure Schedule and (iii) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), the Company shall not, and shall cause each Company Subsidiary not to, between the date of this Agreement and the Company Amalgamation Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of SPAC (not to be unreasonably withheld, delayed or conditioned):

(i) amend or otherwise change Governing Documents of the Company or any Company Subsidiary;

(ii) form or create any Subsidiaries;

(iii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of the Company, or any Company Subsidiary’s shares, securities or any options (other than under the Company Incentive Plan as currently in effect and solely with respect to Company Options outstanding as of the date of this Agreement), warrants, convertible securities or other rights of any kind to acquire any shares or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary; or (B) any material assets of the Company or any Company Subsidiary;

(iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, share, property or otherwise, with respect to any of its shares;

(v) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its shares, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

(vi) acquire (including, without limitation, by merger, consolidation, or acquisition of share or assets or any other business combination) any corporation, partnership, other business organization or any division thereof;

(vii) incur any Indebtedness other than the New Investor Convertible Notes or repay, prepay or otherwise satisfy obligations outstanding in respect of any Indebtedness of the Company or any Company Subsidiary, including under any convertible notes or other convertible instruments of the Company or any Company Subsidiary;

(viii) assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, in each case, except in the ordinary course of business and consistent with past practice;

(ix) (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant of the Company as of the date of this Agreement, other than increases in base compensation of employees in the ordinary course of business, (B) enter into any new, or materially amend any existing, employment, service agreement or severance or termination agreement with any current or former director, officer, employee or consultant, (C) accelerate or commit to accelerate the funding, payment or vesting of any compensation or benefits to any current or former director, officer, employee or consultant or (D) hire or otherwise enter into any new employment, consulting, contracting or service agreement or similar arrangement with any Person or terminate any current or former director, officer, employee or consultant provider whose base compensation would exceed, on an annualized basis, USD$100,000;

(x) institute a layoff resulting in a mass layoff within the meaning of the WARN Act or any similar state Law;

(xi) voluntarily recognize a labor union or similar organization or enter into a collective bargaining agreement or other labor union contract;

(xii) other than as required by Law or pursuant to the terms of an agreement entered into prior to the date of this Agreement and reflected on Section 4.10(a) of the Company Disclosure Schedule or that the Company is not prohibited from entering into after the date hereof, grant any severance or termination pay to, or enter into any employment, consulting or severance agreement with, any director or officer of the Company or of any Company Subsidiary, other than in the ordinary course of business consistent with past practice;

(xiii) adopt, amend and/or terminate any Plan (or any arrangement that would be considered a Plan if in effect on the date hereof) except (x) as may be required by applicable Law or (y) in the event of annual renewals of health and welfare programs in the ordinary course and consistent with past practice;

(xiv) take any action, other than reasonable and usual actions in the ordinary course of business, with respect to accounting policies or procedures, other than as required by GAAP or PCAOB;

(xv) except in the ordinary course of business, (A) make, amend or revoke any tax election, (B) make or amend a material Tax Return, (C) settle or compromise any Tax claim, assessment, reassessment, Proceeding, controversy or United States federal, state, local or non-United States income tax liability including under applicable Laws, (D) enter into any agreement with a Governmental Authority with respect to Taxes, (E) enter into any Tax sharing, Tax advance pricing agreement, Tax allocation, Tax indemnification or similar agreement, (F) surrender any right to claim a Tax abatement, reduction, deduction, exemption, credit or refund, (G) consent to the extension or waiver of the limitation period applicable to any Tax matter, (H) amend or change any of its methods of reporting income, deductions or accounting for income Tax purposes or (I) materially reduce the amount of any of its individual categories of tax attributes;

(xvi) materially amend, modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s or any Company Subsidiary’s material rights thereunder, in each case in a manner that is adverse to the Company or any Company Subsidiary, taken as a whole, except in the ordinary course of business;

(xvii) intentionally permit any material item of Company IP to lapse or to be abandoned, invalidated, dedicated to the public, disclaimed or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every material item of Company IP; modify any privacy policy or the operation or security of any Business Systems in any manner that is materially adverse to the business of the Company, except as required by Privacy/Data Security Laws;

(xviii) acquire any fee interest in real property;

(xix) waive, release, compromise, settle or satisfy any pending or threatened material claim or compromise or settle any liability, other than in the ordinary course of business or that do not exceed USD$250,000 in the aggregate;

(xx) enter into any material new line of business outside of the business currently conducted by the Company;

(xxi) enter into any contract that would constitute a Material Contract other than in the ordinary course of business;

(xxii) transfer, assign, sell or otherwise dispose of any material assets or cancel any debts or entitlements without the receipt of full consideration therefor; or

(xxiii) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

(c) Between the date of this Agreement and the Closing or the earlier termination of this Agreement, the Company shall provide SPAC and Newco with prompt written notice of:

(i) any new Material Contracts, together with a copy thereof;

(ii) any dispute, notice of termination, proposed amendment or other material information given or received under or in connection with any Material Contract;

(iii) any allegation or claim made by a third party that the business of the Company or any of the Company Subsidiaries infringes or misappropriates the Intellectual Property rights of any person;

(iv) any allegation or claim of material deficiency, violation or potential violation of Food Safety Laws, made by a third party, including any Governmental Authority;

(v) any product Recall conducted by or on behalf of the Company or any Company Subsidiary; and

(vi) any investigation, inquiry or enforcement proceedings by any Governmental Authority.

SECTION 6.02 Conduct of Business by SPAC and Newco Pending the Transactions. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including as contemplated by the New Investor Convertible Note Financing and any other financing arrangement pursuant to Section 7.17), except as required by applicable Law (including as may be requested or compelled by any Governmental Authority), from the date of this Agreement until the earlier of the termination of this Agreement and the Closing, unless the Company shall otherwise consent to in writing (which consent shall not be unreasonably conditioned, delayed or withheld), SPAC agrees that the businesses of each of SPAC and Newco shall be conducted in the ordinary course of business and in a manner consistent with past practice and, further, neither SPAC nor Newco shall:

(a) amend or otherwise change SPAC or Newco’s Governing Documents (other than in connection with the SPAC Extension Proposal) or form any subsidiary of SPAC or Newco;

(b) declare, set aside, make or pay any dividend or other distribution, payable in cash, securities, property or otherwise, with respect to any of its shares, other than redemptions from the Trust Fund that are required pursuant to SPAC Governing Documents;

(c) except for redemptions from the Trust Fund that are required pursuant to SPAC Governing Documents, reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the SPAC Shares or SPAC Warrants or the shares or other equity securities of Newco;

(d) other than pursuant to Section 7.17, issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of shares or other securities of SPAC or Newco, or any options, warrants, convertible securities or other rights of any kind to acquire any shares or any other ownership interest (including, without limitation, any phantom interest) of SPAC or Newco;

(e) acquire (including, without limitation, by merger, consolidation or acquisition of share or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other Person;

(f) incur any Indebtedness, except for Working Capital Loans;

(g) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(h) except in the ordinary course of business, make any material tax election, amend a material Tax Return or settle or compromise any material United States federal, state, local or non-United States income tax liability including under applicable Laws;

(i) liquidate, dissolve, reorganize or otherwise wind up the business and operations of SPAC or Newco;

(j) amend the Trust Agreement or any other agreement related to the Trust Account; or

(k) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

SECTION 6.03 Claims Against Trust Account. The Company acknowledges that SPAC is a special purpose acquisition company with the power and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Company and one or more businesses or assets, and the Company has read SPAC’s final prospectus, dated as of September 2, 2021 and the other SPAC SEC Reports and the SPAC Governing Documents and understands that SPAC has established the Trust Account described therein for the benefit of SPAC Shareholders that disbursement from the Trust Account are available only in the limited circumstances set forth therein. The Company further acknowledges and agrees that SPAC’s sole assets consist of the cash proceeds of SPAC’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public shareholders. The Company further acknowledges that, if the Company Amalgamation and the other Transactions are not consummated by the Outside Date, SPAC shall be obligated to return to its shareholders the amounts being held in the Trust Account. Accordingly, the Company (on behalf of itself and its affiliates) agrees that, notwithstanding any other provision contained in this Agreement, the Company does not now have, and shall not at any time prior to the Company Amalgamation Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and SPAC on the other hand, this Agreement or the Ancillary Agreements, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 6.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company (on behalf of itself and its Affiliates) hereby irrevocably waives any Claim they may have, now or in the future and shall not seek recourse against the Trust Fund, any trustee of the Trust Account and SPAC for any reason whatsoever; provided, however, that (x) the foregoing waiver shall not limit or prohibit the Company from pursuing a claim against SPAC, Newco or any other Person for legal relief against monies or other assets of SPAC or Newco held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions including a claim for SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Fund (after giving effect to the SPAC share redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect SPAC’s ability to fulfill its obligations to effectuate the SPAC share redemptions, or for fraud and (y) nothing herein shall serve to limit or prohibit any Claims that the Company may have in the future against SPAC’s assets or funds that are not held in the Trust Fund (including any funds that have been released from the Trust Fund and any assets that have been purchased or acquired with any such funds). In the event that the Company commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, SPAC shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such action, in the event SPAC prevails in such action or proceeding. The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC and its affiliates to induce SPAC to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and each of its Affiliates under applicable Law. This Section 6.03 shall survive the termination of this Agreement for any reason.

ARTICLE VII.

ADDITIONAL AGREEMENTS

SECTION 7.01 Proxy Statement; Registration Statement.

(a) As promptly as practicable after the execution of this Agreement and receipt of the PCAOB Audited Financials, SPAC and the Company shall prepare and file with the SEC a proxy statement (as amended or supplemented, the “Proxy Statement”) to be sent to the SPAC Shareholders soliciting proxies in favor of the SPAC Proposals from such SPAC Shareholders in connection with the extraordinary general meeting of the SPAC Shareholders (the “SPAC Shareholders’ Meeting”) in accordance with the Governing Documents of SPAC, to be held to consider approval and adoption by SPAC Shareholders of (i) this Agreement, the Ancillary Agreements and the Transactions, including the Company Amalgamation and the New SPAC Amalgamation, (ii) the Continuance, (iii) the issuance of New SPAC Shares in connection with the Transactions as required by Nasdaq listing requirements, (iv) the New SPAC Equity Plan, (v) any other proposals the Parties deem necessary or desirable to effectuate the Transactions (the proposals in clauses (i) through (v), collectively, the “SPAC Proposals”). If applicable, SPAC and the Company shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in which the Proxy Statement shall be included as a prospectus. The Company shall furnish all information concerning the Company and the Company Subsidiaries as SPAC may reasonably request in connection with such actions and the preparation of the Proxy Statement and the Registration Statement. Each of SPAC and the Company shall use their commercially reasonable efforts to (A) cause the Proxy Statement and the Registration Statement when filed with the SEC to comply in all material respects with all legal requirements applicable thereto, (B) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy Statement and the Registration Statement, (C) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after filing with the SEC and (D) to keep the Registration Statement effective as long as is necessary to consummate the Transactions. As promptly as practicable after the effective time of the Registration Statement, SPAC shall mail the Proxy Statement to the SPAC Shareholders. Each of SPAC and the Company shall furnish all information concerning it as may reasonably be requested by the other Party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement. If, in connection with the preparation and filing of the Proxy Statement and the Registration Statement, the SEC requires that a tax opinion with respect to the Transactions be prepared and submitted in connection with such, (x) SPAC and the Company shall deliver to their respective tax counsel customary Tax representation letters satisfactory, dated and executed as of the date the Proxy Statement and the Registration Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such tax counsel in connection with the preparation and filing of the Proxy Statement and Registration Statement and (y) the Company and SPAC shall cause their respective tax counsel to render a Tax Opinion. SPAC also agrees to use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby, if any.

(b) No filing of, or amendment or supplement to the Proxy Statement or the Registration Statement shall be made by SPAC or the Company without the approval of the other Party (such approval not to be unreasonably withheld, conditioned or delayed), except as required by applicable Law. Each of SPAC and the Company shall advise the other, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of SPAC Shares, or of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of SPAC and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Proxy Statement or the Registration Statement and any amendment to the Proxy Statement or the Registration Statement filed in response thereto.

(c) To the extent not prohibited by Law, SPAC will advise the Company, reasonably promptly after SPAC receives notice thereof, of the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the SPAC securities for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. To the extent not prohibited by Law, the Company and their counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any other offering document each time before any such document is filed with the SEC, and SPAC shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, SPAC shall provide the Company and their counsel with (A) any comments or other communications, whether written or oral, that SPAC or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or other offering documents promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of SPAC to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC. If at any time prior to the Company Amalgamation Effective Time any information relating to the Company, SPAC or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or SPAC, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the SPAC Shareholders.

(d) SPAC represents and warrants that the information supplied by SPAC for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the SPAC Shareholders and each of the Company Shareholders, (iii) the time of the SPAC Shareholders’ Meeting and (iv) the Company Amalgamation Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Company Amalgamation Effective Time, any event or circumstance relating to SPAC, Newco or their respective officers or directors, should be discovered by SPAC which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, SPAC shall promptly inform the Company. All documents that SPAC or New SPAC (as the case may be) is responsible for filing with the SEC in connection with the Company Amalgamation, or the other Transactions shall comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(e) The Company represents and warrants that the information supplied by the Company for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the SPAC Shareholders, (iii) the time of the SPAC Shareholders’ Meeting and (iv) the Company Amalgamation Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Company Amalgamation Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, the Company shall promptly inform SPAC. All documents that the Company is responsible for causing SPAC to file with the SEC in connection with the Company Amalgamation or the other Transactions shall comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(f) The Parties shall prepare and Newco (as predecessor of New SPAC) or New SPAC, as applicable, shall file with the Ontario Securities Commission, a preliminary and final non-offering prospectus in sufficient time for New SPAC to become a reporting issuer in the Province of Ontario as promptly as reasonably practicable following (but not on or before) the Closing Date. Each Party shall use its commercially reasonable efforts to cause each of the preliminary and final non-offering prospectus to comply as to form in all material respects with applicable Canadian securities Laws. Each Party shall give the other Parties and their counsel a reasonable opportunity to review and comment on drafts of the preliminary and final non-offering prospectus prior to their respective filings and shall accept the reasonable comments made by the other Parties and their respective counsel for inclusion in the preliminary and final non-offering prospectus and/or any amendment or supplement thereto.

SECTION 7.02 SPAC Shareholders’ Meetings; Newco Shareholder’s Approval.

(a) SPAC shall call and hold the SPAC Shareholders’ Meeting as promptly as practicable after the date on which the Registration Statement becomes effective for the purpose of voting solely upon the SPAC Proposals, and SPAC shall use its reasonable best efforts to hold the SPAC Shareholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective (but in any event no later than thirty (30) days after the date on which the Proxy Statement is mailed to SPAC Shareholders). SPAC shall use its reasonable best efforts to obtain the approval of the SPAC Proposals at the SPAC Shareholders’ Meeting, including by soliciting from SPAC Shareholders proxies as promptly as possible in favor of the SPAC Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its shareholders. The SPAC Board shall recommend to the SPAC Shareholders that they approve the SPAC Proposals and shall include such recommendation in the Proxy Statement.

(b) Promptly following the execution of this Agreement, SPAC shall approve and adopt this Agreement and approve the Company Amalgamation and the other Transactions, as the sole shareholder of Newco.

SECTION 7.03 Access to Information; Confidentiality.

(a) From the date of this Agreement until the Company Amalgamation Effective Time, the Company and SPAC shall (and shall cause their respective subsidiaries to): (i) provide to the other Party (and the other Party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such Party and its Subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other Party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such Party and its subsidiaries as the other Party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor SPAC shall be (i) required to provide access to or disclose information where the access or disclosure would jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the Parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention) or (ii) permitted to conduct any sampling or invasive testing of the environment on the property or assets of the other Party without the other Party’s prior written consent.

(b) All information obtained by the Parties pursuant to this Section 7.03 shall be kept confidential in accordance with the terms of a confidentiality agreement (the “Confidentiality Agreement”), dated as of October 12, 2022, between SPAC and the Company.

(c) Notwithstanding anything in this Agreement to the contrary, each Party (and its Representatives) may consult any tax advisor regarding the tax treatment and tax structure of the Transactions and may disclose to any other Party, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

SECTION 7.04 Exclusivity.

(a) From and after the date hereof until the Closing or, if earlier, the valid termination of this Agreement in accordance with Section 9.01, the Company shall not, and shall cause each of the Company Subsidiaries not to, and shall direct its and their Representatives not to, (i) initiate, solicit, facilitate or encourage (including by way of furnishing non-public information), whether publicly or otherwise, any inquiries with respect to, or the making of, any Company Competing Transaction, (ii) engage in any negotiations or discussions concerning, or provide access to its properties, Books and Records or any Confidential Information or data to, any Person relating to a Company Competing Transaction, (iii) enter into, engage in and maintain discussions or negotiations with respect to any Company Competing Transaction (or inquiries, proposals or offers or other efforts that would reasonably be expected to lead to any Company Competing Transaction) or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, efforts, discussions or negotiations, (iv) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of the Company Subsidiaries, (v) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Company Competing Transaction, (vi) approve, endorse, recommend, execute or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Company Competing Transaction or any proposal or offer that could reasonably be expected to lead to Company Competing Transaction or (vii) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives to take any such action. The Company shall, and shall instruct and cause the Company Subsidiaries and each of their respective Representatives to immediately cease any solicitations, discussions or negotiations with any Person (other than the Parties and their respective Representatives) in connection with a Company Competing Transaction. The Company also agrees that it shall promptly request each Person (other than the Parties and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration a Company Competing Transaction to return or destroy all Confidential Information furnished to such Person by or on behalf of it or any of the Company Subsidiaries prior to the date hereof. The Company shall promptly notify SPAC (and in any event within twenty-four (24) hours) of the receipt of any Company Competing Transaction after the date hereof, which notice shall identify the third party involved in the Company Competing Transaction and shall include a summary of the material terms and conditions of any material developments, discussions or negotiations in connection therewith, and any material modifications to the financial or other terms and conditions of any such Company Competing Transaction. The Company acknowledges that any action taken by it, any Company Subsidiary or any Representative of the Company or any Company Subsidiary inconsistent with the restrictions set forth in this Section 7.04(a), whether or not such Company Subsidiary or Representative is purporting to act on the Company’s behalf, shall be deemed to constitute a breach of this Section 7.04(a) by the Company.

(b) From and after the date of this Agreement until the Closing or, if earlier, the valid termination of this Agreement in accordance with Section 9.01, SPAC (or New SPAC after the Continuance Effective Time) shall not, and shall cause Newco not to, and shall direct its and their Representatives not to, (i) initiate, solicit, facilitate or encourage (including by way of furnishing non-public information), whether publicly or otherwise, any inquiries with respect to, or the making of, any merger, purchase of ownership interests or assets of SPAC (or New SPAC after the Continuance Effective Time), or Newco, recapitalization or similar business combination transaction (any such transaction or series of related transactions involving SPAC (or New SPAC after the Continuance Effective Time) other than the Transactions, a “Business Combination Competing Transaction”), (ii) engage in any negotiations or discussions concerning, or provide access to or furnish non-public information regarding SPAC’s (or New SPAC after the Continuance Effective Time) properties, assets, personnel, books or records or any Confidential Information or data to, any Person relating to a Business Combination Competing Transaction, (iii) enter into, engage in and maintain discussions or negotiations with respect to any Business Combination Competing Transaction (or inquiries, proposals or offers or other efforts that would reasonably be expected to lead to any Business Combination Competing Transaction) or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, efforts, discussions or negotiations, (iv) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity interests of SPAC (or New SPAC after the Continuance Effective Time), (v) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Business Combination Competing Transaction, (vi) approve, endorse, recommend, execute or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Business Combination Competing Transaction or any proposal or offer that could reasonably be expected to lead to a Business Combination Competing Transaction or (vii) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives to take any such action. SPAC (or New SPAC after the Continuance Effective Time) shall, and shall instruct and cause Newco and each of their respective Representatives to immediately cease any solicitations, discussions or negotiations with any Person (other than the Parties and their respective Representatives) in connection with a Business Combination Competing Transaction. SPAC (or New SPAC after the Continuance Effective Time) shall promptly notify the Company (and in any event within twenty-four (24) hours) of the receipt of any Business Combination Competing Transaction after the date hereof, which notice shall identify the third party involved in the Business Combination Competing Transaction and shall include a summary of the material terms and conditions of any material developments, discussions or negotiations in connection therewith, and any material modifications to the financial or other terms and conditions of any such Business Combination Competing Transaction. SPAC (or New SPAC after the Continuance Effective Time) acknowledges that any action taken by it, or Newco or any Representative of SPAC or Newco that is inconsistent with the restrictions set forth in this Section 7.04(b), whether or not such Representative is purporting to act on SPAC’s (or New SPAC after the Continuance Effective Time) behalf, shall be deemed to constitute a breach of this Section 7.04(b) by SPAC (or New SPAC after the Continuance Effective Time).

SECTION 7.05 Employee Benefits Matters.

(a) New SPAC shall provide the Continuing Employees credit for purposes of eligibility to participate, vesting and determining the level of benefits, as applicable, under any employee benefit plan, program or arrangement established or maintained by New SPAC or any of its subsidiaries (including, without limitation, any employee benefit plan and any vacation or other paid time-off program or policy) for service accrued or deemed accrued prior to the Company Amalgamation Effective Time with the Company or any Company Subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, SPAC shall cause (i) each Continuing Employee to be immediately eligible to participate, without any waiting time, in any and all New SPAC Plans; (ii) all pre-existing condition exclusions and actively-at-work requirements of such New SPAC Plan to be waived for such Continuing Employee and his or her covered dependents (except to the extent that such exclusions or requirements applied to the Continuing Employee under comparable Company Plans); and (iii) any co-payments, deductibles and other eligible expenses incurred by such Continuing Employee and/or his or her covered dependents during the plan year ending on the Closing Date to be credited for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year of each comparable New SPAC Plan (to the extent such credit would have been given under comparable Company Plans prior to the Closing. The provisions of this Section 7.05 are solely for the benefit of the Parties to this Agreement, and nothing contained in this Agreement, express or implied, shall confer upon any Continuing Employee or legal representative or beneficiary or dependent thereof, or any other person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including, without limitation, any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute an amendment or modification of any employee benefit plan of the Company or shall require the Company, New SPAC, Newco and each of its Subsidiaries to continue any Plan or other employee benefit arrangements, or prevent their amendment, modification or termination.

SECTION 7.06 Directors’ and Officers’ Indemnification; D&O Tail.

(a) The New SPAC Bylaws shall contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the bylaws of the Company, that are in effect, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Company Amalgamation Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Company Amalgamation Effective Time, were directors, officers, employees, fiduciaries or agents of the Company (“D&O Persons”), unless such modification shall be required by applicable Law.

(b) Each of SPAC and the Company shall purchase prior to Closing (which shall be paid for in full by the Company) and have in place at the Closing a “tail” or “runoff” policy (the “D&O Tail Policies”) providing directors’ and officers’ liability insurance coverage for the benefit of those persons who are covered by the directors’ and officers’ liability insurance policies maintained by SPAC or the Company, respectively, as of the Closing with respect to matters occurring prior to the Company Amalgamation Effective Time. The D&O Tail Policies shall provide for terms with respect to coverage, deductibles and amounts that are no less favorable than those of the applicable policy in effect immediately prior to the Company Amalgamation Effective Time for the benefit of SPAC’s and the Company’s directors and officers, and shall remain in effect for the six (6) year period following the Closing.

(c) The D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 7.06 are intended to be third-party beneficiaries of this Section 7.06. This Section 7.06 shall survive the consummation of the Transactions and shall be binding on all successors and assigns of the Company and Newco (including Amalco), respectively.

SECTION 7.07 Notification of Certain Matters.

(a) The Company shall give prompt notice to SPAC, and SPAC shall give prompt notice to the Company, of any event which a Party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article IX), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail.

(b) Notwithstanding anything to the contrary in this Agreement (including anything set forth in Section 7.04), the Company shall give prompt written notice to SPAC, but in any event within no less than five (5) Business Days following such event, if (i) any Material Contract set forth in Sections 4.17(a)(i), (vii) or (xiv) of the Company Disclosure Schedule has been terminated other than in accordance with its terms (or such termination has been threatened) or any material modifications or amendments have been made to any Material Contract set forth in Sections 4.17(a)(i), (vii) or (xiv) of the Company Disclosure Schedule (or if any such material modification or amendment has been proposed); or (ii) there are any material discussions with personnel who have decision making authority or changes that would reasonably be expected to have an adverse impact on any of the Company’s business relations or arrangements with any of the parties to any Material Contract set forth in Sections 4.17(a)(i), (vii) or (xiv) of the Company Disclosure Schedule. Notwithstanding anything to the contrary in this Agreement (including anything set forth in Section 7.04), if the Company reasonably determines in good faith on the advice of outside legal counsel that it is restricted by or prohibited under applicable confidentiality or similar undertakings or by applicable Law from providing any notice required to be delivered under this Section 7.07, the Company shall (A) notify SPAC or SPAC’s outside legal counsel of that fact and shall provide such notice and the grounds for such determination as shall be permitted under the circumstances, and (B) use its commercially reasonable efforts to cause such notice to be provided in a manner that would not be so restricted or prohibited.

(c) No notification given by the Company under this Section 7.07 shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

SECTION 7.08 Further Action; Commercially Reasonable Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, including Section 7.12, each of the Parties shall use its commercially reasonable efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including, without limitation, (i) using its commercially reasonable efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as set forth in Section 4.05 necessary for the consummation of the Transactions and to fulfill the conditions to the Company Amalgamation, (ii) cooperating and working in good faith to make any amendments, revisions or modifications to this Agreement or any Ancillary Agreement as necessary or desirable to reflect the agreement or discussions of the Parties prior to the date hereof, in each case, on terms that are reasonably satisfactory to each Party and (iii) with respect to the Company, using commercially reasonable efforts to amend, revise or modify the terms of the Company Convertible Instruments, the Non-Convertible Company Instruments and the Remaining Company Convertible Instruments in a manner that is reasonably satisfactory to each Party to reflect the agreement or discussions of the Parties prior to the date hereof. In case, at any time after the Company Amalgamation Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each Party shall use its commercially reasonable efforts to take all such action.

(b) Each of the Parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other Parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other Parties to review in advance, and to the extent practicable consult about, any proposed communication by such Party to any Governmental Authority in connection with the Transactions. No Party shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate at such meeting. Subject to the terms of the Confidentiality Agreement, the Parties shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the Parties shall provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions. No Party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

SECTION 7.09 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of SPAC and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article IX) unless otherwise prohibited by applicable Law or the requirements of Nasdaq, each of SPAC and the Company shall each use its commercially reasonable efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Company Amalgamation or any of the other Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other Party; provided, however, that each of SPAC and the Company may make any such announcement or other communication (a) if such announcement or other communication is required by applicable Law or the rules of any stock exchange, in which case the disclosing Party shall, to the fullest extent permitted by applicable Law, first allow the other Party to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, (b) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 7.09 and (c) to Governmental Authorities in connection with any consents, approvals and authorizations required to be made under this Agreement or in connection with the Transactions. Furthermore, nothing contained in this Section 7.09 shall prevent SPAC or the Company and/or its respective Affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors.

SECTION 7.10 Tax Matters.

(a) The Continuation and the Company Amalgamation shall be reported by the Parties for all Tax purposes in accordance with the Intended Tax Treatment, including the filing of the statement required by Treasury Regulations Section 1.368-3 and the filing of Internal Revenue Services from 8937 in accordance with applicable law, and the Parties shall not take any position inconsistent with the Intended Tax Treatment, unless otherwise required by applicable law as a result of a “determination” (within the meaning of Section 1313(a) of the Code). The Parties shall reasonably cooperate, and shall cause their respective representatives to reasonably cooperate, to document and support the Intended Tax Treatment, including providing customary factual support letters.

(b) Within ninety (90) days after the end of each taxable year of SPAC: (i) SPAC shall determine its status as a “passive foreign investment company” within the meaning of Section 1297 of the Code (“PFIC”); and (ii) if SPAC determines that it was a PFIC for such taxable year, SPAC shall determine the PFIC status of each of its subsidiaries that at any time during such taxable year was a foreign corporation within the meaning of Section 7701(a) of the Code (the “Non-U.S. Subsidiaries”). If SPAC determines that it or any of the Non-U.S. Subsidiaries was a PFIC for such taxable year, SPAC shall use reasonable best efforts to provide the statements and information electronically on a per-share basis (including a PFIC Annual Information Statement meeting the requirements of Treasury Regulation Section 1.1295-1(g)) necessary to enable SPAC Shareholders and their direct and/or indirect owners that are United States persons (within the meaning of Section 7701(a)(30) of the Code) to comply with the provisions of the Code with respect to PFICs, including making and complying with the requirements of a “qualified electing fund” election pursuant to Section 1295 of the Code. The obligations under this Section 7.10 shall survive the Closing.

(c) On the Closing Date, the Company shall cause each Subsidiary of the Company, other than PGF Real Estate I, Inc., that is organized in a jurisdiction within the United States of America to provide Amalco with a certificate prepared in a manner consistent and in accordance with the requirements of Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h), certifying that interests in such Subsidiary are not United States real property interests within the meaning of Sections 897 and 1445 of the Code. After the Closing, each such Subsidiary shall mail to the Internal Revenue Service a copy of the certification provided pursuant to Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h) together with the notice and information required by Treasury Regulations Section 1.897-2(h) in accordance with the provisions of and within the time frames provided in Treasury Regulations Section 1.897-2(h).

SECTION 7.11 Stock Exchange Listing.

(a) New SPAC shall use its reasonable best efforts to cause the Aggregate Transaction Consideration issued in connection with the Transactions to be approved for listing on Nasdaq at Closing. During the period from the date hereof until the Closing, SPAC (or New SPAC, after the Continuance Effective Time) shall use its reasonable best efforts to keep the SPAC Units, SPAC Class A Shares and SPAC Warrants listed for trading on Nasdaq.

(b) Prior to the Closing, New SPAC shall apply for a mutually agreed upon new ticker symbol with Nasdaq that reflects a mutually agreed name contingent on the SPAC Proposals having been approved and adopted by the Requisite SPAC Approval, the Cayman Act, the OBCA and the rules and regulations of Nasdaq.

SECTION 7.12 Clearances and Approvals.

(a) To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, or lessening of competition through merger or acquisition, including the HSR Act (“Antitrust Laws”), each Party hereto agrees to promptly (i) and no later than fifteen (15) Business Days from the date of this Agreement, file with the United States Federal Trade Commission and the United States Department of Justice, any notification form required pursuant to the HSR Act in connection with the Transactions and (ii) as soon as reasonably practicable after the date of this Agreement, make any required filing, notice, or application under other Antitrust Laws listed on Section 7.12 of the Company Disclosure Schedule. The Parties hereto agree to use commercially reasonable efforts to supply, as promptly as reasonably practicable, any additional information and documentary material that may be requested pursuant to Antitrust Laws and to use commercially reasonable efforts to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act, provided that, notwithstanding anything in this Agreement to the contrary, nothing in this Section 7.12 or any other provision of this Agreement shall require SPAC, Newco, Sponsor or any of their Affiliates or Subsidiaries (including, for purposes of this sentence, the Sponsor and any investment funds or investment vehicles affiliated with, or managed or advised by, the Sponsor, or any portfolio company (as such term is commonly understood in the private equity industry) or investment of any such investment fund or investment vehicle), to, and neither the Company nor any Company Subsidiary shall be required to agree or otherwise be required to sell, divest, dispose of, license, hold separate, or take or commit to take any action that limits in any respect its freedom of action with respect to, or its ability to retain, any businesses, products, rights, services, licenses, or assets of SPAC, the Company, or any of their respective Subsidiaries or Affiliates, or any interests therein.

(b) Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Laws or FDI Laws, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other parties reasonably informed of any material communication received by such party or its Representatives from, or given by such party or its Representatives to, any Governmental Authority and of any material communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions; (iii) permit a Representative of the other Parties and their respective outside counsel to review any material communication given by it to, and consult with each other in advance of any substantive meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give a Representative or Representatives of the other parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority; provided, however, that any information or materials provided to or received by any Party under this Section 7.12 or any other section of this Agreement may be redacted (A) to remove references concerning the valuation of the Company and its Subsidiaries or other competitively sensitive material, (B) as necessary to comply with contractual arrangements and (C) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns, and that the Parties may, as each deems advisable, reasonably designate any material or information provided to or received by any party under this Section 7.12 as “outside counsel only material.” Materials designated “outside counsel only” under this Section 7.12 shall be given only to the designated legal counsel of the recipient and shall not be disclosed by such legal counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials.

(c) Subject to the terms and conditions of this Agreement, no Party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority of any required filings or applications under Antitrust Laws or FDI Laws. The Parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the Parties to consummate the Transactions, to use commercially reasonable efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

SECTION 7.13 PCAOB Audited Financials. The Company shall use commercially reasonable efforts to (a) deliver true, correct and complete copies of (i) the audited consolidated balance sheet of the Company as of December 31, 2021 by February 28, 2023 and the audited consolidated balance sheet of the Company as of December 31, 2022 by May 15, 2023, and the related audited consolidated statements of income of the Company for such years, each audited in accordance with the auditing standards of the PCAOB, together with an audit report thereon from the Company’s independent public accountants (collectively, the “PCAOB Audited Financials”), (ii) the unaudited consolidated balance sheet of the Company as of the last day of each subsequent fiscal quarter of the Company ending at least forty-five (45) days prior to the filing of the Registration Statement, and the related unaudited consolidated statements of income and cash flows of the Company for the fiscal quarter and year-to-date period ended as of each such date (and for the comparable periods in the prior fiscal year), or otherwise required by the rules and regulations of the SEC governing the Registration Statement, in each case reviewed by the Company’s independent public accountants in accordance with AS 4105, Reviews of Interim Financial Information (the “Company Unaudited Financials”), (iii) any historical financial statements of any persons acquired or to be acquired by the Company required by Rule 3-05 of Regulation S-X of the SEC or otherwise required by the rules and regulations of the SEC governing the Registration Statement (in the case of any such financial statements required to be audited, each audited in accordance with the auditing standards of the AICPA, together with an audit report thereon from the Company’s independent auditors) (the “Acquired Company Financials”) and (iv) any unaudited pro forma financial statements required by Regulation S-X of the SEC to be included in the Registration Statement (the “Pro Forma Financials” and, together with the PCAOB Audited Financials, the Company Unaudited Financials, the Acquired Company Financials, the “Required Financials”) as promptly as reasonably practicable but no later than May 15, 2023, and (B) make any necessary amendments, restatements or revisions to the Required Financials such that they remain compliant through the date of completion of the offering pursuant to the Registration Statement and completion of the private placements and the transactions contemplated by any other financing arrangements.

SECTION 7.14 Subsequent Unaudited Company Financial Statements. The Company shall, from the date hereof until the Closing Date, prepare and deliver to SPAC, as promptly as reasonably practicable and no later than forty five (45) calendar days after the end of any fiscal quarter, the unaudited combined balance sheet of the Company as of the end of such fiscal quarter and the related unaudited combined statements of income, comprehensive income, equity and cash flows of the Company for such fiscal quarter, together with comparable financial statements for the corresponding periods of the prior fiscal years, in each case, to the extent required to be included or incorporated by reference in the Registration Statement and the Proxy Statement (collectively, the “Subsequent Unaudited Company Financial Statements”). The Subsequent Unaudited Company Financial Statements shall be prepared from the Books and Records of the Company and the Company Subsidiaries and in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may otherwise be required under GAAP) and the applicable rules and regulations of the SEC, including the requirements of Regulation S-X. The Subsequent Unaudited Company Financial Statements shall have been reviewed by the independent accountant for the Company in accordance with the procedures specified by the PCAOB in AU Section 722. When delivered, the Subsequent Unaudited Company Financial Statements shall present fairly in all material respects the combined financial position and combined and consolidated results of operations of the Company and the Company Subsidiaries as of the dates and for the periods shown therein, except for the absence of footnotes and subject to changes as a result of year-end adjustments.

SECTION 7.15 Trust Account. As of the Company Amalgamation Effective Time, the obligations of SPAC to dissolve or liquidate within a specified time period as contained in SPAC Memorandum and Articles shall be terminated and SPAC shall have no obligation whatsoever to liquidate and dissolve the assets of SPAC by reason of the consummation of the Transactions or otherwise, and no shareholder of SPAC shall be entitled to receive any amount from the Trust Account. SPAC shall provide notice to CST in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to CST pursuant to the Trust Agreement and cause CST prior to the Company Amalgamation Effective Time, and CST shall thereupon be obligated, to transfer the funds held in the Trust Account (other than such funds as are necessary to pay SPAC Shareholders who have exercised their Redemption Rights) as directed by SPAC and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

SECTION 7.16 SPAC Extension Proposal. The Company and SPAC agree that, unless this Agreement shall have otherwise been terminated in accordance with its terms, then SPAC shall call an extraordinary general meeting of its shareholders regarding the SPAC Extension Proposal, to be held on February 28, 2023, and the Parties shall cooperate with the preparation, filing and mailing of proxy materials to be sent to the SPAC Shareholders seeking approval of the SPAC Extension Proposal; provided, however, that such SPAC Extension Proposal shall not seek to amend the SPAC Memorandum and Articles to extend the time period for SPAC to consummate a business combination beyond December 8, 2023.

SECTION 7.17 New Investor Convertible Note Financing; Permitted Company Financing.

(a) During the period from the date of this Agreement and continuing until the earlier of (x) the termination of this Agreement in accordance with Section 9.01 or (y) the Closing, notwithstanding anything to the contrary set forth in this Agreement, the Company may execute note purchase, subscription or other similar agreements (the “New Investor Note Purchase Agreement”) with a potential investor or potential investors, in each case, introduced to the Company by SPAC or Sponsor (the “New Investors”), providing for the issuance by the Company of convertible notes on terms and conditions substantially similar to the terms and conditions of the Sponsor Note Purchase Agreement (including provisions relating to tax gross-up) and reasonably acceptable to the Company and SPAC (for the avoidance of doubt, the issuance by the Company of convertible notes on terms and conditions substantially similar to the terms and conditions of the Sponsor Note Purchase Agreement (including provisions relating to tax gross-up) shall be deemed reasonably acceptable to the Company and SPAC for purposes of this Section 7.17(a)). If the Company desires to seek such financing (the “New Investor Convertible Note Financing”), the Company agrees, and shall cause the appropriate officers and employees thereof, to use commercially reasonable efforts to cooperate in connection with the arrangement of such New Investor Convertible Note Financing (including the satisfaction of the conditions precedent set forth therein) as may be reasonably acceptable to the Company and SPAC, including by (i) participating in a reasonable number of meetings, presentations, due diligence sessions, drafting sessions and sessions with rating agencies at mutually agreeable times and locations and upon reasonable advance notice; (ii) assisting with the preparation of customary materials for actual and potential investors, rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with such financing; provided, that, the Company shall have the right to review and approve (which approval shall not be unreasonably conditioned, withheld or delayed) any such materials prior to their distribution; (iii) providing financial statement and other financial information regarding the Company that is readily available or within the Company’s possession and as is reasonably requested in connection with arrangement of such New Investor Convertible Note Financing; and (iv) otherwise reasonably cooperating in SPAC’s efforts to obtain and facilitate such New Investor Convertible Note Financing. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 9.01 or the Closing, notwithstanding anything to the contrary set forth in this Agreement, the Company may also seek and enter into equity financing, which may, in the Company’s discretion, result in a corresponding reduction in the principal amount of the New Investor Convertible Note Financing. All New Investor Convertible Notes shall convert into New SPAC Shares immediately following the New SPAC Amalgamation.

(b) Additionally, during the period from the date of this Agreement and continuing until the earlier of (i) the termination of this Agreement in accordance with Section 9.01 or (ii) the Closing, notwithstanding anything to the contrary set forth in this Agreement, the Company may execute subscription, note purchase or other similar agreements providing for the issuance (a “Permitted Company Financing”) by the Company of equity or equity-linked securities of the Company or any Company Subsidiary on terms that are reasonably satisfactory to SPAC if (and only if): (A) the aggregate gross cash proceeds from any such Permitted Company Financing, when added to the aggregate gross cash proceeds from any issuances of New Investor Convertible Notes and the Sponsor Convertible Notes, do not exceed One Hundred Million United States Dollars (USD$100,000,000) and (B) the issuance of any equity or equity-linked securities in such Permitted Company Financing shall be at a price that implies a post-money valuation of the Company of not less than the Company Value.

SECTION 7.18 New SPAC Equity Plan.

(a) Prior to the Company Amalgamation Effective Time, SPAC shall adopt, subject to approval of the shareholders of SPAC: (i) an equity incentive plan for employees, consultants, independent contractors and directors of New SPAC and its Subsidiaries (the “New SPAC Equity Plan”) in form and substance to be mutually agreed to by the Company and SPAC prior to the filing of the Registration Statement, which shall provide for awards for a number of shares of New SPAC Shares equal to fifteen percent (15%) of the number of shares of New SPAC Shares issued and outstanding as of immediately following the Company Amalgamation Effective Time.

(b) Notwithstanding anything herein to the contrary, SPAC and the Company acknowledge and agree that all provisions contained in this Section 7.18 are included for the sole benefit of SPAC, New SPAC and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, policy, arrangement or contract, (ii) shall limit the right of SPAC, New SPAC or the Company or their respective Affiliates to amend, terminate or otherwise modify any existing benefit plans or other employee benefit plan, program, policy, arrangement or contract following the Closing Date or (iii) shall confer upon any Person who is not a party to this Agreement (including any equity holder, any current or former director, manager, officer, employee, consultant or independent contractor of the Company or any of the Company Subsidiaries, or any participant in any employee benefit plan, program, policy, arrangement or contract (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

SECTION 7.19 Employment Agreement. The Company and Key Employee shall enter into the Employment Agreement and the Company shall use commercially reasonable efforts to cause Key Employee to execute and deliver to the Company the Employment Agreement prior to the Closing. Compensation of Key Employee shall be subject to approval of the New SPAC Board (and any committee thereof), in its sole discretion.

SECTION 7.20 Transfer of Domain Names. The Company shall use commercially reasonable efforts to cause the transfer to the Company or the Company Subsidiaries of each of the domain names identified in Section 7.20 of the Company Disclosure Schedule prior to the Closing.

SECTION 7.21 SPAC Public Filings. From the date hereof through the completion of the New SPAC Amalgamation, SPAC will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

SECTION 7.22 Section 16 Matters. Prior to the Continuance Effective Time, each of the Company and SPAC shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Company Shares or acquisitions of New SPAC Shares (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the Transactions by each Person who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the Transactions to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 7.23 Shareholder Litigation. In the event that any litigation related to this Agreement, any Ancillary Agreement, the Transactions, or the transactions contemplated thereby is brought, or, to the knowledge of SPAC, threatened against SPAC or the SPAC Board by any of SPAC Shareholders prior to the Closing, SPAC shall reasonably consult with the Company with respect to such litigation and shall promptly notify the Company of any such litigation and keep the Company reasonably informed with respect to the status thereof. SPAC shall give due consideration to the Company’s advice with respect to such litigation.

SECTION 7.24 Resignation of Directors and Officers of New SPAC. New SPAC shall use commercially reasonable efforts to ensure that all officers and directors of New SPAC immediately prior to the New SPAC Amalgamation Effective Time execute and deliver written resignations effective as of the New SPAC Amalgamation Effective Time.

SECTION 7.25 Repayment of Outstanding Helg Notes. New SPAC shall repay or cause the repayment of all Outstanding Helg Notes following the completion of the Closing as soon as the conditions for repayment thereof, as provided in the Outstanding Helg Notes, as in effect on the date of this Agreement, are satisfied.

SECTION 7.26 Amendment to Remaining Convertible Instruments. The Company agrees that it shall use its commercially reasonable efforts to negotiate and enter into an amendment to extend the maturity (as set forth in the applicable note purchase agreement or convertible note issued pursuant to a note purchase agreement) of the executed note purchase agreements with certain noteholders, including (i) the note purchase agreement, dated April 13, 2022, by and among Cibus, the Company and Loan Holding Company 1, as amended by Amendment No. 1 to the Note Purchase Agreement, dated December 15, 2022, by and among Cibus, the Company and Loan Holding Company 1 and (ii) the note purchase agreement, dated May 20, 2022, by and among the Company, Bayspring Financial Investment Limited, Gregor Baumerich and Guillaume Francioli.

ARTICLE VIII.

CONDITIONS TO THE Transactions

SECTION 8.01 Conditions to the Obligations of Each Party. The obligations of each of the Parties to consummate the Transactions, including the Company Amalgamation, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

(a) Company Required Approval. The Company Required Approval of the Company Arrangement Resolution shall have been approved by the Company Shareholders in accordance with the Interim Order and applicable Law and a certified copy of the Company Arrangement Resolution shall have been delivered to SPAC.

(b) SPAC Shareholders’ Approval. The SPAC Proposals shall have been approved and adopted by the Requisite SPAC Approval in accordance with Proxy Statement, the Cayman Act, the SPAC Governing Documents and the rules and regulations of Nasdaq.

(c) Final Order. The Final Order shall have been granted in form and substance satisfactory to the Parties, acting reasonably, and the Final Order shall not have been set aside or modified in a manner unacceptable to the Parties, acting reasonably, on appeal or otherwise.

(d) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Company Amalgamation and, illegal or otherwise prohibiting consummation of the Transactions, including the Company Amalgamation.

(e) Regulatory Approvals. All pre-Closing approvals or clearances reasonably required under any applicable Antitrust Laws and FDI Laws, other than the ICA Approval, shall have been obtained.

(f) Registration Statement; Proxy Statement. The Registration Statement shall have been declared effective under the Securities Act and/or the Proxy Statement shall have been cleared by the SEC. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.

(g) Continuance. The Continuance shall have occurred and a copy of the New SPAC Articles of Continuance shall have been delivered to the Company.

(h) Net Tangible Assets. After giving effect to the Transactions (including any private placement or placements to be consummated immediately prior to the consummation of the Transactions), New SPAC shall have at least USD$5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Company Amalgamation Effective Time.

(i) Available Cash. The amount of Closing Available Cash shall be no less than Thirty Million United States Dollars (USD$30,000,000) (the “Minimum Cash Condition”), and SPAC shall have made appropriate arrangements for the Closing Available Cash to be released to the Company, or released as directed by, the Company at Closing; provided, that, for the avoidance of doubt, the Minimum Cash Condition shall be reduced by any cash amounts received by the Company prior to the Closing in connection with (A) the New Investor Convertible Note Financing or (B) any Permitted Company Financing.

SECTION 8.02 Conditions to the Obligations of SPAC and Newco. The obligations of SPAC and Newco to consummate the Transactions, including the Company Amalgamation, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in Section 4.01 (Organization and Qualification; Company Subsidiaries), Section 4.02 (Governing Documents), Section 4.03 (Capitalization), Section 4.04 (Authority Relative to this Agreement) and Section 4.24 (Brokers) shall each be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of the Company contained in this Agreement shall be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Company Amalgamation Effective Time.

(c) Officer Certificate. At or prior to Closing, the Company shall deliver to New SPAC a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(d).

(d) Material Adverse Effect. No Company Material Adverse Effect shall have occurred.

(e) Registration Rights Agreement. All parties to the Registration Rights Agreement (other than New SPAC) shall have delivered, or cause to be delivered, to New SPAC copies of the Registration Rights Agreement duly executed by all such parties.

(f) Lock-Up Agreement. All parties to the Lock-Up Agreement (other than New SPAC) shall have delivered, or cause to be delivered, to New SPAC copies of the Lock-Up Agreement duly executed by all such parties.

(g) FIRPTA Tax Certificates. On or prior to the Closing, the Company and each Company Subsidiary other than PGF Real Estate I, Inc. shall deliver to New SPAC a properly executed certification that shares of Company and each Company Subsidiary are not “U.S. real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the Internal Revenue Service (IRS) (which shall be filed by SPAC with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

(h) Exchange Spreadsheet. The Company shall have delivered to SPAC the Exchange Spreadsheet in accordance with Section 3.02.

(i) PCAOB Audited Financials. As provided in Section 7.13 of this Agreement, the PCAOB Audited Financials shall have been timely delivered to SPAC in form and substance reasonably satisfactory to SPAC, including, without limitation, together with an audit report thereon from the Company’s independent public accountants.

(j) Employment Agreement. The Company shall cause Key Employee to duly execute the Employment Agreement, and Key Employee shall have delivered to New SPAC a duly executed copy of the Employment Agreement.

(k) Consents. All consents (including any third-party consents), approvals and authorizations set forth on Section 8.02(k) of the Company Disclosure Schedule shall have been obtained by the Company, and the Company shall have delivered to SPAC copies of all consents including third party prior written consents listed on Section 8.02(k) of the Company Disclosure Schedule approving Transactions with no conditions.

(l) Waiver from Cibus. The Company shall have received, in writing, a waiver from Cibus, whereby Cibus waives the special rights granted to it pursuant to the Cibus Side Letter with respect to its investment (including permitted transfers, and pre-emptive rights on financings).

(m) Company Closing Indebtedness. The Company Closing Indebtedness shall not exceed Seventeen Million United States Dollars (USD$17,000,000).

(n) ICA Approval. The ICA Approval shall have been obtained.

SECTION 8.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions, including the Company Amalgamation, are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of SPAC (and New SPAC after the Continuance Effective Time) and Newco (as applicable), contained in Section 5.01 (Corporation Organization), Section 5.02 (Governing Documents), Section 5.03 (Capitalization), Section 5.04 (Authority Relative to this Agreement) and Section 5.12 (Brokers) shall each be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of SPAC (and New SPAC after the Continuance Effective Time) and Newco contained in this Agreement shall be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a SPAC Material Adverse Effect.

(b) Agreements and Covenants. SPAC (and New SPAC after the Continuance Effective Time) and Newco shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Company Amalgamation Effective Time.

(c) Officer Certificate. New SPAC shall have delivered to the Company a certificate, dated the date of the Closing, signed by an officer of New SPAC, certifying as to the satisfaction of the conditions specified in Section 8.03(a), Section 8.03(b), Section 8.03(d) and Section 8.03(e).

(d) Material Adverse Effect. No SPAC Material Adverse Effect shall have occurred.

(e) Stock Exchange Listing. A supplemental listing shall have been filed with Nasdaq as of the Closing Date to list New SPAC Shares constituting the Aggregate Transaction Consideration, the New SPAC Shares shall have been accepted for listing on the Nasdaq, or another national securities exchange in the U.S. mutually agreed amongst the Parties in writing, as of the Closing Date.

(f) Registration Rights Agreement. New SPAC shall have delivered a copy of the Registration Rights Agreement duly executed by New SPAC, Sponsor and certain Affiliates of Sponsor.

(g) Lock-Up Agreement. New SPAC shall have delivered a copy of the Lock-Up Agreement duly executed by New SPAC, Sponsor and certain Affiliates of Sponsor.

ARTICLE IX.

TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01 Termination. This Agreement may be terminated, and the Company Amalgamation and the other Transactions may be abandoned at any time prior to the Company Amalgamation Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the Company or the SPAC Shareholders, as follows:

(a) by mutual written consent of SPAC and the Company; or

(b) by either SPAC or the Company if the Company Amalgamation Effective Time shall not have occurred prior to December 8, 2023 (the “Outside Date”); provided that the Outside Date shall automatically be extended, without any further action by any Party, as provided in the SPAC Extension Proposal if it shall have been approved by the SPAC Shareholders; provided, further, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any Party that either directly or indirectly through its Affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date; or

(c) by either SPAC or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Transactions, including the Company Amalgamation, illegal or otherwise preventing or prohibiting consummation of the Transactions, including the Company Amalgamation; or

(d) by either SPAC or the Company, if any of the SPAC Proposals shall fail to receive the Requisite SPAC Approval; or

(e) by either SPAC or the Company, if the Company Required Approval in respect of the Company Arrangement Resolution shall not have been obtained from the Company Shareholders in accordance with the terms of this Agreement, the Interim Order and applicable Law;

(f) by SPAC, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 8.02(a) and 8.02(b) would not be satisfied (“Terminating Company Breach”); provided that SPAC has not waived such Terminating Company Breach and SPAC is not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided further, that, if such Terminating Company Breach is curable by the Company, SPAC may not terminate this Agreement under this Section 9.01(f) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by SPAC to the Company; or

(g) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of SPAC set forth in this Agreement, or if any representation or warranty of SPAC shall have become untrue, in either case such that the conditions set forth in Sections 8.03(a) and 8.03(b) would not be satisfied (“Terminating SPAC Breach”); provided that the Company have not waived such Terminating SPAC Breach and the Company are not then in material breach of its representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating SPAC Breach is curable by SPAC, the Company may not terminate this Agreement under this Section 9.01(g) for so long as SPAC continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to SPAC; or

(h) by SPAC, if the PCAOB Audited Financials shall not have been delivered to SPAC by the Company on or before May 30, 2023, or

(i) by SPAC, if a Company Material Adverse Effect has occurred.

SECTION 9.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any Party, except as set forth in Section 9.02, Section 9.03, Article X and any corresponding definitions set forth in Article I, or in the case of termination subsequent and due to a willful material breach of this Agreement by a Party.

SECTION 9.03 Payment of Expenses; Termination Fee.

(a) Prior to and until the Closing, all Transaction Expenses shall be paid by the Party incurring such Transaction Expenses.

(b) Notwithstanding anything to the contrary set forth in Section 9.03(a) above, at the Closing, the Company and SPAC shall pay, deposit, or make provision for such payment or deposit, equally:

(i) all costs, fees (including filing fees) and expenses (collectively, “Expenses”) in connection with (x) the preparation, printing, mailing and soliciting proxies in relation to the Proxy Statement and filing the Registration Statement with the SEC (including the cost of all copies thereof and any amendments thereof or supplements thereto) and (y) all Extension Expenses in connection with the SPAC Extension Proposal (including mailing to SPAC Shareholders a definitive proxy statement relating to the SPAC Extension Proposal);

(ii) all Expenses in connection with any anti-trust or regulatory filings (e.g., pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended), in each case as such Expenses shall be incurred or otherwise be due and payable;

(iii) all Expenses incurred in connection with any filings with or approvals from Nasdaq in connection with the Transactions; and

(iv) any Expenses related to the reconciliation, and related accounting adjustments, of the financial statements of the Company, in accordance with U.S. GAAP principles;

provided, however, that the Company’s responsibility to pay or deposit amounts with respect to the Expenses set forth in this Section 9.03(b) shall be capped at Fifteen Million United States Dollars (USD$15,000,000); provided, further, that the Company’s responsibility to pay or deposit amounts with respect to the Extension Expenses set forth in this Section 9.03(b) shall be capped at Thirty Thousand United States Dollars (USD$30,000) per month during the period between the date hereof and the Closing Date.

(c) At Closing (upon release of funds from the Trust Account, New SPAC shall pay all Outstanding Company Transaction Expenses and Outstanding SPAC Transaction Expenses, including in connection with (i) Working Capital Loans, (ii) any notary fees and (iii) all Transfer Taxes including any real estate transfer taxes;

(d) Notwithstanding anything to the contrary set forth herein:

(i) if SPAC or the Company (as applicable) shall have terminated this Agreement pursuant to (A) Section 9.01(b) (if the Company Amalgamation Effective Time shall not have occurred prior to Outside Date), (B) Section 9.01(e) (if the Company Required Approval in respect of the Company Arrangement Resolution shall not have been obtained at the Company Shareholders Meeting), (C) Section 9.01(h) (if the PCAOB Audited Financials are not delivered by the date set forth in Section 9.01(h)) and (D) Section 9.01(i) (if a Company Material Adverse Effect has occurred), then, whether or not (x) the Registration Statement has been declared and/or remains effective or (y) all conditions set forth in Sections 8.01 and 8.02 have been satisfied or are capable of being satisfied, the Company shall pay SPAC, by wire transfer of immediately available funds within two (2) Business Days after such termination an amount equal to Five Million United States Dollars (USD$5,000,000) (the “Termination Fee”) as consideration for the disposition of SPAC’s rights under this Agreement. The Parties agree that the Termination Fee shall be payable by the Company in the event of termination by SPAC pursuant to Sections 9.01 (b), 9.01(h) and 9.01(i), only in the event of misconduct by the Company and, for clarification purposes, the Termination Fee shall not be payable in case termination by SPAC pursuant to Sections 9.01 (b), 9.01(h) and 9.01(i) is due to an action or omission by a third-party and the Company has acted in good faith and in a timely manner to cure such third-party action or omission, but failed to do so not due to the Company’s misconduct, or on account of termination occurring pursuant to Section 9.01(c);

(ii) the Parties acknowledge and agree that the provisions for payment of the Termination Fee set forth in this Section 9.03(d) is an integral part of the Transactions and is included herein in order to induce SPAC to enter into this Agreement. If the Company fails to pay the Termination Fee or any portion thereof under this Section 9.03(d), and SPAC commences a suit which results in a final, nonappealable judgment against the Company for the Termination Fee, or any unpaid portion thereof, then the Company shall pay SPAC’s Expenses (including reasonable attorneys’ fees and disbursements) in connection with such suit, together with interest on the Termination Fee or any unpaid portion thereof at the prime rate (as published in The Wall Street Journal) in effect on the date such payment was required to be made through and including the date of payment.

SECTION 9.04 Amendment. This Agreement may be amended in writing by the Parties at any time prior to the Company Amalgamation Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

SECTION 9.05 Waiver. At any time prior to the Company Amalgamation Effective Time, (a) SPAC (or New SPAC after the Continuance Effective Time) may (i) extend the time for the performance of any obligation or other act of the Company, (ii) waive (in writing) any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (iii) waive (in writing) compliance with any agreement of the Company or any condition to its own obligations contained herein and (b) the Company may (i) extend the time for the performance of any obligation or other act of SPAC or New SPAC, (ii) waive (in writing) any inaccuracy in the representations and warranties of SPAC or Newco contained herein or in any document delivered by SPAC pursuant hereto and (iii) waive (in writing) compliance with any agreement of SPAC or any condition to its own obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Parties or the parties to be bound thereby.

ARTICLE X.

GENERAL PROVISIONS

SECTION 10.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.01):

if to SPAC, New SPAC (after the Continuance Effective Time) or Newco:

Oxus Acquisition Corp.
7F 77/2 AL-FARABI AVENUE
ALMATY 1P 050040
Kazakhstan
Attention: Kanat Mynzhanov
Email: kanat@oxusacquisition.com

with a copy to:

Greenberg Traurig, LLP
One Vanderbilt Avenue,
New York, NY 10017
Attention: Jason Kislin; Michael Helsel

Email: kislinj@gtlaw.com; helselm@gtlaw.com

if to the Company:

Borealis Foods Inc.
1540 Cornwall Road
Suite 104
Oakville, Ontario L6J 7W5

Canada
Attention: Pouneh Rahimi
Email: prahimi@borealisfoods.ca

with a copy to:

Nixon Peabody LLP
Tower 46, 55 West 46th Street
New York, NY 10036-4120
Attention: Richard F. Langan, Jr.; Christopher Keefe
Email: rlangan@nixonpeabody.com; CKEEFE@nixonpeabody.com

and with a copy to:

Bennett Jones LLP
4500, 855-2nd Street SW
Calgary, Alberta T2P 4K7
Attention: John Mercury; James McClary
Email: MercuryJ@bennettjones.com; McClaryJ@bennettjones.com

SECTION 10.02 Non-Survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein, including Section 7.25, that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article X.

SECTION 10.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 10.04 Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede, except as set forth in Section 7.04(b), all prior agreements and undertakings, both written and oral, among the Parties or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise) by any Party without the prior express written consent of the other Parties.

SECTION 10.05 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.06 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

SECTION 10.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State; provided that the Company Amalgamation and the fiduciary duties of the Company Board and the SPAC Board shall, in each case, be governed by the Laws of the Province of Ontario and, prior to the Continuance, by the Laws of the Cayman Islands and after the Continuance, by the Laws of the Province of Ontario, as applicable. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in Court of Chancery of the State of Delaware or Federal court of the United States of America sitting in U.S. District Court for the District of Delaware. The Parties hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any Party and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

SECTION 10.07 Waiver of Jury Trial. Each of the Parties hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the Parties (a) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other Parties have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.07.

SECTION 10.08 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 10.09 Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (.pdf) transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 10.10 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the Parties’ obligation to consummate the Company Amalgamation) in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at Law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

SECTION 10.11 Non-Recourse. Except in the case of claims against a Person in respect of such Person’s actual fraud:

(a) Solely with respect to the Company, any Company Subsidiary, SPAC and Newco, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company, any Company Subsidiary, SPAC and Newco as named parties hereto; and

(b) except to the extent a Party hereto (and then only to the extent of the specific obligations undertaken by such Party hereto) or to the extent party to and as expressly contemplated by (and applicable to and subject to the terms of) any Ancillary Agreement, (i) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or Representative of the Company, any Company Subsidiary, SPAC or Newco and (ii) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or Representative of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, any Company Subsidiary, SPAC or Newco under this Agreement for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

SECTION 10.12 Conflicts and Privilege.

(a) SPAC and the Company, on behalf of their respective successors and assigns (including, after the Closing, New SPAC), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among the Sponsor, the SPAC Shareholders or holders of other equity interests of SPAC or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than New SPAC) (collectively, the “SPAC Group”), on the one hand, and New SPAC and/or the Company, any Company Subsidiary and/ or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “Company Group”), on the other hand, any legal counsel (including Greenberg Traurig, LLP and Torys LLP) that represented SPAC and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the SPAC Group in such dispute even though the interests of such Persons may be directly adverse to the SPAC or New SPAC, and even though such counsel may have represented SPAC in a matter substantially related to such dispute, or may be handling ongoing matters for SPAC, the Sponsor and/or any other member of the SPAC Group. SPAC and the Company further agree that, as to all legally privileged communications prior to the Closing between or among any legal counsel (including Greenberg Traurig, LLP and Torys LLP) that represented SPAC, the Sponsor and/or any other member of the SPAC Group prior to the Closing and any one or more such Persons that relate in any way to the transactions contemplated hereby, the attorney/client privilege and the expectation of client confidence belongs to the SPAC Group and shall be controlled by the SPAC Group, and shall not pass to or be claimed or controlled by SPAC (after giving effect to the Closing) and the Company. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with SPAC, the Sponsor and/or any other member of the SPAC Group (in any capacity) under a common interest agreement shall remain the privileged communications or information of New SPAC.

(b) SPAC and the Company, on behalf of their respective successors and assigns (including, after the Closing, New SPAC) hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among the Company Shareholders or holders of other equity interests of the Company and/or any of Company Group, on the one hand, and New SPAC and/or any member of the SPAC Group, on the other hand, any legal counsel (including Nixon Peabody LLP and Bennett Jones LLP) that represented the Company and/or any member of the Company Group prior to the Closing may represent any member of the Company Group in such dispute even though the interests of such Persons may be directly adverse to New SPAC, and even though such counsel may have represented SPAC and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for New SPAC. SPAC and the Company further agree that, as to all legally privileged communications prior to the Closing between or among any legal counsel (including Nixon Peabody LLP and Bennett Jones LLP) that represented the Company prior to the Closing and any one or more such Persons that relate in any way to the transactions contemplated hereby, the attorney/client privilege and the expectation of client confidence belongs to the Company Group and shall be controlled by the Company Group, and shall not pass to or be claimed or controlled by the SPAC, New SPAC or the Company. Notwithstanding the foregoing, any privileged communications or information shared by SPAC prior to the Closing with any member of the Company Group under a common interest agreement shall remain the privileged communications or information of New SPAC.

[Signature Pages Follow.]

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

OXUS ACQUISITION CORP.

By:	/s/ Kanat Mynzhanov
Name:	Kanat Mynzhanov
Title:	Chief Executive Officer

1000397116 ONTARIO INC.

By:	/s/ Kanat Mynzhanov
Name:	Kanat Mynzhanov
Title:	Director

Signature Page to Business Combination Agreement

IN WITNESS WHEREOF, each of the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BOREALIS FOODS INC.

By:	/s/ Reza Soltanzadeh
Name:	Reza Soltanzadeh
Title:	President

Signature Page to Business Combination Agreement

EXHIBIT A

Company Arrangement Resolution

See attached.

A-1

EXHIBIT A

FORM OF COMPANY ARRANGEMENT RESOLUTION

(1) The arrangement (the “Arrangement”) under section 182 of the Business Corporations Act (Ontario) (the “OBCA”) involving Oxus Acquisition Corp. (“SPAC”), 1000397116 Ontario Inc. (“Newco”), Borealis Foods Inc. (the “Company”) and the shareholders of the Company (the “Company Shareholders”), all as more particularly described and set forth in the management information circular of the Company dated [●], 2023 (the “Circular”), accompanying the notice of special meeting of the Company Shareholders, as the Arrangement may be modified or amended in accordance with its terms, is hereby authorized, approved and adopted.

(2) The plan of arrangement (the “Plan of Arrangement”) involving the Company, SPAC, Newco and the Company Shareholders, the full text of which is set out as Exhibit B to the business combination agreement dated February 23, 2023 by and among SPAC, Newco and the Company (the “Business Combination Agreement”), as the Plan of Arrangement may be modified or amended in accordance with the terms of the Plan of Arrangement and the Business Combination Agreement, is hereby authorized, approved and adopted.

(3) The Business Combination Agreement, the actions of the directors of the Company in approving the Business Combination Agreement and the actions of the directors and officers of the Company in executing and delivering the Business Combination Agreement and amendments, modifications or supplements thereto, and causing the performance by the Company of its obligations thereunder, are hereby ratified, approved and adopted.

(4) The Company is hereby authorized to apply for a final order from the Ontario Superior Court of Justice (Commercial List) (the “Court”) to approve the Arrangement on the terms set forth in the Business Combination Agreement and the Plan of Arrangement (as they may be amended, modified or supplemented and as described in the Circular or in accordance with the Interim Order (as defined in the Business Combination Agreement)).

(5) Notwithstanding that this special resolution has been passed (and the Plan of Arrangement adopted) by the Company Shareholders or that the Arrangement has been approved by the Court, the directors of the Company are hereby authorized and empowered without further notice to or approval of the shareholders of the Company (i) to amend the Business Combination Agreement or the Plan of Arrangement, to the extent permitted by the Business Combination Agreement or the Plan of Arrangement, and (ii) subject to the terms of the Business Combination Agreement, not to proceed with the Arrangement.

(6) Any one director or officer of the Company be and is hereby authorized and directed for and on behalf of the Company to execute, under the corporate seal of the Company or otherwise, and to deliver to the Director under the OBCA for filing, articles of arrangement and such other documents as are necessary or desirable to give effect to the Arrangement and the Plan of Arrangement in accordance with the Business Combination Agreement.

(7) Any one director or officer of the Company be and is hereby authorized and directed for and on behalf of the Company to execute or cause to be executed, under the corporate seal of the Company or otherwise, and to deliver or cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as in such person’s opinion may be necessary or desirable to give full effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.

A-2

EXHIBIT B

Plan of Arrangement

See attached

EXHIBIT B
PLAN OF ARRANGEMENT

PLAN OF ARRANGEMENT
UNDER SECTION 182 OF THE
BUSINESS CORPORATIONS ACT (ONTARIO)

Article 1
INTERPRETATION

Section 1.1 Definitions

Unless indicated otherwise, any capitalized term used herein but not defined shall have the meaning ascribed thereto in the Business Combination Agreement and the following terms shall have the respective meanings set out below (and grammatical variations of such terms shall have corresponding meanings):

“Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, Controls, is controlled by, or is under common control with, such specified person.

“Aggregate Transaction Consideration” means a number of New SPAC Shares equal to the quotient of (a) the Company Value divided by (b) Ten United States dollars (USD$10.00).

“Amalco” means the corporation to be formed on the Company Amalgamation.

“Arrangement” means an arrangement of the Company under Section 182 of the OBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations hereto made in accordance with the terms of the Business Combination Agreement or Section 4.1 or made at the direction of the Court in the Final Order with the prior written consent of the Parties, acting reasonably.

“Arrangement Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement.

“Arrangement Effective Time” means 5:01 p.m. (Toronto time) on the Arrangement Effective Date, or such other time as the Parties agree to in writing before the Arrangement Effective Date.

“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement required to be filed with the Director pursuant to Section 183(1) of the OBCA after the Final Order is made, which shall include this Plan of Arrangement and otherwise be in form and substance satisfactory to the Parties, acting reasonably.

“Business Combination Agreement” means the business combination agreement made as of February 23, 2023 by and between SPAC, Newco and the Company (including the Exhibits thereto) as it may be amended, modified or supplemented from time to time in accordance with its terms.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, New York, Toronto, Ontario or the Cayman Islands.

“CBCA” means the Canada Business Corporations Act.

“Certificate of Arrangement” means the certificate of arrangement to be issued by the Director pursuant to Subsection 183(2) of the OBCA in respect of the Articles of Arrangement.

“Code” has the meaning ascribed to such term in Section 3.4.

“Company” means Borealis Foods Inc., a corporation incorporated under the CBCA.

“Company Amalgamation” means the amalgamation of Newco and the Company, as described in Section 2.3(c).

“Company Amalgamation Effective Date” has the meaning ascribed to such term in Section 2.3(c).

“Company Amalgamation Effective Time” has the meaning ascribed to such term in Section 2.3(c).

“Company Arrangement Resolution” means the special resolution of the Company Shareholders approving this Plan of Arrangement to be considered and, if thought fit, passed by the requisite majority of the Company Shareholders, either at the Company Shareholders Meeting or unanimously in writing, in accordance with applicable Law and the terms of the Interim Order.

“Company Convertible Instruments” means the convertible financing instruments of the Company, including the Sponsor Convertible Notes, that are being converted into Company Shares immediately prior to the Company Amalgamation under this Plan of Arrangement as set forth in Section 1.01 of the Company Disclosure Schedule.

“Company Fully-Diluted Number” means, without duplication, the aggregate number of Company Shares issued and outstanding immediately prior to the Company Amalgamation Effective Time, which, for greater certainty, will include the Company Shares issued pursuant to Section 2.3(a) and Section 2.3(b).

“Company Incentive Plan” means the Employee Stock Option Plan of the Company, dated January 6, 2022.

“Company Optionholder” means a holder of Company Options.

“Company Options” means the options granted by the Company to certain employees, personnel or service providers to purchase Company Shares, whether or not exercisable and whether or not vested, immediately prior to the Closing under the Company Incentive Plan.

“Company Securityholders” means, collectively, the Company Shareholders, the Company Optionholders and the holders of Company Convertible Instruments.

“Company Shareholders” means, collectively, the holders of the Company Shares.

“Company Shareholders Meeting” means the meeting of the Company Shareholders, including any adjournment or postponement thereof in accordance with the terms of the Business Combination Agreement, that is to be convened as provided by the Interim Order and applicable Law to consider, and if deemed advisable, to approve the Company Arrangement Resolution.

“Company Shares” means, collectively, all of the issued and outstanding Class A, Class B, Class C and Class D common shares of the Company.

“Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Conversion Agreements” means, as applicable, all agreements executed and delivered by the Company, SPAC and certain holders of Company Convertible Instruments prior to Closing, pursuant to which the applicable parties thereto have agreed, among other things, that all or a portion of the outstanding principal and accrued interest under such Company Convertible Instruments shall, on the terms and subject to the conditions of the Business Combination Agreement, this Plan of Arrangement and the applicable Conversion Agreement (including, for the avoidance of doubt, the Sponsor Support Agreement), convert, in whole or in part, into Company Shares, immediately prior to the Company Amalgamation under this Plan of Arrangement.

“Court” means the Ontario Superior Court of Justice (Commercial List), or other court as applicable.

“Director” means the Director appointed pursuant to Section 278 of the OBCA.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Exchange Agent” means the bank or trust company appointed by New SPAC in accordance with the terms of Section 3.03(a) of the Business Combination Agreement.

“Exchange Fund” has the meaning ascribed to such term in Section 3.1(1).

“Final Order” means the final order of the Court pursuant to Subsection 182(5) of the OBCA in a form acceptable to the Parties, each acting reasonably, approving the Arrangement, as such order may be amended, modified, supplemented or varied by the Court (with the consent of the Parties, each acting reasonably) at any time prior to the Arrangement Effective Date or, if appealed, then, unless such appeal is withdrawn, abandoned or denied, as affirmed or as amended (provided that any such amendment is acceptable to the Parties, each acting reasonably) on appeal.

“Governmental Authority” means: (a) any court, tribunal, judicial body or arbitral body or arbitrator; (b) any domestic or foreign government or supranational body or authority whether multinational, national, federal, provincial, territorial, state, municipal or local and any governmental agency, governmental authority, governmental body, governmental bureau, governmental department, governmental tribunal or governmental commission of any kind whatsoever; (c) any subdivision or authority of any of the foregoing; (d) any quasi-governmental or private body or public body exercising any regulatory, administrative, expropriation or taxing authority under or for the account of the foregoing; (e) any stock or securities exchange; and (f) any public utility authority.

“Interim Order” means the interim order of the Court pursuant to Subsection 182(5) of the OBCA in a form acceptable to the Parties, each acting reasonably, providing for, among other things, the calling and holding of the Company Shareholders Meeting, as such order may be amended, modified, supplemented or varied by the Court with the consent of the Parties, each acting reasonably.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities Laws).

“New Investor Convertible Notes” means the convertible promissory notes in the aggregate amount of USD$20,000,000 issued by the Company to Belphar Ltd. pursuant to the New Investor Note Purchase Agreement.

“New Investor Note Purchase Agreement” means the note purchase agreement dated February 8, 2023 between the Company and Belphar Ltd., providing for the issuance of the New Investor Convertible Notes, as amended, restated, supplemented or otherwise modified from time to time.

“New SPAC” means SPAC as the entity that domesticates and continues from the Cayman Islands as a corporation existing under the Laws of the Province of Ontario, Canada after giving effect to the Continuance.

“New SPAC Amalco” means the corporation to be formed on the New SPAC Amalgamation.

“New SPAC Amalgamation” means the amalgamation of New SPAC and Amalco, as described in Section 2.3(d).

“New SPAC Amalgamation Effective Date” has the meaning ascribed to such term in Section 2.3(d).

“New SPAC Amalgamation Effective Time” has the meaning ascribed to such term in Section 2.3(d).

“New SPAC Shares” means common shares of New SPAC, after giving effect to the Continuance.

“Newco” means 1000397116 Ontario Inc., a corporation incorporated under the OBCA.

“OBCA” means the Business Corporations Act (Ontario).

“Option Exercise Price” means $0.0001.

“Parties” means, collectively, the Company and SPAC, and “Party” means either of them.

“Per Share Exchange Ratio” means the number obtained by dividing the Aggregate Transaction Consideration by the Company Fully-Diluted Number.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Plan of Arrangement” means this plan of arrangement, subject to any amendments or variations made in accordance with the Business Combination Agreement or Section 4.1 or made at the direction of the Court in the Final Order with the prior written consent of the Parties, each acting reasonably.

“Remaining Company Convertible Instruments” means the convertible instruments, set forth in Section 1.01 of the Company Disclosure Schedule, under which the specified portion of principal and accrued interest will remain outstanding following the completion of the Arrangement in accordance with the Business Combination Agreement.

“SEC” means the United States Securities and Exchange Commission.

“SPAC” means Oxus Acquisition Corp., an exempted company limited by shares incorporated under the Laws of the Cayman Islands.

“SPAC Warrant Agreement” means that certain warrant agreement dated September 2, 2021, by and between SPAC and Continental Stock Transfer and Trust Company.

“Sponsor” means Oxus Capital PTE. Ltd.

“Sponsor Convertible Notes” means the convertible notes issued by the Company to Sponsor pursuant to the Sponsor Note Purchase Agreement.

“Sponsor Note Purchase Agreement” means, collectively, the Note Purchase Agreement between the Company and Sponsor dated as of October 21, 2022 and the Note Purchase Agreement between the Company and Sponsor dated as of November 14, 2022, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Subsidiary” of the Company, SPAC, Newco or any other Person means an Affiliate Controlled by such person, directly or indirectly, through one or more intermediaries, and “Subsidiaries” means more than one Subsidiary.

“Tax” means all federal, state, provincial, local and non-U.S. income, profits, franchise, receipts, environmental, shares, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, escheat, unclaimed property, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

Section 1.2 Certain Rules of Interpretation

In this Plan of Arrangement, unless otherwise specified:

(1)	Headings, etc. The division of this Plan of Arrangement into Articles and Sections and the insertion of headings are for convenient reference only and do not affect the construction or interpretation of this Plan of Arrangement.

(2)	Currency. All references to “dollars” or to “$” are references to Canadian dollars, unless specified otherwise. In the event that any amounts are required to be converted from a foreign currency to Canadian dollars or vice versa, such amounts shall be converted using the most recent closing exchange rate of The Bank of Canada available before the relevant calculation date.

(3)	Gender and Number. Any reference to gender includes all genders. Words importing the singular number only include the plural and vice versa.

(4)	Certain Phrases, etc. The words (a) “including”, “includes” and “include” mean “including (or includes or include) without limitation”, (b) “or” is not exclusive, (c) “day” means “calendar day”, (d) “hereof”, “herein”, “hereunder” and words of similar import, shall refer to this Plan of Arrangement as a whole and not to any particular provision of this Plan of Arrangement, (e) “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”, (f) “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”, and (g) unless stated otherwise, “Article” or “Section” followed by a number or letter mean and refer to the specified Article or Section of this Plan of Arrangement.

(5)	Statutes and Rules. Any reference to a statute or to a rule of a self-regulatory organization, including any stock exchange, refers to such statute or rule and all rules, resolutions and regulations, administrative policy statements, instruments, blanket orders, notices, directions and rulings issued or adopted under it, as it or they may have been or may from time to time be amended or re-enacted, unless stated otherwise.

(6)	Date for Any Action. If the date on which any action is required to be taken hereunder is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day. Any reference to a number of days shall refer to calendar days unless Business Days are specified.

(7)	Time. Time shall be of the essence in every matter or action contemplated hereunder. All times expressed herein are local time in Toronto, Ontario unless otherwise stipulated herein.

Article 2
THE ARRANGEMENT

Section 2.1 Business Combination Agreement

This Plan of Arrangement is made pursuant to the Business Combination Agreement. If there is any inconsistency or conflict between the provisions of this Plan of Arrangement and the provisions of the Business Combination Agreement, the provisions of this Plan of Arrangement shall govern.

Section 2.2 Binding Effect

This Plan of Arrangement and the Arrangement shall become effective at the Arrangement Effective Time, and shall be binding on SPAC, Newco, the Company, all Company Shareholders, all Company Optionholders, all holders of Company Convertible Instruments, all holders of Remaining Company Convertible Instruments, all holders of New SPAC Shares, the registrar and transfer agent of the Company, the Exchange Agent and all other Persons at and after the Arrangement Effective Time, without any further act or formality required on the part of any Person.

Section 2.3 Arrangement

Commencing at the Arrangement Effective Time, each of the following events shall occur sequentially in the order set out below without any further authorization, act or formality, in each case, unless stated otherwise, effective as at five-minute intervals starting at the Arrangement Effective Time:

(a)	all applicable Company Convertible Instruments outstanding immediately prior to the Arrangement Effective Time (excluding, for greater certainty, the Remaining Company Convertible Instruments) shall, without further action by or on behalf of a holder of Company Convertible Instruments, be converted into Company Shares pursuant to their terms and the terms of any Conversion Agreements;

(b)	all Company Options outstanding immediately prior to the Arrangement Effective Time (whether vested or unvested), notwithstanding the terms of the Company Incentive Plan or any applicable award agreements in relation thereto, shall be deemed to be unconditionally vested and exercisable, and each Company Optionholder shall, without any further action by or on behalf of such Company Optionholder, be deemed to have exercised such Company Optionholder’s Company Options in exchange for such number of Company Shares (rounded down to the nearest whole Company Share) having an aggregate fair market value equal to (A) the aggregate fair market value of the Company Shares underlying such Company Optionholder’s Company Options, minus (B) the aggregate Option Exercise Price in respect of such Company Optionholder’s Company Options, and none of the Company or SPAC shall be obligated to pay such Company Optionholder any amount in respect of such Company Option; and, with respect to each Company Option that is exercised pursuant to this Section 2.3(b), as of the effective time of such exercise: (i) the holder thereof shall cease to be the holder of such Company Option, (ii) the holder thereof shall cease to have any rights as a holder in respect of such Company Option or under the Company Incentive Plan, as applicable, other than the right to receive the consideration to which such holder is entitled pursuant to this Section 2.3(b), (iii) such holder’s name shall be removed from the applicable register, and (iv) all agreements, grants and similar instruments relating thereto shall be cancelled;

(c)	Newco and the Company shall be amalgamated and continued as one corporation pursuant to the provisions of Subsection 182(1)(d) of the OBCA to form Amalco in such a manner that, upon the Company Amalgamation becoming effective (the date shown on the certificate of amalgamation giving effect to the Company Amalgamation, the “Company Amalgamation Effective Date” and the time on which such certificate is issued, the “Company Amalgamation Effective Time”):

(i)	Name: the name of Amalco shall be “Borealis Foods Inc.”;

(ii)	Registered Office: the registered office of Amalco shall be 1540 Cornwall Road, Suite 104, Oakville, Ontario L6J 7W5;

(iii)	Number of Directors: the number of directors of Amalco shall consist of a minimum number of three (3) directors and a maximum number of ten (10) directors. Until changed by the shareholders of Amalco, or by directors of Amalco if authorized to do so, the number of directors of Amalco shall be seven (7);

(iv)	Initial Directors: the initial directors of Amalco shall be Reza Soltanzadeh, Barthelemy Helg, [■], [■], [■], [■] and [■] and such Persons shall hold office until the next annual meeting of shareholders of Amalco or until their successors are appointed or elected;

(v)	Restrictions on Business and Powers: there shall be no restrictions on the business Amalco may carry on or the powers it may exercise;

(vi)	Authorized Capital and Rights, Privileges, Restrictions and Conditions: Amalco’s share capital will be comprised of common shares having the same terms and conditions as the common shares of Newco;

(vii)	Restrictions on the Issue, Transfer or Ownership of Shares: there shall be no restrictions on the issue, transfer or ownership of shares of Amalco;

(viii)	By-laws: the by-laws of Amalco shall be the by-laws of Newco, mutatis mutandis;

(ix)	Effect of Amalgamation:

(A)	Newco and the Company shall cease to exist as entities separate from Amalco;

(B)	Amalco shall assume all the property, rights, privileges and franchises and become subject to all liabilities, including civil, criminal and quasi-criminal, and all contracts, disabilities and debts of each of the predecessor corporations, including the Company’s obligations under the Remaining Company Convertible Instruments;

(C)	a conviction against, or ruling, order or judgment in favour of or against Newco or the Company may be enforced by or against Amalco; and

(D)	Amalco shall be deemed to be the party plaintiff or the party defendant, as the case may be, in any civil action commenced by or against Newco and the Company before the amalgamation has become effective;

(x)	Articles: the articles of amalgamation shall be deemed to be the articles of incorporation of Newco and the certificate of amalgamation shall be deemed to be the certificate of incorporation of Newco;

(xi)	Exchange of Shares:

(A)	without any action on the part of New SPAC, Newco, the Company or the Company Shareholders, each Company Share shall be exchanged for, in accordance with the terms of the Business Combination Agreement, this Plan of Arrangement and the Exchange Spreadsheet, the number of New SPAC Shares equal to the Per Share Exchange Ratio; and

(B)	each common share of Newco held by New SPAC shall be exchanged for a common share of Amalco on a one-for-one basis;

(xii)	Stated Capital: the aggregate stated capital of the common shares of Amalco will be an amount equal to $1.00;

(d)	New SPAC and Amalco shall be amalgamated and continued as one corporation with the same effect as if they had amalgamated pursuant to the provisions of Subsection 177(1) of the OBCA to form New SPAC Amalco in such a manner that, upon the New SPAC Amalgamation becoming effective (the date shown on the certificate of amalgamation giving effect to the Company Amalgamation, the “New SPAC Amalgamation Effective Date” and the time on which such certificate is issued, the “New SPAC Amalgamation Effective Time”):

(i)	Name: the name of New SPAC Amalco shall be “Borealis Foods Inc.”;

(ii)	Registered Office: the registered office of New SPAC Amalco shall be 1540 Cornwall Road, Suite 104, Oakville, Ontario L6J 7W5;

(iii)	Number of Directors: the number of directors of New SPAC Amalco shall consist of a minimum number of three (3) directors and a maximum number of ten (10) directors. Until changed by the shareholders of New SPAC Amalco, or by directors of New SPAC Amalco if authorized to do so, the number of directors of New SPAC Amalco shall be seven (7);

(iv)	Initial Directors: the initial directors of New SPAC Amalco shall be Reza Soltanzadeh, Barthelemy Helg, [■], [■], [■], [■] and [■] and such Persons shall hold office until the next annual meeting of shareholders of New SPAC Amalco or until their successors are appointed or elected;

(v)	Restrictions on Business and Powers: there shall be no restrictions on the business New SPAC Amalco may carry on or the powers it may exercise;

(vi)	Authorized Capital and Rights, Privileges, Restrictions and Conditions: New SPAC Amalco’s share capital will be comprised of common shares and preferred shares having the same terms and conditions as the common shares and preferred shares of New SPAC;

(vii)	Restrictions on the Issue, Transfer or Ownership of Shares: there shall be no restrictions on the issue, transfer or ownership of shares of New SPAC Amalco;

(viii)	By-laws: the by-laws of New SPAC Amalco shall be the by-laws of New SPAC, mutatis mutandis;

(ix)	Effect of Amalgamation:

(A)	New SPAC and Amalco shall cease to exist as entities separate from New SPAC Amalco;

(B)	New SPAC Amalco shall assume all the property, rights, privileges and franchises and become subject to all liabilities, including civil, criminal and quasi-criminal, and all contracts, disabilities and debts of each of the predecessor corporations, including Amalco’s obligations under the Remaining Company Convertible Instruments and New SPAC’s obligations under the SPAC Warrant Agreement;

(C)	a conviction against, or ruling, order or judgment in favour of or against New SPAC or Amalco may be enforced by or against New SPAC Amalco; and

(D)	New SPAC Amalco shall be deemed to be the party plaintiff or the party defendant, as the case may be, in any civil action commenced by or against New SPAC and Amalco before the amalgamation has become effective;

(x)	Articles: the articles of amalgamation shall be deemed to be the articles of continuance of New SPAC and the certificate of amalgamation shall be deemed to be the certificate of continuance of New SPAC;

(xi)	Cancellation and Continuation of Shares:

(A)	each issued and outstanding share in the capital of Amalco immediately prior to the amalgamation will be cancelled without any repayment of capital in respect thereof;

(B)	no securities will be issued and no assets will be distributed by New SPAC Amalco in connection with the amalgamation; and

(C)	the issued and outstanding common shares of New SPAC immediately prior to the amalgamation will survive and continue to be common shares of New SPAC Amalco without amendment;

(xii)	Stated Capital: the stated capital of the common shares of New SPAC Amalco will be an amount equal to the stated capital of the common shares of New SPAC immediately before the amalgamation;

(e)	the New Investor Convertible Notes shall convert into New SPAC Shares pursuant to the terms of the New Investor Note Purchase Agreement;

provided that none of the foregoing shall occur unless all of the foregoing occur.

Article 3
EXCHANGE OF CERTIFICATES AND PAYMENTS

Section 3.1 Payment of Aggregate Transaction Consideration

(1)	Following receipt of the Final Order and prior to the Arrangement Effective Date, SPAC shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the Company Shareholders, for exchange in accordance with this Plan of Arrangement, the number of New SPAC Shares sufficient to deliver the Aggregate Transaction Consideration payable pursuant to the Business Combination Agreement (such certificates for New SPAC Shares being hereinafter referred to as the “Exchange Fund”). New SPAC shall cause the Exchange Agent pursuant to irrevocable instructions to pay the Aggregate Transaction Consideration out of the Exchange Fund in accordance with the Business Combination Agreement and this Plan of Arrangement.

(2)	The consideration contemplated by Section 3.1(1) shall be held by the Exchange Agent as agent and nominee for the Company Shareholders in accordance with the provisions of this Article 3. Upon surrender to the Exchange Agent for cancellation of a certificate (or where applicable, confirmation of book-entry only entries) which immediately prior to the Company Amalgamation Effective Time represented outstanding Company Shares, together with such additional documents and instruments as the Exchange Agent may reasonably require, the Exchange Agent shall deliver book-entry only entries representing the New SPAC Shares that such Company Shareholder is entitled to receive under the Arrangement, less any amounts required to be withheld pursuant to Section 3.4.

(3)	Until surrendered for cancellation as contemplated by this Section 3.1, each certificate, agreement or other instrument (as applicable) which immediately prior to the Company Amalgamation Effective Time represented outstanding Company Shares shall be deemed at all times after the Arrangement Effective Time to represent only the right to receive upon such surrender the New SPAC Shares which such holder is entitled to receive pursuant to Section 3.1(2).

(4)	Any certificate, agreement or other instrument that immediately prior to the Arrangement Effective Time represented outstanding Company Shares (including the right of a former holder of Company Convertible Instruments or a Company Option) not duly deposited or surrendered with all other documents required by this Section 3.1 on or before the third anniversary of the Effective Date shall cease to represent a claim by or interest of any former holder thereof of any kind or nature against or in the Company or SPAC. On such date, all consideration, including any New SPAC Shares, to which such former holder was entitled under this Plan of Arrangement shall be deemed to have been surrendered and forfeited to New SPAC for no consideration, together with all entitlements to dividends, distributions and interest thereon held for such former holder, and in respect of such forfeited New SPAC Shares, such New SPAC Shares shall be cancelled.

(5)	No Company Securityholder shall be entitled to receive any consideration with respect to the Company Shares or the Company Convertible Instruments, as applicable, other than the consideration to which such holder is entitled to receive under the Arrangement and, for greater certainty, no such holder will be entitled to receive any interest, dividend, premium or other payment in connection therewith.

(6)	All dividends payable with respect to any New SPAC Shares allotted and issued pursuant to this Plan of Arrangement for which a certificate has not been issued shall be paid or delivered to the Exchange Agent to be held by the Exchange Agent in trust for the registered holder thereof. The Exchange Agent shall pay and deliver to any such registered holder, as soon as reasonably practicable after application therefor is made by the registered holder to the Exchange Agent in such form as the Exchange Agent may reasonably require, such dividends and any interest thereon to which such holder is entitled, net of applicable withholding and other taxes.

Section 3.2 Lost Certificates

In the event any certificate which immediately prior to the Arrangement Effective Time represented one or more outstanding Company Shares that were transferred pursuant to this Plan of Arrangement shall have been lost, stolen or destroyed, upon the making of an affidavit (in form and substance reasonably acceptable to New SPAC) of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Exchange Agent shall issue and deliver, in exchange for such lost, stolen or destroyed certificate, the New SPAC Shares which such holder is entitled to receive pursuant to Section 3.1(2), less any amounts required to be withheld pursuant to Section 3.4. When authorizing such delivery in exchange for any lost, stolen or destroyed certificate, the Person to whom such consideration is to be delivered shall, as a condition precedent to the delivery of such consideration, give a bond or surety satisfactory to New SPAC and the Exchange Agent in such reasonable and customary sum as SPAC may direct, or otherwise indemnify New SPAC and the Exchange Agent in a manner satisfactory to New SPAC and the Exchange Agent, against any claim that may be made against New SPAC or the Exchange Agent with respect to the certificate alleged to have been lost, stolen or destroyed.

Section 3.3 No Fractional Shares

In no event shall a Company Securityholder be entitled to a fractional New SPAC Share. Where the aggregate number of New SPAC Shares to be issued to a Company Securityholder pursuant to the Business Combination Agreement, this Plan of Arrangement and the Exchange Spreadsheet would result in a fraction of a New SPAC Share being issuable, the number of New SPAC Shares to be received by such Company Securityholder shall be rounded up or down to the nearest whole New SPAC Share, with a fraction of 0.5 rounded up. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

Section 3.4 Withholding Rights

Each of the Company, SPAC and New SPAC, as applicable, shall be entitled to deduct or withhold from the consideration otherwise payable pursuant to this Plan of Arrangement to any Person such amounts as it is required to deduct or withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the “Code”), the Income Tax Act (Canada) and other applicable Canadian Law, or other provision of U.S. state, local or non-U.S. Tax Law; provided, however, except with respect to the payment or issuance of consideration as compensation for services, SPAC and New SPAC, as applicable, shall reasonably cooperate with Company Shareholders to establish any available reduction in or exemption from such intended deduction or withholding, and SPAC and New SPAC, as applicable, shall use commercially reasonable efforts to provide such Party notice three (3) days prior to any withholding so that such person can provide any documents necessary; provided further, and notwithstanding the foregoing, SPAC and New SPAC, as applicable, shall withhold such amounts as may be required to be withheld pursuant to Section 1445 of the Code and shall reasonably cooperate with the Company to reduce or eliminate any such withholding in accordance with applicable Law. The Company, SPAC or New SPAC, as the case may be, is hereby authorized to dispose of such portion of any share or other security payable, issuable or transferable pursuant to this Plan of Arrangement as is necessary to provide sufficient funds to the Company, SPAC or New SPAC, as the case may be, to enable it to comply with such deduction and withholding requirement and the Company, SPAC or New SPAC, as the case may be, shall use commercially reasonable efforts to notify the other Person of such disposition and remit the applicable portion of the net proceeds of such sale to the appropriate Governmental Authority and, if applicable, any portion of such net proceeds that is not required to be so remitted shall be paid to the Person entitled to receive such consideration. To the extent that amounts are so deducted or withheld by the Company, SPAC or New SPAC, as the case may be, such deducted or withheld amounts shall be treated for all purposes of this Plan of Arrangement as having been paid to the holder of the Company Shares, Company Convertible Instruments and/or Company Options (or intended recipients of compensatory payments) in respect of which such deduction and withholding was made by the Company or New SPAC, as the case may be.

Section 3.5 No Liens

Any exchange or transfer of securities pursuant to this Plan of Arrangement shall be free and clear of any Liens or other claims of third parties of any kind.

Section 3.6 Paramountcy

From and after the Arrangement Effective Time: (a) this Plan of Arrangement shall take precedence and priority over any and all Company Shares, Company Options and Company Convertible Instruments issued or outstanding prior to the Arrangement Effective Time; and (b) the rights and obligations of the Company Shareholders, the Company Optionholders, the holders of Company Convertible Instruments, the Company and its Subsidiaries, SPAC and its Affiliates, the Exchange Agent and any transfer agent or other depositary therefor in relation to this Plan of Arrangement shall be solely as provided for in this Plan of Arrangement.

Article 4
AMENDMENTS

Section 4.1 Amendments to Plan of Arrangement

(1)	The Parties may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Arrangement Effective Time; provided that each such amendment, modification and/or supplement must be (a) set out in writing, (b) approved by the Parties, each acting reasonably, (c) filed with the Court and, if made following the Company Shareholders Meeting, approved by the Court, and (d) communicated to the Company Securityholders if and as required by the Court.

(2)	Any amendment, modification or supplement to this Plan of Arrangement may be proposed by either of the Parties at any time prior to the Company Shareholders Meeting or the SPAC Shareholders’ Meeting (provided that the other Party has consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Company Shareholders Meeting or the SPAC Shareholders’ Meeting, as applicable (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(3)	Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Company Shareholders Meeting and the SPAC Shareholders’ Meeting shall be effective only if (a) it is consented to in writing by each of the Parties (in each case, acting reasonably), and (b) if required by the Court, it is consented to by some or all of the Company Securityholders or the SPAC Shareholders voting in the manner directed by the Court.

(4)	Any amendment, modification or supplement to this Plan of Arrangement may be made following the granting of the Final Order without filing such amendment, modification or supplement with the Court or seeking Court approval; provided that (i) it concerns a matter which, in the reasonable opinion of the Parties, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the interest of any Company Securityholder or (ii) is an amendment contemplated in Section 4.1(5).

(5)	Any amendment, modification or supplement to this Plan of Arrangement may be made following the Arrangement Effective Date unilaterally by New SPAC; provided that it concerns a matter which, in the reasonable opinion of New SPAC, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the economic interest of any former Company Securityholder.

(6)	This Plan of Arrangement may be withdrawn prior to the Arrangement Effective Time in accordance with the terms of the Business Combination Agreement.

Article 5
FURTHER ASSURANCES

Section 5.1 Further Assurances

Notwithstanding that the transactions and events set out in this Plan of Arrangement shall occur and shall be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, following the Arrangement Effective Time, each of the Parties shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required or advisable by either of them in order to further document or evidence any of the transactions or events set out in this Plan of Arrangement.

EXHIBIT C

Registration Rights Agreement

See attached

FINAL FORM

EXHIBIT C

FORM OF REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of [•], 2023 (the “Effective Date”) by and among (i) Oxus Acquisition Corp., a Cayman Islands exempted company (including its successors, the “Purchaser”), and (ii) and the undersigned parties listed on Exhibit A hereto (each such party, together with any person or entity who hereafter becomes a party to this Agreement pursuant to Section 6.2 of this Agreement, a “Holder” and collectively, the “Holders”).

WHEREAS, on February 23, 2023, the Purchaser, 1000397116 Ontario Inc., an Ontario corporation and a wholly-owned subsidiary of the Purchaser (“Newco”), and Borealis Foods Inc., an Ontario corporation (the “Company”), entered into that certain Business Combination Agreement (as amended from time to time in accordance with the terms thereof, the “Business Combination Agreement”);

WHEREAS, pursuant to the Business Combination Agreement, subject to the terms and conditions thereof, upon the consummation of the transactions contemplated thereby (the “Closing”), among other matters, (a) the Purchaser will domesticate and continue as a corporation existing under the laws of the Province of Ontario, Canada (the “Continuance”) and deregister as an exempted company incorporated under the Laws of the Cayman Islands, pursuant to which, among other things, each share of capital stock of the Purchaser Share outstanding immediately prior to the Continuance effective time will, at such time, be automatically exchanged for and converted into one New SPAC Common Share, and (b) the Purchaser and the Company intend to complete a plan of arrangement (the “Plan of Arrangement”) under Section 182 of the Business Corporations Act (Ontario), which contemplates, among other things, that Newco and the Company will amalgamate (the “Company Amalgamation”; and Newco and the Company as so amalgamated, “Amalco”), with Amalco surviving the Company Amalgamation as a wholly-owned subsidiary of New SPAC, and pursuant to the Company Amalgamation, (i) all of the issued and outstanding Company Shares shall be exchanged for New SPAC Common Shares and (ii) Newco Shares held by New SPAC shall be exchanged for Amalco Shares on a one-for-one basis, all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the provisions of the Plan of Arrangement and applicable law;

WHEREAS, the Purchaser is a party to that certain Founder Registration Rights Agreement with Initial Holders regard to the Founder Securities (each as such term defined below) (the “Existing Agreement”); and

WHEREAS, the parties desire to enter into this Agreement, and terminate the Existing Agreement, to provide the Holders and the Initial Holders with certain rights relating to the registration of the Amalco Shares and the Founder Securities.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS. The following capitalized terms used herein have the following meanings:

“Adverse Disclosure” means any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer, the President, or the Chief Financial Officer or any other principal executive officer of the Company, after consultation with counsel to the Company, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (c) the Company has a bona fide business purpose for not making such information public.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly through one or more entities, controls or is controlled by, or is under common control with, such specified Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” means this Agreement, as amended, restated, supplemented, or otherwise modified from time to time.

“Amalco” is defined in the preamble to this Agreement.

“Amalco Shares” means common shares of Amalco.

“Business Combination” means the acquisition of direct or indirect ownership through a merger, amalgamation, share exchange, asset acquisition, binding share exchange, share purchase, recapitalization, reorganization, or other similar type of transaction, of one or more businesses or entities.

“Business Combination Agreement” is defined in the preamble to this Agreement.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY.

“Closing” is defined in the preamble to this Agreement.

“Commission” or “SEC” means the United States Securities and Exchange Commission, or any other United States Federal agency then administering the Securities Act or the Exchange Act.

“Company” is defined in the preamble to this Agreement.

“Company Amalgamation” is defined in the preamble to this Agreement.

“Continuance” is defined in the preamble to this Agreement.

“Demand Registration” is defined in Section 2.2.1.

“Demanding Holder” is defined in Section 2.2.1.

“Effective Date” is defined in the preamble to this Agreement.

“Effectiveness Date” means, with respect to the Initial Registration Statement, the 90th calendar day following the Filing Date (or in the event the Registration Statement receives a “full review” by the Commission, the 120th day following the Filing Date) and with respect to any additional Registration Statements which may be required pursuant to Sections 2.2 and 2.3, the 90th calendar day following the date on which an additional Registration Statement is required to be filed hereunder; provided, however, that in the event the Purchaser is notified by the Commission that one or more of the above Registration Statements will not be reviewed or is no longer subject to further review and comments, the Effectiveness Date as to such Registration Statement shall be the fifth Business Day following the date on which the Purchaser is so notified if such date precedes the dates otherwise required above; provided, further, that, if the Effectiveness Date falls on a Saturday or Sunday or any other day which shall be a legal holiday or a day on which the Commission is authorized or required by law or other government actions to close, the Effectiveness Date shall be the following Business Day.

“Effectiveness Period” shall have the meaning set forth in Section 2.1.1.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Filing Date” means, with respect to the Initial Registration Statement required hereunder, the 30th calendar day following the date hereof and, with respect to any additional Registration Statements which may be required pursuant to Sections 2.2 and 2.3, the earliest practical date on which the Purchaser is permitted by Commission Guidance to file such additional Registration Statement related to the Registrable Securities; provided, however, that, if the Filing Date falls on a Saturday or Sunday or any other day which shall be a legal holiday or a day on which the Commission is authorized or required by law or other government actions to close, the Filing Date shall be the following Business Day.

“Form S-3” is defined in Section 2.3.5.

“Founder Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of September 2, 2021, by and among the Purchaser, Oxus Capital PTE. Ltd (the “Sponsor”) and certain other stockholders of the Purchaser.

“Founder Securities” means all Ordinary Shares and all securities convertible into or exercisable for Ordinary Shares, held by the Initial Holders as of the Effective Date of this Agreement.

“Holder” is defined in the preamble to this Agreement.

“Indemnified Party” is defined in Section 4.3.

“Indemnifying Party” is defined in Section 4.3.

“Initial Holders” means the Sponsor, EarlyBirdCapital, Inc. and SOVA Capital Limited, and any successors in interest thereto with respect to any Founder Securities.

“Initial Registration Statement” means the Registration Statement required to be filed pursuant to Section 2.1.

“Holder Indemnified Party” is defined in Section 4.1.

“Maximum Number of Shares” is defined in Section 2.2.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Newco” is defined in the preamble to this Agreement.

“Notices” is defined in Section 6.3.

“Ordinary Shares” means [Class A and Class B] ordinary shares, par value $[0.0001] per share, of the Purchaser, along with any equity securities paid as dividends or distributions after the Closing with respect to such shares or into which such shares are exchanged or converted before or after the Closing.

“Piggy-Back Registration” is defined in Section 2.3.1.

“Private Placement Warrants” means each one warrant of the Purchaser entitling the holder thereof to purchase one Ordinary Share in accordance with terms described in the final Prospectus for the Purchaser’s initial public offering with respect to the private warrants of the Purchaser.

“Pro Rata” is defined in Section 2.1.2.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Purchaser” is defined in the preamble to this Agreement.

“Register,” “Registered”, and “Registration” mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registrable Securities” means (i) the Shares and any Ordinary Shares held by the Holders and Initial Holders immediately following the closing of the Business Combination, (ii) the Private Placement Warrants (including any Amalco Shares issued or issuable upon the exercise of any such Private Placement Warrants), (iii) any equity securities (including the shares of Common Stock issued or issuable upon the exercise or conversion of any such equity security) of the Company issuable upon conversion of any working capital loans in an amount up to $1,500,000 made to the Purchaser by the Sponsor; (iv) any other Shares or Ordinary Shares held by a Holder or Initial Holder; or (v) any other equity security of the Purchaser or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (i), (ii), (iii) or (iv) above by way of a share dividend or share split or in connection with a recapitalization, merger, amalgamation, binding share exchange, consolidation, spin-off, reorganization or similar transaction. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of, or exchanged in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered and subsequent public distribution of them shall not require registration under the Securities Act; (c) such securities shall have ceased to be outstanding; or (d) such securities are freely saleable under Rule 144 of the Commission (or any successor rule thereto) without volume limitations.

“Registration Statement” means a registration statement filed by the Purchaser with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities (other than a registration statement on Form S-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Shares” means the Amalco Shares and the Founder Securities.

“Underwriter” means, solely for the purposes of this Agreement, a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

2. REGISTRATION RIGHTS.

2.1  Shelf Registration.

2.1.1 On or prior to each Filing Date, the Purchaser shall prepare and file with the Commission a Registration Statement covering the resale of all or such maximum portion of the Registrable Securities as permitted by SEC Guidance (provided that, the Purchaser shall use diligent efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with the SEC Guidance, including without limitation, the Manual of Publicly Available Telephone Interpretations D.29) that are not then registered on an effective Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415. Each Registration Statement filed hereunder shall be on Form S-1 (except if the Purchaser is then eligible to register for resale the Registrable Securities on Form S-3, such registration shall be on Form F-3 in accordance herewith). If the Purchaser shall qualify as a Foreign Private Issuer, the Purchaser shall use commercially reasonable efforts to convert the Form S-1 Registration Statement or Form S-3 Registration Statement, as applicable, to a Registration Statement for a Registration on Form F-1 or F-3, as soon as practicable thereafter. Subject to the terms of this Agreement, the Purchaser shall use its commercially reasonable efforts to cause a Registration Statement to be declared effective under the Securities Act as promptly as practicable after the filing thereof, but in any event prior to the applicable Effectiveness Date, and shall use its commercially reasonable efforts to keep such Registration Statement continuously effective under the Securities Act until all Registrable Securities covered by such Registration Statement have been sold, or may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 of the Commission (or any successor rule thereto), without the requirement for the Purchaser to be in compliance with the current public information requirement under Rule 144 (or any successor rule thereto), as determined by the counsel to the Purchaser pursuant to a written opinion letter to such effect, addressed and acceptable to the transfer agent and the affected Holders (the “Effectiveness Period”). The Purchaser shall telephonically request effectiveness of a Registration Statement as of 5:00 p.m. New York City time on a Business Day. The Purchaser shall promptly notify the Holders by e-mail of the effectiveness of a Registration Statement on the same Business Day that the Purchaser telephonically confirms effectiveness with the Commission. The Purchaser shall, no later than the second Business Day after the effective date of such Registration Statement, file a final Prospectus with the Commission as required by Rule 424.

2.1.2 Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation on the number of Registrable Securities permitted to be registered on a particular Registration Statement (and notwithstanding that the Purchaser used diligent efforts to advocate with the Commission for the registration of all or a greater portion of Registrable Securities), the number of Registrable Securities to be registered shall be reduced on a on a pro rata basis based on the total number of Registrable Securities held by such Holders (such proportion is referred to herein as “Pro Rata”). In the event of a reduction hereunder, the Purchaser shall give the Holder, as applicable, at least five (5) Business Days prior written notice along with the calculations as to such Holder’s allotment. Promptly after such SEC Guidance is no longer applicable with respect to some or all of the remaining unregistered Registrable Securities, the Purchaser shall file an additional Registration Statement in accordance with this Section 2 to with respect to such shares.

2.1.3 Each Holder agrees to furnish to the Purchaser a completed Selling Stockholder Questionnaire within five (5) Business Days following the date of this Agreement. Each Holder further acknowledges and agrees that it shall not be entitled to be named as a selling security holder in the Registration Statement or use the Prospectus for offers and resales of Registrable Securities at any time unless such Holder has returned to the Purchaser a completed and signed Selling Stockholder Questionnaire. If a Holder of Registrable Securities returns a Selling Stockholder Questionnaire after the deadline specified in the previous sentence, the Purchaser shall use its commercially reasonable efforts to take such actions as are required to name such Holder as a selling security holder in the Registration Statement or any pre-effective or post-effective amendment thereto and to include (to the extent not theretofore included) in the Registration Statement the Registrable Securities identified in such late Selling Stockholder Questionnaire; provided that the Purchaser shall not be required to file an additional Registration Statement solely for such shares.

2.2  Demand Registration.

2.2.1 Request for Registration. At any time and from time to time on or after the date of this Agreement, the Holders of twenty-five percent (25%) of the Registrable Securities may make a written demand for registration under the Securities Act of all or part of their Registrable Securities, as the case may be (a “Demand Registration”); provided, however, that the Sponsor shall have one Demand Registration, exercisable in its sole discretion, to register all or part of its Registrable Securities. Any demand for a Demand Registration shall specify the number of shares of Registrable Securities proposed to be sold and the intended method(s) of distribution thereof. The Purchaser will within twenty (20) days of the Purchaser’s receipt of the Demand Registration notify all holders of Registrable Securities of the demand, and each holder of Registrable Securities who wishes to include all or a portion of such holder’s Registrable Securities in the Demand Registration (each such holder including shares of Registrable Securities in such registration, a “Demanding Holder”) shall so notify the Purchaser within ten (10) days after the receipt by the holder of the notice from the Purchaser. Upon any such request, the Demanding Holders shall be entitled to have their Registrable Securities included in the Demand Registration, subject to Section 2.2.4 and the provisos set forth in Section 3.1.1. The Purchaser shall not be obligated to effect no more than an aggregate of three (3) Demand Registrations under this Section 2.2.1 in respect of all Registrable Securities, including any Demand Registration from the Sponsor.

2.2.2 Effective Registration. A registration will not count as a Demand Registration until the Registration Statement filed with the Commission with respect to such Demand Registration has been declared effective and the Purchaser has complied with all of its obligations under this Agreement with respect thereto; provided, however, that if, after such Registration Statement has been declared effective, the offering of Registrable Securities pursuant to a Demand Registration is interfered with by any stop order or injunction of the Commission or any other governmental agency or court, the Registration Statement with respect to such Demand Registration will be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded, or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders thereafter elect to continue the offering; provided, further, that the Purchaser shall not be obligated to file a second Registration Statement until a Registration Statement that has been filed is counted as a Demand Registration or is terminated.

2.2.3 Underwritten Offering. If a majority-in-interest of the Demanding Holders so elect and such holders so advise the Purchaser as part of their written demand for a Demand Registration, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an underwritten offering; provided that the total offering price is reasonably expected to exceed, in the aggregate, $50 million. In such event, the right of any holder to include its Registrable Securities in such registration shall be conditioned upon such holder’s participation in such underwriting and the inclusion of such holder’s Registrable Securities in the underwriting to the extent provided herein. All Demanding Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such underwriting by a majority-in-interest of the holders initiating the Demand Registration.

2.2.4 Reduction of Offering. If the managing Underwriter or Underwriters for a Demand Registration that is to be an underwritten offering, in good faith, advises the Purchaser and the Demanding Holders in writing that the dollar amount or number of shares of Registrable Securities which the Demanding Holders desire to sell, taken together with all other Amalco Shares or other securities which the Purchaser desires to sell and the Amalco Shares, if any, as to which registration has been requested pursuant to written contractual piggy-back registration rights held by other shareholders of the Purchaser who desire to sell, exceeds the maximum dollar amount or maximum number of shares that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of shares, as applicable, the “Maximum Number of Shares” ), then the Purchaser shall include in such registration: (i) first, the Registrable Securities as to which Demand Registration has been requested by the Demanding Holders (Pro Rata in accordance with the number of shares that each such Person has requested be included in such registration, regardless of the number of shares held by each such Person) that can be sold without exceeding the Maximum Number of Shares; (ii) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the Registrable Securities of Holders exercising their rights to register their Registrable Securities that can be sold without exceeding the Maximum Number of Shares; and (iii) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i) and (ii), Amalco Shares or other securities that the Purchaser desires to sell that can be sold without exceeding the Maximum Number of Shares.

2.2.5 Withdrawal. If, prior to filing of the applicable “red herring prospectus” or prospectus supplement used for marketing such registration, a majority-in-interest of the Demanding Holders disapprove of the terms of any underwriting or are not entitled to include all of their Registrable Securities in any offering, such majority-in-interest of the Demanding Holders may elect to withdraw from such offering by giving written notice to the Purchaser and the Underwriter or Underwriters of their request to withdraw prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Demand Registration. If the majority-in-interest of the Demanding Holders withdraws from a proposed offering relating to a Demand Registration, then such registration shall not count as a Demand Registration provided for in Section 2.2.

2.3  Piggy-Back Registration.

2.3.1 Piggy-Back Rights. If at any time on or after the date of this Agreement the Purchaser proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by the Purchaser for its own account or for shareholders of the Purchaser for their account (or by the Purchaser and by shareholders of the Purchaser including, without limitation, pursuant to Section 2.2), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Purchaser’s existing shareholders, (iii) for an offering of debt that is convertible into equity securities of the Purchaser, or (iv) for a dividend reinvestment plan, then the Purchaser shall (x) give written notice of such proposed filing to the holders of Registrable Securities as soon as practicable but in no event less than twenty (20) days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to the holders of Registrable Securities in such notice the opportunity to register the sale of such number of shares of Registrable Securities as such holders may request in writing within ten (10) days following receipt of such notice (a “Piggy-Back Registration”). The Purchaser shall, in good faith, cause such Registrable Securities to be included in such registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration on the same terms and conditions as any similar securities of the Purchaser and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All holders of Registrable Securities proposing to distribute their securities through a Piggy-Back Registration that involves an Underwriter or Underwriters shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such Piggy-Back Registration.

2.3.2 Reduction of Offering. If the managing Underwriter or Underwriters for a Piggy-Back Registration that is to be an underwritten offering advises the Purchaser and the holders of Registrable Securities in writing that the dollar amount or number of Ordinary Shares which the Purchaser desires to sell, taken together with the Ordinary Shares, if any, as to which registration has been demanded pursuant to written contractual arrangements with persons other than the holders of Registrable Securities hereunder, the Registrable Securities as to which registration has been requested under this Section 2.3, and the Ordinary Shares, if any, as to which registration has been requested pursuant to the terms hereof exceeds the Maximum Number of Shares, then the Purchaser shall include in any such registration:

(a) If the registration is undertaken for the Purchaser’s account: (A) first, the Ordinary Shares or other securities that the Purchaser desires to sell that can be sold without exceeding the Maximum Number of Shares; and (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the Ordinary Shares or other securities, if any, comprised of Registrable Securities as to which registration has been requested pursuant to the terms hereof, Pro Rata, that can be sold without exceeding the Maximum Number of Shares; and (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), the Ordinary Shares or other securities for the account of other persons that the Purchaser is obligated to register pursuant to written contractual piggy-back registration rights with such persons and that can be sold without exceeding the Maximum Number of Shares;

(b)   If the registration is a “demand” registration undertaken at the demand of persons other than the holders of Registrable Securities, (A) first, the Ordinary Shares or other securities for the account of the demanding persons that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the Ordinary Shares or other securities comprised of Registrable Securities, Pro Rata, as to which registration has been requested pursuant to the terms hereof, that can be sold without exceeding the Maximum Number of Shares; and (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), the Ordinary Shares or other securities that the Purchaser desires to sell that can be sold without exceeding the Maximum Number of Shares; and (D) fourth, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A), (B) and (C), the Ordinary Shares or other securities for the account of other persons that the Purchaser is obligated to register pursuant to written contractual arrangements with such persons, that can be sold without exceeding the Maximum Number of Shares.

2.3.3 Withdrawal. Any holder of Registrable Securities may elect to withdraw such holder’s request for inclusion of Registrable Securities in any Piggy-Back Registration by giving written notice to the Purchaser of such request to withdraw prior to the effectiveness of the Registration Statement. The Purchaser (whether on its own determination or as the result of a withdrawal by persons making a demand pursuant to written contractual obligations) may withdraw a Registration Statement at any time prior to the effectiveness of such Registration Statement. Notwithstanding any such withdrawal, the Purchaser shall pay all expenses incurred by the holders of Registrable Securities in connection with such Piggy-Back Registration as provided in Section 3.3.

2.3.4 No Counting Against Section 2.2. For purposes of clarity, any Registration effected pursuant to Section 2.3 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.2 hereof.

2.3.5 Registrations on Form F-3. The holders of Registrable Securities may at any time and from time to time, request in writing that the Purchaser register the resale of any or all of such Registrable Securities on Form F-3 or any similar short-form registration which may be available at such time (“Form F-3”); provided, however, that the Purchaser shall not be obligated to effect such request through an underwritten offering. Upon receipt of such written request, the Purchaser will promptly give written notice of the proposed registration to all other holders of Registrable Securities, and, as soon as practicable thereafter, effect the registration of all or such portion of such holder’s or holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities or other securities of the Purchaser, if any, of any other holder or holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Purchaser; provided, however, that the Purchaser shall not be obligated to effect any such registration pursuant to this Section 2.3: (i) if Form F-3 is not available for such offering; or (ii) if the holders of the Registrable Securities, together with the holders of any other securities of the Purchaser entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at any aggregate price to the public of less than $50,000,000. Registrations effected pursuant to this Section 2.3 shall not be counted as Demand Registrations effected pursuant to Section 2.2.

2.4  Block Trades; Other Coordinated Offerings.

2.4.1 Notwithstanding any other provision of this Section 2.4, at any time and from time to time when an effective Shelf Registration is on file with the Commission, if a Demanding Holder wishes to engage in (a) an underwritten registered offering (whether firm commitment or otherwise) not involving a “road show” or other substantial marketing efforts prior to pricing (commonly referred to as a “Block Trade”) or (b) an otherwise coordinated “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal (an “Other Coordinated Offering”), in each case, with a total offering price reasonably expected to exceed, in the aggregate, either (x) $10 million or (y) all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder shall notify the Purchaser of the Block Trade or Other Coordinated Offering at least five (5) business days prior to the day such offering is expected to commence, and the Purchaser shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Purchaser and any Underwriters, brokers, sales agents, or placement agents prior to making such request in order to facilitate preparation of the Registration Statement, Prospectus, and other offering documentation related to the Block Trade or Other Coordinated Offering.

2.4.2 The Purchaser may facilitate a Block Trade or Other Coordinated Offering if it determines that sufficient shares shall be traded by any Holder or Holders that would be more efficiently traded as a block trade.

2.4.3 Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a notice to the Purchaser and the Underwriter(s) if any, of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Purchaser shall be responsible for the Registration Expenses incurred in connection with a block trade prior to its withdrawal under this Section 2.4.3.

2.4.4 Notwithstanding anything to the contrary in this Agreement, Section 2.3 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Section 2.4.

2.4.5 The Purchaser shall have the right to select the Underwriters, and brokers, sale agents, or placement agents (if any) for such Block Trade or Other Coordinated Offering, in each case, which shall consist of one or more reputable nationally recognized investment bank.

2.4.6 A Holder in the aggregate may demand no more than two (2) Block Trades or Other Coordinated Offerings pursuant to this Section 2.4.

3. REGISTRATION PROCEDURES.

3.1  Filings; Information. Whenever the Purchaser is required to effect the registration of any Registrable Securities pursuant to Section 2, the Purchaser shall use its best efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection with any such request:

3.1.1 Filing Registration Statement. The Purchaser shall use its best efforts to, as expeditiously as possible after receipt of a request for a Demand Registration pursuant to Section 2.2, prepare and file with the Commission a Registration Statement on any form for which the Purchaser then qualifies or which counsel for the Purchaser shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof, and shall use its reasonable best efforts to cause such Registration Statement to become effective and use its reasonable best efforts to keep it effective for the period required by Section 3.1.3; provided, however, that the Purchaser shall have the right to defer any Demand Registration for up to ninety (90) days, and any Piggy-Back Registration for such period as may be applicable to deferment of any demand registration to which such Piggy-Back Registration relates, in each case if the Purchaser shall furnish to the holders a certificate signed by Chief Executive Officer or Chairman of the Purchaser stating that, in the good faith judgment of the Board of Directors of the Purchaser, it would be materially detrimental to the Purchaser and its shareholders for such Registration Statement to be effected at such time; provided further, however, that the Purchaser shall not have the right to exercise the right set forth in the foregoing proviso more than twice in any 365 day period in respect of a Demand Registration hereunder.

3.1.2 Copies. The Purchaser shall, prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the holders of Registrable Securities included in such registration, and such holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the holders of Registrable Securities included in such registration or legal counsel for any such holders may request in order to facilitate the disposition of the Registrable Securities owned by such holders.

3.1.3 Amendments and Supplements. The Purchaser shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement or such securities have been withdrawn.

3.1.4 Notification. After the filing of a Registration Statement, the Purchaser shall promptly, and in no event more than two (2) business days after such filing, notify the holders of Registrable Securities included in such Registration Statement of such filing, and shall further notify such holders promptly and confirm such advice in writing in all events within two (2) business days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order (and the Purchaser shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any request by the Commission for any amendment or supplement to such Registration Statement or any Prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such Prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly make available to the holders of Registrable Securities included in such Registration Statement any such supplement or amendment; except that before filing with the Commission a Registration Statement or Prospectus or any amendment or supplement thereto, including documents incorporated by reference, the Purchaser shall furnish to the holders of Registrable Securities included in such Registration Statement and to the legal counsel for any such holders, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such holders and legal counsel with a reasonable opportunity to review such documents and comment thereon, and the Purchaser shall not file any Registration Statement or Prospectus or amendment or supplement thereto, including documents incorporated by reference, to which such holders or their legal counsel shall object.

3.1.5 State Securities Laws Compliance. The Purchaser shall use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Purchaser and do any and all other acts and things that may be necessary or advisable to enable the holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Purchaser shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph or subject itself to taxation in any such jurisdiction.

3.1.6 Agreements for Disposition. The Purchaser shall enter into customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities. The representations, warranties, and covenants of the Purchaser in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the holders of Registrable Securities included in such registration statement. No holder of Registrable Securities included in such registration statement shall be required to make any representations or warranties in the underwriting agreement except, if applicable, with respect to such holder’s organization, good standing, authority, title to Registrable Securities, lack of conflict of such sale with such holder’s material agreements and organizational documents, and with respect to written information relating to such holder that such holder has furnished in writing expressly for inclusion in such Registration Statement.

3.1.7 Cooperation. The principal executive officer of the Purchaser, the principal financial officer of the Purchaser, the principal accounting officer of the Purchaser, and all other officers and members of the management of the Purchaser shall cooperate fully in any offering of Registrable Securities hereunder, which cooperation shall include, without limitation, the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents, and participation in meetings with Underwriters, attorneys, accountants, and potential Holders.

3.1.8 Records. The Purchaser shall make available for inspection by the holders of Registrable Securities included in such Registration Statement, any Underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant, or other professional retained by any holder of Registrable Securities included in such Registration Statement or any Underwriter, all financial and other records, pertinent corporate documents, and properties of the Purchaser, as shall be necessary to enable them to exercise their due diligence responsibility, and cause the Purchaser’s officers, directors, and employees to supply all information requested by any of them in connection with such Registration Statement.

3.1.9 Opinions and Comfort Letters. Upon request, the Purchaser shall furnish to each holder of Registrable Securities included in any Registration Statement a signed counterpart, addressed to such holder, of (i) any opinion of counsel to the Purchaser delivered to any Underwriter and (ii) any comfort letter from the Purchaser’s independent public accountants delivered to any Underwriter. In the event no legal opinion is delivered to any Underwriter, the Purchaser shall furnish to each holder of Registrable Securities included in such Registration Statement, at any time that such holder elects to use a Prospectus, an opinion of counsel to the Purchaser to the effect that the Registration Statement containing such Prospectus has been declared effective and that no stop order is in effect.

3.1.10   Earnings Statement. The Purchaser shall comply with all applicable rules and regulations of the Commission and the Securities Act, and make available to its shareholders, as soon as practicable, an earnings statement covering a period of twelve (12) months, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

3.1.11   Listing. The Purchaser shall use its reasonable best efforts to cause all Registrable Securities included in any registration to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by the Purchaser are then listed or designated or, if no such similar securities are then listed or designated.

3.1.12   Road Show. If the registration involves the registration of Registrable Securities involving gross proceeds in excess of $50,000,000, the Purchaser shall use its reasonable efforts to make available senior executives of the Purchaser to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any underwritten offering.

3.2   Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.2.1 Upon receipt of written notice from the Purchaser that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Purchaser hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice), or until it is advised in writing by the Purchaser that the use of the Prospectus may be resumed.

3.2.2 Subject to Section 3.2.4, if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Purchaser to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Purchaser’s control, or (c) in the good faith judgment of the majority of the Board such Registration, be seriously detrimental to the Purchaser and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Purchaser may, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Purchaser to be necessary for such purpose. In the event the Purchaser exercises its rights under this Section 3.2.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Purchaser that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents. The Purchaser shall notify the Holders within two (2) business days of the expiration of any period during which it exercised its rights under this Section 3.2.2.

3.2.3 Subject to Section 3.2.4, (a) during the period starting with the date sixty (60) days prior to the Purchaser’s good faith estimate of the date of the filing of, and ending on a date one hundred twenty (120) days after the effective date of, a Purchaser -initiated Registration and provided that the Purchaser continues to actively employ, in good faith, all commercially reasonable efforts to maintain the effectiveness of the applicable Shelf Registration Statement, or (b) if, pursuant to Section 2.2.1, Holders have requested a Demand Registration and the Purchaser and Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Purchaser may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.2.1 or 2.4.

3.2.4 The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.2.2 or a registered offering pursuant to Section 3.2.3 shall be exercised by the Purchaser, in the aggregate, not more than two (2) occasions or for not more than sixty (60) consecutive calendar days or more than ninety (90) total calendar days in each case, during any twelve (12)-month period.

3.2.5 Nothing in this Agreement shall diminish, modify or impair any applicable obligation of any Holder to comply with any agreement or policy applicable to such Holder with respect to the Purchaser’s securities or any transactions or options, warrants, rights or other securities linked to the Purchaser’s securities, including any applicable provision of an insider trading or similar policy.

3.3  Registration Expenses. The Purchaser shall bear all costs and expenses incurred in connection with any Demand Registration pursuant to Section 2.2, any Piggy-Back Registration pursuant to Section 2.3, and any registration on Form F-3 effected pursuant to Section 2.3.5, and all expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Registration Statement becomes effective, including, without limitation: (i) all registration and filing fees; (ii) fees and expenses of compliance with state securities or “blue sky” laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) printing expenses; (iv) the fees and expenses incurred in connection with the listing of the Registrable Securities as required by Section 3.1.11; (v) Financial Industry Regulatory Authority fees; (vi) fees and disbursements of counsel for the Purchaser and fees and expenses for independent certified public accountants retained by the Purchaser (including the expenses or costs associated with the delivery of any opinions or comfort letters required pursuant to Section 3.1.9); and (viii) the reasonable fees and expenses of any special experts retained by the Purchaser in connection with such registration. The Purchaser shall have no obligation to pay (i) any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the holders thereof, which underwriting discounts or selling commissions shall be borne by such holders, or (ii) the fees and expenses of any legal counsel representing any Holders (other than the reasonable fees and expenses of one legal counsel selected by the majority-in-interest of the Registrable Securities requested to be registered by the Demanding Holders or the Sponsor, as the case may be, in an underwritten offering (not to exceed $30,000 without the prior written consent of the Purchaser). Additionally, in an underwritten offering, all selling shareholders and the Purchaser shall bear the expenses of the Underwriter pro rata in proportion to the respective amount of shares each is selling in such offering.

3.4  Information. The holders of Registrable Securities shall provide such information as may reasonably be requested by the Purchaser, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act pursuant to Section 2 and in connection with the Purchaser’s obligation to comply with Federal and applicable state securities laws. In addition, the holders of Registrable Securities shall comply with all prospectus delivery requirements under the Securities Act and applicable SEC regulations.

3.5  Legend Removal Obligations. In connection with the written request of any Holder, the Purchaser shall remove any restrictive legend included on the certificates (or, in the case of book-entry shares, any other instrument or record) representing such Holder’s and/or its affiliates’ or permitted transferee’s ownership of Registrable Securities, and promptly issue a certificate (or evidence of the issuance of securities in book-entry form) without such restrictive legend or any other restrictive legend to the holder of the applicable shares of Registrable Securities upon which it is stamped, if (i) such Registrable Securities are registered for resale under the Securities Act and such Registration Statement for such Registrable Securities has not been suspended under the Securities Act, the Exchange Act or the rules and regulations of the Commission promulgated thereunder, (ii) such Registrable Securities are sold or transferred pursuant to Rule 144, or (iii) such Registrable Securities are eligible for sale pursuant to Section 4(a)(1) of the Securities Act or Rule 144 without volume or manner-of-sale restrictions. Following the earlier of (A) the effective date of a Registration Statement registering such Registrable Securities or (B) Rule 144 becoming available for the resale of such Registrable Securities without volume or manner-of-sale restrictions, the Purchaser upon the written request of the Holder or its permitted transferee, shall instruct the Purchaser’s transfer agent to remove the legend from such Registrable Securities (in whatever form) and shall cause the Purchaser’s counsel to issue any legend removal opinion required by the transfer agent. Any reasonable and documented fees (with respect to the transfer agent, the Purchaser’s counsel, or otherwise) associated with the removal of such legend shall be borne by the Purchaser. If a legend is no longer required pursuant to the foregoing, the Purchaser will, as soon as practicable following the delivery by any Holder or its permitted transferee to the Purchaser or the transfer agent (with notice to the Purchaser) of a legended certificate (if applicable) representing such Registrable Securities and, to the extent such sale is not pursuant to an effective registration statement, such other documentation as reasonably requested by the Purchaser, deliver or cause to be delivered to the holder of such Registrable Securities a certificate representing such Registrable Securities (or evidence of the issuance of such Registrable Securities in book-entry form) that is free from all restrictive legends; provided that, notwithstanding the foregoing, the Purchaser will not be required to deliver any opinion, authorization, certificate, or direction to remove the restrictive legend pursuant to this Section 3.5 if (x) removal of the legend would result in or facilitate transfer of securities in violation of applicable law or (y) following receipt of instruction from the Purchaser, the transfer agent refuses to remove the legend.

4. INDEMNIFICATION AND CONTRIBUTION.

4.1  Indemnification by the Purchaser. The Purchaser agrees to indemnify and hold harmless each Holder and each other holder of Registrable Securities, and each of their respective officers, employees, affiliates, directors, partners, members, and agents, and each person, if any, who controls an Holder and each other holder of Registrable Securities (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, an “Holder Indemnified Party” ), from and against any expenses, losses, judgments, claims, damages, or liabilities, whether joint or several, arising out of or based upon any untrue statement (or allegedly untrue statement) of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary Prospectus, final Prospectus or summary Prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arising out of or based upon any omission (or alleged omission) to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Purchaser of the Securities Act or any rule or regulation promulgated thereunder applicable to the Purchaser and relating to action or inaction required of the Purchaser in connection with any such registration; and the Purchaser shall promptly reimburse the Holder Indemnified Party for any legal and any other expenses reasonably incurred by such Holder Indemnified Party in connection with investigating and defending any such expense, loss, judgment, claim, damage, liability, or action; provided, however, that the Purchaser will not be liable in any such case to the extent that any such expense, loss, claim, damage, or liability arises out of or is based upon any untrue statement or allegedly untrue statement or omission or alleged omission made in such Registration Statement, preliminary Prospectus, final Prospectus, or summary Prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Purchaser, in writing, by such selling Holder expressly for use therein. The Purchaser also shall indemnify any Underwriter of the Registrable Securities, their officers, affiliates, directors, partners, members, and agents and each person who controls such Underwriter on substantially the same basis as that of the indemnification provided above in this Section 4.1.

4.2  Indemnification by Holders of Registrable Securities. Each selling Holder will, in the event that any registration is being effected under the Securities Act pursuant to this Agreement of any Registrable Securities held by such selling Holder, indemnify and hold harmless the Purchaser, each of its directors and officers and each Underwriter (if any), and each other selling Holder and each other person, if any, who controls another selling Holder or such Underwriter within the meaning of the Securities Act, against any losses, claims, judgments, damages, or liabilities, whether joint or several, insofar as such losses, claims, judgments, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or allegedly untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary Prospectus, final Prospectus, or summary Prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or the alleged omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to the Purchaser by such selling Holder expressly for use therein, and shall reimburse the Purchaser, its directors and officers, and each other selling holder or controlling person for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such loss, claim, damage, liability, or action. Each selling Holder’s indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any net proceeds actually received by such selling Holder.

4.3  Conduct of Indemnification Proceedings. Promptly after receipt by any person of any notice of any loss, claim, damage, or liability or any action in respect of which indemnity may be sought pursuant to Section 4.1 or 4.2, such person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other person for indemnification hereunder, notify such other person (the “Indemnifying Party” ) in writing of the loss, claim, judgment, damage, liability, or action; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel) to represent the Indemnified Party and its controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the written opinion of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

4.4  Contribution.

4.4.1 If the indemnification provided for in the foregoing Sections 4.1, 4.2, and 4.3 is unavailable to any Indemnified Party in respect of any loss, claim, damage, liability, or action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability, or action in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such loss, claim, damage, liability, or action, as well as any other relevant equitable considerations. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Indemnified Party or such Indemnifying Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

4.4.2 The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding Section 4.4.1.

4.4.3 The amount paid or payable by an Indemnified Party as a result of any loss, claim, damage, liability, or action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.4, no holder of Registrable Securities shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions, or taxes) actually received by such holder from the sale of Registrable Securities which gave rise to such contribution obligation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

4.5  Survival. The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Party or any officer, director, or controlling person of such Indemnified Party and shall survive the transfer of securities.

5. RULE 144.

5.1  Rule 144. The Purchaser covenants to file any reports required to be filed by it under the Securities Act and the Exchange Act, and shall take such further action as the holders of Registrable Securities may reasonably request, all to the extent required from time to time to enable such holders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such Rules may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission.

6. MISCELLANEOUS.

6.1  Other Registration Rights. The Purchaser represents and warrants that no person, other than the holders of the Registrable Securities, has any right to require the Purchaser to register any shares of the Purchaser’s capital stock for sale or to include shares of the Purchaser’s capital stock in any registration filed by the Purchaser for the sale of shares of capital stock for its own account or for the account of any other person, other than the Existing Agreement, which is hereby terminated. Further, the Purchaser represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

6.2  Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties, and obligations of the Purchaser hereunder may not be assigned or delegated by the Purchaser in whole or in part. This Agreement and the rights, duties, and obligations of the holders of Registrable Securities hereunder may be freely assigned or delegated by such holder of Registrable Securities in conjunction with and to the extent of any transfer of Registrable Securities by any such holder. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties, to the permitted assigns of the Holders or holder of Registrable Securities or of any assignee of the Holders or holder of Registrable Securities. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Article 4 and this Section 6.2.

6.3  Notices. All notices, demands, requests, consents, approvals, or other communications (collectively, “Notices” ) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, telex, or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex, or facsimile; provided, that if such service or transmission is not on a business day or is after normal business hours, then such notice shall be deemed given on the next business day. Notice otherwise sent as provided herein shall be deemed given on the next business day following timely delivery of such notice to a reputable air courier service with an order for next-day delivery.

To the Purchaser before the Closing:

Oxus Acquisition Corp.

7F 77/2 AL-FARABI AVENUE

ALMATY 1P 050040

Kazakhstan

Attention: Kanat Mynzhanov

Email: kanat@oxusacquisition.com

with a copy to:

Greenberg Traurig, P.A.

333 SE 2nd Avenue, Suite 4400

Miami, FL 33131

Attention: Yuta Delarck; Michael Helsel

Email: delarcky@gtlaw.com; helselm@gtlaw.com

To the Purchaser after the Closing:

Borealis Foods Inc.

1540 Cornwall Road

Suite 104

Oakville, Ontario L6J 7W5

Canada

Attention: Pouneh Rahimi

Email: prahimi@borealisfoods.ca

with a copy to:

Nixon Peabody LLP

Tower 46, 55 West 46th Street

New York, NY 10036-4120

Attention: Richard F. Langan, Jr.; Christopher Keefe

Email: rlangan@nixonpeabody.com; ckeefe@nixonpeabody.com

and with a copy to:

Bennett Jones LLP

4500, 855-2nd Street SW

Calgary, Alberta T2P 4K7

Attention: John Mercury; James McClary

Email: MercuryJ@bennettjones.com; McClaryJ@bennettjones.com

To a Holder, to the address set forth below such Holder’s name on Exhibit A hereto.

6.4  Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

6.5  Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

6.6  Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations, and discussions between the parties, whether oral or written, including, but not limited to, the Existing Agreement.

6.7  Modifications and Amendments; Termination. No amendment, modification, or termination of this Agreement shall be binding upon the Purchaser unless executed in writing by the Purchaser. No amendment, modification, or termination of this Agreement shall be binding upon the holders of the Registrable Securities unless executed in writing by the holders of the majority Registrable Securities; provided, however, that in the event any such amendment, modification or termination would be adverse in any material respect to the material rights or obligations hereunder of a Holder of the Registrable Securities, the written consent of such Holder will also be required. This Agreement shall terminate with respect to any Holder on the date that such Holder no longer holds any Registrable Securities. The provisions of Article IV shall survive any termination.

6.8  Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

6.9  Waivers and Extensions. Any party to this Agreement may waive any right, breach, or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

6.10  Governing Law. This Agreement shall be governed by, interpreted under, and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed within the State of New York, without giving effect to any choice-of-law provisions thereof that would compel the application of the substantive laws of any other jurisdiction.

6.11  Waiver of Trial by Jury. Each party hereby irrevocably and unconditionally waives the right to a trial by jury in any action, suit, counterclaim, or other proceeding (whether based on contract, tort, or otherwise) arising out of, connected with, or relating to this Agreement, the transactions contemplated hereby, or the actions of the Holder in the negotiation, administration, performance, or enforcement hereof.

6.12  Termination of Existing Agreement. The Existing Agreement is hereby terminated in its entirety and shall be null and void and of no further force or effect, without any action or notice on the part of the parties hereto.

6.13 Holder Information. Each Holder agrees, if requested in writing, to represent to the Purchaser the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

PURCHASER:

OXUS ACQUISITION CORP.

By:
Name:
Title:

HOLDERS:

[_______________________]

Exhibit A

Schedule of Holders

[Exhibit A to Registration Rights Agreement]

EXHIBIT D

Lock-Up Agreement

See attached.

FINAL FORM

EXHIBIT D

FORM OF LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of the Closing Date (as defined in the Business Combination Agreement, as defined below) by and between (i) Oxus Acquisition Corp., a Cayman Islands exempted company (including any successor entity thereto or Affiliate thereof, the “Purchaser”), and (ii) ________________________________ (the “Subject Party”), a [director / officer / five percent (5%) or greater shareholder] of Borealis Foods Inc., an Ontario corporation (the “Company”). Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Business Combination Agreement (as defined below).

WHEREAS, on February 23, 2023, (i) the Purchaser, (ii) 1000397116 Ontario Inc., an Ontario corporation (“Newco”), and (iii) the Company, entered into that certain Business Combination Agreement (as amended from time to time in accordance with the terms thereof, the “Business Combination Agreement”), pursuant to which, among other things: (a) the Purchaser will domesticate and continue as a corporation existing under the Laws of the Province of Ontario, Canada (the “Continuance”) and deregister as an exempted company incorporated under the Laws of the Cayman Islands, pursuant to which, among other things, each share of capital stock of the Purchaser Share outstanding immediately prior to the Continuance effective time will, at such time, be automatically exchanged for and converted into one New SPAC Common Share, and (b) the Purchaser and the Company intend to complete a plan of arrangement (the “Plan of Arrangement”) under Section 182 of the Business Corporations Act (Ontario), which contemplates, among other things, that Newco and the Company will amalgamate (the “Company Amalgamation”; and Newco and the Company as so amalgamated, “Amalco”), with Amalco surviving the Company Amalgamation as a wholly-owned subsidiary of New SPAC, and pursuant to the Company Amalgamation, (i) all of the issued and outstanding Company Shares shall be exchanged for New SPAC Common Shares and (ii) Newco Shares held by New SPAC shall be exchanged for Amalco Shares on a one-for-one basis, all upon the terms and subject to the conditions set forth in the Business Combination Agreement and the Plan of Arrangement;

WHEREAS, pursuant to the Business Combination Agreement, and in view of the valuable consideration to be received by the Subject Party thereunder, the Purchaser and the Subject Party desire to enter into this Agreement, pursuant to which the New SPAC Common Shares received by the Subject Party in the Company Amalgamation (all such securities, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Restricted Securities”) shall become subject to limitations on disposition as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated into this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Lock-Up Provisions.

(a) The Subject Party hereby agrees not to, during the period commencing from the Closing and ending on (x) with respect to fifty percent (50%) of the Restricted Securities, the earlier to occur of (i) twelve (12) months after the date of the Closing and (ii) the date on which the closing price of New SPAC Common Shares equals or exceeds USD$12.00 per share (as adjusted to take into account any stock split, stock dividend, reverse stock split, recapitalization or similar event) for any twenty (20) trading days within a thirty (30)-trading day period starting after the Closing, and (y) with respect to fifty percent (50%) of the Restricted Securities, twelve (12) months after the date of the Closing (the “Lock-Up Period”): (A) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option, or contract to purchase, purchase any option, or contract to sell, grant any option, right, or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Restricted Securities, (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Securities, or (C) publicly disclose the intention to do any of the foregoing (other than the filing of a registration statement with the Commission which contemplates such a transaction and related disclosures), whether any such transaction described in clauses (A), (B), or (C) above is to be settled by delivery of Restricted Securities or other securities, in cash or otherwise (any of the foregoing described in clauses (A), (B), or (C), a “Prohibited Transfer”).

(b) The foregoing shall not apply to the transfer of any or all of the Restricted Securities (i) to any Permitted Transferee (as defined below), (ii) pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union involving the Subject Party or any Affiliate or associate thereof, (iii) upon the exercise of any options or warrants to purchase Restricted Securities (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis), and (iv) transactions in the event of completion of a liquidation, amalgamation, merger, consolidation, share exchange, plan of arrangement, reorganization, tender offer, take-over bid or other similar transaction which results in all of the Company’s securityholders (after giving effect to the transactions contemplated by the Plan of Arrangement and the Business Combination Agreement) having the right to exchange their shares for cash, securities or other property; provided, however, that in either of cases (i) or (ii), it shall be a condition to such transfer that such transfer complies with the United States Securities Act of 1933, as amended, and other applicable Law (including, without limitation, the Securities Act (Ontario) and other applicable Canadian securities legislation), and that the transferee executes and delivers to the Purchaser an agreement stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement applicable to the Subject Party, and there shall be no further transfer of such Restricted Securities except in accordance with this Agreement. As used in this Agreement, the term “Permitted Transferee” shall mean: (1) the members of the Subject Party’s immediate family (for purposes of this Agreement, “immediate family” shall mean with respect to any natural person, any of the following: such person’s spouse or domestic partner, the siblings of such person and his or her spouse or domestic partner, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses or domestic partners and siblings), (2) any trust for the direct or indirect benefit of the Subject Party or the immediate family of the Subject Party, (3) if the Subject Party is a trust, to the trustor or beneficiary of such trust or to the estate of a beneficiary of such trust, (4) in the case of an entity, officers, directors, general partners, limited partners, members, shareholders or stockholders of such entity that receive such transfer as a distribution, or related investment funds or vehicles controlled or managed by such persons or their respective affiliates, (5) to any Affiliate of the Subject Party, (6) any transferee whereby there is no change in beneficial ownership, and (7) to a Person who is the recipient of a bona fide gift or charitable contribution from a Subject Party. The Subject Party further agrees to execute such agreements as may be reasonably requested by the Purchaser that are consistent with the foregoing or that are necessary to give further effect thereto.

(c) If any Prohibited Transfer is made or attempted contrary to the provisions of this Agreement, such purported Prohibited Transfer shall be null and void ab initio, and the Purchaser shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose, and shall refuse to record any such purported transfer of the Restricted Securities in the books of the Company. In order to enforce this Section 1, the Purchaser may impose stop-transfer instructions with respect to the Restricted Securities of the Subject Party (and Permitted Transferees and assigns thereof) until the end of the Lock-Up Period.

(d) During the Lock-Up Period, each certificate, direct registration statement or other written instrument evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [●], 2023, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(e) For the avoidance of any doubt, the Subject Party shall retain all of its rights as a stockholder of the Purchaser during the Lock-Up Period, including the right to vote any Restricted Securities.

2. Miscellaneous; No Third-Party Beneficiaries.

(a) Binding Effect; Assignment. This Agreement and all of the provisions herein shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and all rights and obligations of a party are personal and may not be transferred or delegated at any time. Notwithstanding the foregoing, the Purchaser may freely assign any or all of its rights under this Agreement, in whole or in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale, or otherwise) without obtaining the consent or approval of the Subject Party. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision herein be enforced by, any other person.

(b) Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such a party.

(c) Governing Law; Jurisdiction. This Agreement and any dispute or controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of law principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York City in the Borough of Manhattan (or in any appellate courts thereof) (the “Specified Courts”). Each party hereto hereby (i) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (ii) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 2(f). Nothing in this Section shall affect the right of any party to serve legal process in any other manner permitted by applicable law.

(d) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(e) Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns, and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(f) Notices. All notices, consents, waivers, and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service, or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Purchaser before the Closing:	with copies to (which shall not constitute notice):

Oxus Acquisition Corp.	Greenberg Traurig, P.A.
7F 77/2 AL-FARABI AVENUE	333 SE 2nd Avenue, Suite 4400
ALMATY 1P 050040	Miami, FL 33131
Kazakhstan	Attention: Yuta Delarck; Michael Helsel
Attention: Kanat Mynzhanov	Email: delarcky@gtlaw.com; helselm@gtlaw.com
Email: kanat@oxusacquisition.com

If to the Company (or to the Purchaser after the Closing):	with copies to (which shall not constitute notice):

Borealis Foods Inc.	Nixon Peabody LLP
1540 Cornwall Road	Tower 46, 55 West 46th Street
Suite 104	New York, NY 10036-4120
Oakville, Ontario L6J 7W5	Attention: Richard F. Langan, Jr.; Christopher Keefe
Canada	Email: rlangan@nixonpeabody.com; ckeefe@nixonpeabody.com
Attention: Pouneh Rahimi
Email: prahimi@borealisfoods.ca
and with a copy to:

Bennett Jones LLP
4500, 855-2nd Street SW
Calgary, Alberta T2P 4K7
Attention: John Mercury; James McClary
Email: MercuryJ@bennettjones.com;
McClaryJ@bennettjones.com

If to the Subject Party, to: the address set forth below the Subject Party’s name on the signature page to this Agreement.

(g) Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Purchaser and the Subject Party. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(h) Authorization on Behalf of the Purchaser. The parties acknowledge and agree that notwithstanding anything to the contrary contained in this Agreement, any and all determinations, actions, or other authorizations under this Agreement on behalf of the Purchaser, including enforcing the Purchaser’s rights and remedies under this Agreement, or providing any waivers with respect to the provisions hereof, shall solely be made, taken, and authorized by majority of the disinterested independent directors of the Purchaser’s board of directors. In the event that the Purchaser at any time does not have any disinterested directors, so long as the Subject Party has any remaining obligations under this Agreement, the Purchaser will promptly appoint one in connection with this Agreement. Without limiting the foregoing, in the event that an affiliate of a Subject Party serves as a director, officer, employee, or other authorized agent of the Purchaser or any of its current or future affiliates, neither the Subject Party nor its affiliate shall have authority, express or implied, to act or make any determination on behalf of the Purchaser or any of its current or future affiliates in connection with this Agreement or any dispute or Action with respect hereto.

(i) Severability. In case any provision in this Agreement shall be held invalid, illegal, or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal, and enforceable, and the validity, legality, and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality, or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties will substitute for any invalid, illegal, or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal, and enforceable, the intent and purpose of such invalid, illegal, or unenforceable provision.

(j) Specific Performance. Each party acknowledges that its obligations under this Agreement are unique, recognizes and affirms that, in the event of a breach of this Agreement, money damages will be inadequate and there will be no adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the adversely affected party or parties shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security, this being in addition to any other right or remedy available under this Agreement, at law or in equity.

(k) Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Business Combination Agreement or any Ancillary Document. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies or any of the obligations of the parties hereto under any other agreement between a Subject Party and the Purchaser or any certificate or instrument delivered in connection with the Purchase, and nothing in any other agreement, certificate, or instrument shall limit any of the rights or remedies or any of the obligations under this Agreement.

(l) Further Assurances. From time to time, at another party’s request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(m) Counterparts; Facsimile. This Agreement may also be executed and delivered by facsimile signature or by email in portable document format in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

The Purchaser:

OXUS ACQUISITION CORP.

By:
Name:
Title:

[Additional Signatures on the Following Pages]

[Signature Page to Lock-Up Agreement]

The Subject Party:

[●]
By:
Name:
Title:
Number of Amalco Shares of Purchaser:
Amalco Shares:
Address for Notice:
Address:
Attention:
Email:
With a copy (which will not constitute notice) to:
Attn:
Telephone No. :
Email:

[Signature Page to Lock-Up Agreement]

EXHIBIT E

Form of Employment Agreement

See attached.

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT is made the ______ day of ________________, 2023,

BETWEEN:

BOREALIS FOODS INC.

a corporation amalgamated under the Business Corporations Act (Ontario)

(the “Company”)

and

REZA SOLTANZADEH

(the “Executive”)

WHEREAS, on [●], 2023, Borealis Foods Inc. (an amalgamation predecessor to the Company, “BFI”), Oxus Acquisition Corp. a Cayman Islands exempted company (including its successors, the “Purchaser”) and 1000397116 Ontario Inc. (“NewCo”), an Ontario corporation and a wholly-owned subsidiary of SPAC entered into a business combination agreement (as amended from time to time in accordance with the terms thereof, the “Business Combination Agreement”);

AND WHEREAS pursuant to the Business Combination Agreement, subject to the terms and conditions thereof, upon the consummation of the transactions contemplated thereby (collectively, the “Transaction), the parties thereto agreed to undertake a series of transactions pursuant to which, among other things, (i) NewCo and BFI would amalgamate (NewCo and BFI as so amalgamated, “Amalco”), and (ii) Amalco and the Purchaser would amalgamate to form the Company (the “Transaction”);

AND WHEREAS the Executive has served as a director and executive officer of BFI since August 1, 2019 (the “Original Employment Date”);

AND WHEREAS, upon the consummation of the Transaction, the Company desires to continue to employ the Executive as the Chief Executive Officer (the “CEO”) of the Company;

AND WHEREAS, the Executive’s prior employment with BFI commencing on the Original Employment Date shall be recognized for all service-related calculations if required at law; and

AND WHEREAS, the Company and the Executive desire to enter into this Agreement as to the terms of the Executive’s employment with the Company from and after the closing date of the Transaction (the “Effective Date”).

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Article I
EMPLOYMENT

1.01	Position

The Company shall employ the Executive in the position of CEO of the Company.

1.02	Duties

The Executive shall report to the Company’s Board of Directors (the “Board”) and shall have the duties and responsibilities commensurate with the position. The Executive shall perform additional duties, consistent with the position, as requested by the Board from time to time, without additional compensation. The Executive acknowledges that the nature of the Executive’s position and duties will require regular travel.

1.03	Term

The term of this Agreement shall commence on the Effective Date (which may be modified in light of the timing of the close of the Transaction) and shall continue until terminated hereunder.

Article II

ASSIGNMENT

2.01	Director

If requested by the Company, the Executive shall agree to serve as a Director of the Company or its subsidiaries and affiliates, without additional compensation.

Article III
REMUNERATION

3.01	Base Salary

The Company shall pay the Executive an annual base salary of $[●] (the “Base Salary”), to be pro-rated for any partial year of employment from the Effective Date. The Executive’s Base Salary shall be paid in arrears in approximately equal [bi-weekly] instalments in accordance with the Company’s payroll practices. The Executive’s performance and Base Salary shall be reviewed annually. Changes to the Executive’s Base Salary, if any, shall be at the discretion of the Board and subject to its approval and shall be confirmed in writing. The Executive acknowledges that an increase in Base Salary in one year is no guarantee of any increase, or the quantum of any increase, in Base Salary in any subsequent year.

3.02	Discretionary Bonus

(a)	The Executive shall be eligible to earn up to [●]% of the Executive’s Base Salary per calendar year based on (i) achieving corporate and personal objectives as approved by the Board; and (ii) in accordance with the terms of the applicable bonus plan, as may be amended. The Executive agrees that any discretionary bonus shall be tied to the Annual Operating Plan (“AOP”) as approved by the Board. The Executive may receive a bonus in excess of the target noted above if corporate performance exceeds AOP.

(b)	Within 90 days after the Effective Date, the Company and the Executive shall mutually agree upon the objectives that the Company and the Executive shall need to meet to earn the discretionary bonus, or percentage thereof. Thereafter, annual objectives that the Company and the Executive shall need to meet for the Executive to be eligible to earn a discretionary bonus will be mutually agreed upon, in writing, within 90 days of the start of each calendar year. Subject to the conditions set forth herein, the Company shall pay the bonus, if any, on an annual basis and after Board approval, no later than the earlier of (i) March 31 of the calendar year following the year in which the bonus was awarded; and (ii) the date of the audit opinion for the fiscal year in which the bonus was awarded.

(c)	The Executive acknowledges that (i) the terms and criterion of the discretionary bonus may change each calendar year at the discretion of the Company, (ii) the Executive has no expectation that in any calendar year that there will be a discretionary bonus, (iii) the amount of the discretionary bonus, if any, that the Executive may be awarded may change from calendar year to calendar year, (iv) any discretionary bonus paid to the Executive does not form part of the Executive’s regular wages, unless minimally required otherwise by Ontario’s Employment Standards Act, 2000 or its regulations, as may be amended or replaced (the “ESA”), and (v) the Executive must be actively employed by the Company on the date a discretionary bonus is paid out in order to receive such bonus, unless minimally required otherwise by the ESA. For greater certainty and except as minimally required otherwise by the ESA, “actively employed” excludes any period subsequent to the date that is the earlier of:

(A)	if the Executive resigns from employment, the effective date of resignation specified in the written notice of resignation from the Executive; and

(B)	if the Executive’s employment is terminated by the Company, the date the minimum statutory notice of termination period, if any, prescribed by the ESA ends.

For certainty, the Executive shall have no entitlement to a bonus or damages in lieu thereof in respect of any period that extends beyond the minimum statutory notice of termination period, if any, prescribed by the ESA, including any additional period during which the Executive is, or will be, in receipt of compensation, damages or other entitlements in lieu of notice of termination, whether under contract or common law.

3.03	Equity Awards

Following the closing of the Transaction, the Company intends to establish a share incentive plan (the “Stock Option Plan”). Once established, the Executive will be eligible to participate in the Stock Option Plan. Any options to acquire equity securities granted thereunder shall be subject to (a) the Executive reviewing the terms of an option agreement between the Executive and the Company, in accordance with the terms of the Stock Option Plan, which agreement shall include vesting provisions as well as terms limiting the Executive’s entitlements to such options following the cessation of the Executive’s employment with the Company, and (b) the Executive agreeing to be bound by same. By signing below, the Executive acknowledges that, pursuant to the Stock Option Plan and related option agreement (in each case once in effect) and subject to the foregoing conditions, the Executive shall receive options entitling the Executive to acquire equity securities of the Company representing [●]% of those outstanding.

3.04	Benefits

The Executive shall be eligible to participate in the Company’s benefit plans generally made available to its senior employees, in accordance with the terms of such plans. The Company shall provide the Executive with benefits that are, in the aggregate, equal to or greater than the benefits the Executive held with the predecessor company immediately prior to the Effective Date. Notwithstanding the foregoing, all plans are governed by their respective terms, as may be amended from time to time. If the Company adopts any new benefit plans of general application, or if any such plans are modified, or eliminated, the Executive shall participate on a basis equivalent to other senior employees of the Company.

3.05	Vacation

The Executive shall be eligible for four weeks’ vacation with pay per calendar year, or such greater amount as may be required by the ESA, to be taken at a time or times mutually agreeable to the Executive and the Company, taking into account the Company’s operational needs. Vacation in the first and last year of employment will be pro-rated based on the period of time actually worked by the Executive for the Company in that calendar year. The Executive must take vacation time in the calendar year it is earned. Any vacation time in excess of the statutory minimum amount prescribed by the ESA not taken in the calendar year in which it is earned cannot be carried over to subsequent calendar years and shall be forfeited at year-end without any further notice or pay or damages in lieu of notice. At cessation of employment, the Executive hereby acknowledges and agrees that vacation time taken by the Executive but not yet earned shall be considered an advance and/or overpayment and, subject to the ESA, shall be deducted by the Company from the Executive’s final pay. If the amount owing is greater than the Executive’s final pay, or not deductible in full or in part under the ESA, the Executive agrees to pay to the Company any outstanding amounts not covered by the Executive’s final pay within 30 calendar days after the Executive’s last day of employment.

3.06	Personal and Sick Time

The Executive will be eligible to receive up to five days (i.e., 40 hours) of personal and sick time, with pay, per calendar year, to be pro-rated for any partial calendar year of employment. This personal and sick time can be used by the Executive when the Executive needs to be off of work due to personal or family related illness, medical or dental appointments, parent/teacher school meetings, children’s school activities, personal appointments that cannot be handled outside of normal working hours, family responsibility leaves, to vote, birth or adoption to a spouse or the Executive’s marriage. To the extent permissible under the ESA, any personal and sick time taken by the Executive in a calendar year will be counted towards, and in satisfaction of, any substantially similar statutory leave of absence available to the Executive under the ESA. Any personal and sick time not used by the Executive (a) in the calendar year in which it accrues cannot be carried over to subsequent calendar years and will be forfeited at year-end without any further notice or pay or damages in lieu of notice, and (b) will not be paid out to the Executive on cessation of the Executive’s employment.

3.07	Cellular Phone and Other Devices

The Company shall provide to the Executive, at the Company’s expense, the requisite electronic devices (i.e., office computer and cellular phone (as well as payment of reasonable monthly costs associated with the use of such cellular phone in the performance of the Executive’s duties)) as the Company determines are reasonably required to assist in the performance of the Executive’s duties. The Executive acknowledges and agrees that all such devices shall remain the exclusive property of the Company and must be promptly returned to the Company upon the cessation of the Executive’s employment, or earlier at the Company’s request. The Executive also acknowledges that the Executive shall have no expectation of privacy pertaining to the use of these devices for business matters, but shall have full expectation of privacy with respect to personal matters.

3.08	Business and Entertainment Expenses

Upon presentation of appropriate documentation, the Executive shall be reimbursed in accordance with the Company’s expense reimbursement policy, for all reasonable business and entertainment expenses incurred in connection with the performance of the Executive’s duties hereunder and the Company’s policies with regard thereto, which will include reimbursement for any travel-related expenses incurred by the Executive as a result of his travel between the Company’s manufacturing and warehousing sites.

Article IV
COVENANTS OF THE EXECUTIVE

4.01	Full Time and Attention

During the Executive’s employment, the Executive shall devote the Executive’s full time and attention exclusively to the business of the Company and shall well and faithfully serve the Company and shall use the Executive’s best efforts to promote the interests of the Company. The Executive shall not, without the Board’s prior written approval (which approval may be unreasonably withheld), accept any other employment or contract for work, or serve as a director, consultant or partner of any business or other enterprise, other than the Company, except in the capacity as “passive” investor and only so long as such investment does not require any active involvement or otherwise affect the conduct of the Executive’s duties hereunder.

4.02	Duties and Responsibilities

The Executive shall duly and diligently perform all the Executive’s duties and shall truly and faithfully account for and deliver to the Company all money, securities and things of value belonging to the Company which the Executive may from time to time receive for, from or on account of the Company.

4.03	Rules and Regulations

The Executive shall faithfully abide by all applicable laws and all rules and regulations of the Company from time to time in force which are brought to the Executive’s notice or of which the Executive should reasonably be aware.

4.04	Conflict of Interest

The Executive shall refrain from any situation in which the Executive’s personal interests conflict, or may appear to conflict, with the Executive’s duties with the Company.

Article V
RESTRICTIVE COVENANTS

5.01	Confidential Information

(a)	In this Agreement, “Confidential Information” means all information, observations and data (including, but not limited to, all personal information, financial data, investment data, commercial data, trade secrets, business plans, business models, cost and pricing information, organizational structures and models, blueprints, business strategies, strategies, internal control, risk management, security procedures, internal industry studies, research and development efforts, marketing plans, information and materials, processes, inventions, devices, training manuals, computer programs, analytical models, templates and agreements, whether or not maintained in written form and whether in digital, hardcopy or other format) obtained by the Executive prior to or during the course of the Executive’s employment with or service to the Company concerning the business or affairs of the Company, including its affiliates and subsidiaries. Confidential Information shall not include: (i) the general skills and experience gained by the Executive during the Executive’s employment with the Company that the Executive could reasonably have been expected to acquire in similar employment with other companies, (ii) information publicly known or received by the Executive from a third party unrelated to the Company without a breach of an obligation of confidentiality, (iii) information the disclosure of which is required to be made by any law or court, provided that before disclosure is made, notice of the requirement is given to the Company by the Executive where it is within the Executive’s control to provide such notice, and to the extent possible in the circumstances, the Company is afforded an opportunity to dispute the requirement, and (iv) information the disclosure of which is permitted pursuant to any applicable regulatory whistleblowing legislation.

(b)	The Executive acknowledges that, by reason of the Executive’s employment with the Company, the Executive will have access to Confidential Information. The Executive agrees that, during and after the Executive’s employment with the Company, the Executive shall not disclose to any person, except in the proper course of the Executive’s employment with the Company, or use for the Executive’s own purposes or for any purposes other than those of the Company, any Confidential Information acquired, created or contributed to by the Executive.

5.02	Intellectual Property

(a)	In this Agreement, “Intellectual Property” means any domestic and foreign:

(i) patents, inventions, applications for patents and reissues, divisions, continuations, renewals, extensions and continuations-in-part of patents or patent applications, (ii) proprietary and non-public business information, including inventions, developments, trade secrets, know-how, methods, processes, designs, technology, technical data, schematics, formulae and client lists, and documentation relating to any of the foregoing, (iii) works of authorship, copyrights, copyright registrations and applications for copyright registration, (iv) designs, design registrations, design registration applications and integrated circuit topographies, (v) trade names, business names, corporate names, domain names, website names and world wide web addresses, common law trade-marks, trade-mark registrations, trade mark applications, trade dress and logos, and the goodwill associated with any of the foregoing, (vi) computer software and programs (both source code and object code form), all proprietary rights in the computer software and programs and all documentation and other materials related to the computer software and programs, and (vii) any other intellectual property and industrial property and moral rights, title and interest therein, anywhere in the world and whether registered or unregistered or protected or protectable under intellectual property laws, which the Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time the Executive is in the employ of the Company, including the copyright thereon.

(b)	The Executive hereby irrevocably and unconditionally assigns and shall assign all Intellectual Property to the Company and agrees that the Company shall own all right, title and interest in all Intellectual Property.

(c)	The Executive irrevocably and unconditionally waives all moral rights arising under the Copyright Act (Canada) as amended (or any successor legislation of similar effect), or similar legislation in any applicable jurisdiction, or at common law or otherwise, that the Executive may have now or in the future with respect to Intellectual Property, including any right the Executive may have to have the Executive’s name associated with the Intellectual Property or to have the Executive’s name not associated with the Intellectual Property, any right the Executive may have to prevent the alteration, translation or destruction of the Intellectual Property, and any rights the Executive may have to control the use of the Intellectual Property in association with any product, service, cause or institution. The Executive agrees that this waiver may be invoked by the Company, and by any of its authorized agents or assignees, in respect of any or all of the Intellectual Property.

(d)	The Executive further agrees to, promptly, at the request of the Company, take all steps and sign all assignments and other documents as the Company may reasonably require or consider helpful to effect or evidence the ownership, assignment or transfer of the Intellectual Property and to protect, obtain or maintain any patents, copyrights, trade-marks, industrial designs or other proprietary rights in the Intellectual Property.

5.03	Non-Competition

(a)	The Executive shall not, in any manner whatsoever, without the Company’s prior written consent, at any time during the Executive’s employment and for 12 months after the effective date of cessation of the Executive’s employment, directly or indirectly:

(i)	carry on, engage in or be concerned with or interested in; or

(ii)	lend money to, guarantee the debts or obligations of or permit the Executive’s name or any part thereof to be used or employed by any person engaged in or concerned with or interested in the business of the manufacture and sale of plant-based, high-protein packaged ramen for consumers (the “Business”) in the Province of Ontario and the States of South Carolina and [●] (the “Territory”).

(b)	The Executive further agrees that the Executive shall not during the Executive’s employment and for 12 months after the effective date of cessation of the Executive’s employment, directly or indirectly work for any Competitor (as defined below) in a role similar to the role the Executive held in the 12 months’ prior to cessation of the Executive’s employment. For purposes of this section, “Competitor” shall mean any business enterprise engaged in the Business in the Territory.

5.04	Non-Solicitation of Employees

(a)	The Executive shall not, in any manner whatsoever, without the Company’s prior written consent, at any time during the Executive’s employment and for 12 months after the effective date of cessation of the Executive’s employment, directly or indirectly:

(i)	induce or endeavour to induce any employee of the Company to terminate his/her employment with the Company, or otherwise change his/her relationship with the Company, whether or not such employee would breach his/her contract (written or otherwise) with the Company by doing so; or

(ii)	employ or engage or attempt to employ or engage or assist any person to employ or engage any employee of the Company.

(b)	Any job postings or recruitment campaigns of general or mass application shall not be considered a breach of this Section 5.04.

5.05	Non-Solicitation of Customers and Prospective Customers

(a)	The Executive shall not, in any manner whatsoever, without the Company’s prior written consent, at any time during the Executive’s employment and for 12 months after the effective date of cessation of the Executive’s employment, directly or indirectly:

(i)	solicit, endeavour to solicit or gain the custom of, canvass or interfere with the Company’s relationships with any person that:

(A)	is a customer of the Company at the effective date of cessation of the Executive’s employment and with whom the Executive had business dealings on behalf of Company in the 12 months before the effective date of cessation of the Executive’s employment;

(B)	was a customer of the Company at any time within 12 months before the effective date of cessation of the Executive’s employment and with whom the Executive had business dealings on behalf of the Company in the 12 months before the effective date of the cessation of the Executive’s employment; or

(C)	has been pursued as a prospective customer by or on behalf of the Company at any time within 12 months before the effective date of cessation of the Executive’s employment, and in respect of whom the Company has not determined to cease all such pursuit, for the purpose of (1) selling any products or services to the customer or potential customer, or for the purposes of soliciting orders of any products or services from that customer or potential customer, where such products or services are substantially similar to or competitive with the Business of the Company at the effective date of the cessation of the Executive’s employment; or (2) encouraging such customer or prospective customer to terminate its arrangement with the Company or otherwise change its relationship with the Company.

(b)	Notwithstanding Section 5.05(a), the Executive must not, in any manner whatsoever, without the prior written consent of the Company, at any time during the Executive’s employment and for 12 months after the effective date of cessation of the Executive’s employment, provide any services or products to any customer of the Company with whom the Executive had business dealings on behalf of the Company in the 12 months before the effective date of cessation of the Executive’s employment, where such products or services are substantially similar to or competitive with the Business of the Company at the effective date of cessation of the Executive’s employment.

5.06	Non-Interference

During the Executive’s employment and for 12 months after the effective date of cessation of the Executive’s employment, the Executive shall not, without the Company’s prior written consent, directly or indirectly, interfere with any projects which, with the Executive’s knowledge, the Company had undertaken or as evidenced by a written document were about to be undertaken at the effective date of cessation of the Executive’s employment.

5.07	Non-Disparagement

During and after the Executive’s employment with the Company, neither the Executive nor the Company shall comment in any adverse fashion on the other party, or the other party’s (as applicable) subsidiaries and affiliates or their respective directors, officers, agents, shareholders or employees, unless the Executive or the Company, as applicable, is permitted to do so in accordance with any applicable regulatory legislation (including whistleblowing legislation) or required to do so by law or court order.

5.08	Acknowledgements

(a)	The Executive acknowledges and agrees that:

(i)	the Company’s business is carried on throughout the Territory and that the Company is interested in and solicits or canvasses opportunities throughout the Territory;

(ii)	the Company’s reputation in the industry and its relationships with its customers is the result of hard work, diligence and perseverance on behalf of the Company over an extended period of time;

(iii)	the nature of the Company’s business is such that the on-going relationship between the Company and its customers is material and has a significant effect on the ability of the Company to continue to obtain business from its customers for both long term and new contracts;

(iv)	in light of the foregoing, the restrictions in this Article V are reasonable and valid and the Executive waives all defences to the strict enforcement thereof; and

(v)	any breach of the covenants in this Article V by the Executive will result in material and irreparable harm to the Company, although it may be difficult for the Company to establish the monetary value flowing from such harm. The Executive therefore further acknowledges and agrees that the Company, in addition to being entitled to the monetary damages which flow from the breach, will be entitled to injunctive relief in a court of appropriate jurisdiction in the event of any breach by the Executive of the covenants in this Article V.

Article VI
TERMINATION OF EMPLOYMENT

6.01	Termination on the Death of the Executive

The Executive’s employment shall terminate automatically upon the Executive’s death, following which the Company shall pay to the Executive’s estate (a) all the Executive’s regular wages and vacation pay accrued and owing up to and including the date of death, (b) all eligible expenses that have been incurred by the Executive and remain owing as of the date of death, and (c) any other minimum statutory entitlement that may be owing to the Executive under the ESA, without duplication.

6.02	Termination by the Company for Cause

The Company may terminate the Executive’s employment at any time without working notice on the following terms:

(a)	if the Executive is terminated for any reason that provides the Company with the right to terminate the Executive’s employment without notice under the ESA (currently wilful misconduct, disobedience or wilful neglect of duty that is not trivial and has not been condoned by the Company), without any working notice, pay in lieu of working notice, statutory severance pay, or any other entitlement either by way of anticipated earnings or damages of any kind, except for: (i) the Executive’s regular wages and vacation pay accrued and owing as of the effective termination, (ii) reimbursement for all eligible expenses that have been incurred by the Executive but remaining owing as of the effective termination date, upon the Executive’s provision of appropriate vouchers and receipts, and (iii) any other minimum statutory entitlement that may be owing to the Executive under the ESA, without duplication; or

(b)	if the Executive is terminated for any other reason that constitutes just cause at common law (other than a reason under Section 6.02(a) above), by providing the Executive with only: (i) the minimum amount of working notice of termination or payment of the Executive’s regular wages in lieu of working notice (or a combination at the Company’s discretion) prescribed by the ESA, (ii) statutory severance pay, if any, prescribed by the ESA, (iii) the Executive’s regular wages accrued and owing as of the effective termination date, (iv) all outstanding vacation pay (including any vacation pay that accrues over the minimum statutory notice period prescribed by the ESA), (v) reimbursement for all eligible expenses that have been incurred by the Executive but remaining owing as of the effective termination date, upon the Executive’s provision of appropriate vouchers and receipts, (vi) benefits continuation for the statutory notice period under the ESA only; and (vii) any other minimum statutory entitlement that may be owing to the Executive under the ESA, without duplication.

6.03	Termination by the Company without Cause or for Good Reason

For purposes of this Section 6.03, “Good Reason” shall mean the occurrence of any of the following, in each case without the Executive’s consent: (a) a material breach by the Company of any material provision of this Agreement, (b) the relocation of the Executive’s principal place of employment by more than 50 kilometers, or (c) any reduction in the Executive’s Base Salary (exception for a reduction affecting all executive employees). Notwithstanding anything contained herein to the contrary, the Executive shall not have Good Reason to terminate the Executive’s employment unless: (A) the Executive has given the Company written notice of the event alleged to constitute Good Reason within 30 days of the first occurrence of such event; (B) the Company has an opportunity to cure the alleged Good Reason event within 30 days after the receipt of written notice of the allegation; and (C) if the Company fails to cure, the Executive’s date of termination for Good Reason shall occur within 30 days following the last day of the cure period.

(a)	The Company may terminate the Executive’s employment at any time without cause or by the Executive for Good Reason upon providing the Executive with only:

(i)	12 months of working notice or payment of the Executive’s then Base Salary in lieu of working notice (or a combination of both, in the Company’s discretion) (together defined as the “Notice Period”);

(ii)	if applicable, payment of the Executive’s car allowance and other regular wages aside from the Executive’s then Base Salary for the minimum statutory notice period prescribed by the ESA, if any, that extends beyond the effective termination date;

(iii)	if working notice is provided under section 6.03(a) the amount of statutory severance pay as per the ESA so for the Company to be minimally compliant with its obligations under the ESA;

(iv)	the benefit plan contributions necessary to maintain the Executive’s participation in health and dental benefits programs during the Notice Period. All benefits shall otherwise be continued only for the minimum statutory notice period prescribed by the ESA. The Executive agrees that the Company may deduct from any payments hereunder the Executive’s benefit plan contributions which were regularly made during the term of this Agreement and the Executive’s employment in accordance with the benefit plans’ terms;

(v)	all regular wages accrued and owing up to and including the effective termination date;

(vi)	all outstanding vacation pay (including any vacation pay that accrues over the minimum statutory notice period prescribed by the ESA);

(vii)	reimbursement for all eligible expenses that have been incurred by the Executive and remain owing as of the effective termination date upon the Executive’s provision of appropriate vouchers and receipts; and

(viii)	any other minimum statutory entitlement that may be owing to the Executive under the ESA, without duplication.

6.04	Voluntary Resignation (Executive Termination Without Good Reason)

If the Executive wishes to voluntarily resign, the Executive shall provide 60 days’ notice in writing to the Company. The Company may waive such notice in whole or in part and assign transitional duties or require the Executive to work at home or another location (acting reasonably) by paying the Executive’s regular wages and vacation pay and continuing the Executive’s group benefits coverage to the effective date of resignation. The Executive agrees that the Company may deduct from any payments hereunder the Executive’s benefit plan contributions which were regularly made during the term of this Agreement and the Executive’s employment in accordance with the benefit plans’ terms. The Executive also agrees that the Company’s wavier or reassignment of duties and/or location will not constitute a termination of the Executive’s employment by the Company.

6.05	Effect of Cessation of Employment

The Executive agrees that, upon cessation of the Executive’s employment, the Executive shall be deemed to have immediately resigned any position that the Executive may have as an officer or director of the Company together with any other office, position or directorship which the Executive may hold in any of the Company’s subsidiaries and affiliates. In such event, the Executive shall, at the request of the Company, promptly sign all documents appropriate to evidence such resignations. The Executive shall not be entitled to any payments or damages in respect of these resignations in addition to those provided for herein.

6.06	Treatment of Equity Incentives on Termination.

Upon the termination of the Executive’s employment for any reason, any equity incentives held by the Executive shall be dealt with in accordance with the terms and conditions of the applicable plan or program documents then in effect and the applicable grant agreements, which shall include terms limiting the Executive’s entitlements.

6.07	Confidentiality of Settlement

The Executive agrees that any entitlements provided to the Executive under this Article VI shall remain confidential as between the Executive and Company, and shall not be disclosed by the Executive or the Company, other than as required by law, to any person, persons, corporation, association or organization whatsoever, with the exception of the Executive’s immediate family members or the Executive’s legal and financial advisors and those in the Company and its legal and financial advisors who need to know and in each case only in strictest confidence.

6.08	Release

The Executive acknowledges and agrees that the amounts and entitlements that are provided under this Article VI are reasonable and shall be in full satisfaction of all terms of the cessation of the Executive’s employment, including any entitlement to statutory termination pay and statutory severance pay under the ESA and the Executive you shall have no other entitlement (including to anticipated earnings or damages of any kind), whether under statute, contract, common law or otherwise. As a condition precedent to any entitlement under this Article VI that exceeds the Executive’s minimum statutory entitlements under the ESA, the Executive agrees to deliver to the Company before any receipt of such entitlement, a fully executed full and final release from all actions or claims (save any action or claim that cannot be released by operation of statute) in favour of the Company, its affiliates, subsidiaries, and its and their directors, officers, employees, shareholders and agents, in a form reasonably satisfactory to the Company and within the timelines specified by the Company.

6.09	Return of Property

Upon the cessation of the Executive’s employment, or earlier if requested by the Company, and as a condition of the Company providing the Executive with any entitlements required hereunder that exceed the Executive’s minimum statutory entitlements as prescribed by the ESA, the Executive shall promptly deliver or caused to be delivered to the Company all documents, effects, money, Confidential Information or other property belonging to the Company or for which the Company is liable to others, which are in the possession, charge, control or custody of the Executive.

Article VII
CONTRACT PROVISIONS

7.01	Cooperation

Upon the receipt of reasonable notice from the Company (including outside counsel), the Executive agrees that while employed by the Company and thereafter, the Executive will respond and provide information with regard to matters in which the Executive has knowledge as a result of the Executive’s employment with the Company, and will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of any claims that may be made against the Company or its affiliates, and will assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of the Executive’s employment with the Company. The Executive agrees to promptly inform the Company if the Executive becomes aware of any lawsuits involving such claims that may be filed or threatened against the Company or its affiliates. The Executive also agrees to promptly inform the Company (to the extent that the Executive is legally permitted to do so) if the Executive is asked to assist in any investigation of the Company or its affiliates (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required. Upon presentation of appropriate documentation, the Company shall pay or reimburse the Executive for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by the Executive in complying with this Section 7.01.

7.02	No Breach of Obligations to Others

The Executive represents to the Company that in carrying out the Executive’s duties for the Company, the Executive shall not disclose to the Company any confidential information of any third party. The Executive also represents to the Company that the Executive has not brought to the Company nor shall the Executive use in the performance of the Executive’s duties with the Company any confidential materials or property of any third party. The Executive also represents that the Executive is not a party to any agreement with or under any legal obligation to any third party that conflicts with any of the Executive’s obligations to the Company under this Agreement.

7.03	Survival

Upon cessation of the Executive’s employment, the terms of this Agreement that impose obligations upon the Executive that extend beyond the cessation of the Executive’s employment shall survive and can be enforced by the Company in a court of competent jurisdiction.

7.04	Privacy

The Executive understands and consents to the fact that the Company and its subsidiaries or affiliates may collect, use, store or disclose personal information about the Executive or any of the Executive’s dependents or beneficiaries (“Employee Personal Information”) as required for those purposes necessary for, or beneficial to, the conduct of the employment relationship (including benefits administration). The Executive also understands that the Company may disclose the Employee Personal Information to a third party administrator for the purpose of administering the Executive’s employment relationship with the Company or to service providers (such as legal, finance and accounting, information technology and human resources advisors and/or similar consultants and advisors), law enforcement or government authorities, as necessary to comply with legal requirements or in the course of a legal action, and to legitimate recipients of communications under applicable laws, where required by law or necessary for the purpose of, or in connection with, any legal proceedings. By signing below, the Executive hereby consents to such disclosure.

7.05	Independent Advice

The Executive confirms that the Executive has had a reasonable opportunity to obtain independent advice about this Agreement and has in fact obtained such advice, and that the Executive is signing this Agreement freely and voluntarily with full understanding of its contents.

7.06	Governing Law

This Agreement shall be governed by the laws of Ontario and the laws of Canada applicable in Ontario.

7.07	Attornment

For the purpose of all legal proceedings, this Agreement shall be deemed to have been performed in Ontario and the courts of Ontario will have the exclusive jurisdiction to entertain any action arising under this Agreement. The Executive and the Company each hereby attorns to the jurisdiction of the courts of Ontario, provided that nothing in this Agreement will prevent the Company from proceeding at its election against the Executive in the courts of any other province or country.

7.08	Applicable Employment Standards Legislation

Nothing in this Agreement is intended to conflict with the ESA. In the event the ESA provides superior statutory entitlements that the terms provided for under this Agreement, the Company shall provide the Executive with the Executive’s statutory entitlements in substitution for the terms under this Agreement.

7.09	Entire Agreement

This Agreement, together with the documents referred to herein, constitutes the whole agreement of the parties with reference to the Executive’s employment, and it cancels and replaces all prior understandings and agreements between the Executive and the Company.

7.10	Pre-Contractual Representations

The Executive hereby waives any right to assert any claim based on any precontractual representations, negligent or otherwise, made by the Company or its representatives.

7.11	Change in Terms and Conditions

The Executive agrees that the terms of this Agreement shall govern the Executive’s employment with the Company, regardless of the length of the Executive’s employment or any changes to the Executive’s terms of employment, and regardless of whether any such change is material or otherwise

7.12	Employment Standards Poster

By signing below, the Executive acknowledges having received a copy of the most recent version of the Employment Standards Poster.

7.13	Severability

If any provision in this Agreement is determined to be void or unenforceable in whole or in part, it shall not be deemed to affect or impair the validity of any other provision of this Agreement herein and each such provision is deemed to be separate and distinct.

7.14	Notice

Any notice required or permitted to be given under this Agreement shall be in writing and shall be properly given if personally delivered, delivered by facsimile transmission (with confirmation of receipt) or mailed by prepaid registered mail addressed as follows:

(a)	in the case of the Company:

Borealis Foods Inc.

1540 Cornwall Road

Suite 104

Oakville, Ontario L6J 7W5

Canada

Attention: Pouneh Rahimi, General Counsel

Email: prahimi@borealisfoods.ca

(b)	in the case of the Executive:

Reza Soltanzadeh

[Address]

or to the last address of the Executive in the records of the Company or to such other address as the parties may from time to time specify by notice given in accordance herewith. Any notice so given shall be conclusively deemed to have been given or made on the day of delivery, if personally delivered, or if delivered by facsimile transmission or mailed as aforesaid, upon the date shown on the facsimile confirmation of receipt or on the postal return receipt as the date upon which the envelope containing such notice was actually received by the addressee.

7.15	Amendments and Waiver

No modification of or amendment to this Agreement shall be valid or binding unless set out in writing and duly signed by both of the parties hereto and no waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided, shall be limited to the specific breach waived.

7.16	Assignment

This Agreement, and the rights granted and the obligations incurred hereunder are not assignable, whether in whole or in part, by the Executive without the prior written consent to such effect of the Company. The Company may assign this Agreement to any of its affiliates or subsidiaries or to any successor (whether direct or indirect, by purchase, amalgamation, arrangement, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. The Executive, by the Executive’s signature below, expressly consents to such assignment and, provided that such successor agrees to assume and be bound by the terms and conditions of this Agreement and continues to employ the Executive without any interruption to employment or negative change in terms and conditions thereof, all references to the “the Company” herein shall include its successor.

7.17	Successors

This Agreement and all rights of the Executive hereunder shall enure to the benefit of and be enforceable by the Executive and the Executive’s personal or legal representatives, heirs, executors, administrators and successors and shall enure to the benefit of and be binding upon the Company, its successors and assigns.

7.18	Taxes and Deductions

All payments under this Agreement shall be subject to applicable deductions and withholdings.

7.19	Currency

All dollar amounts in this Agreement refer to Canadian currency.

7.20	Counterparts

This Agreement may be executed in counterparts, including via PDF, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

7.21	Copy of Agreement

The Executive acknowledges receipt of a copy of this Agreement duly signed by the Company.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

BOREALIS FOODS INC.

Per:
Name:
Title:
I have authority to bind the corporation

SIGNED in the presence of:

Witness	REZA SOLTANZADEH
Name:

Signature Page to Employment Agreement between [NewCo] and [Executive]

EXHIBIT F

Form of New SPAC Articles of Continuance

See attached.

Ontario Ministry of Government and Consumer Services

Articles of Continuance

Business Corporations Act

For questions or more information to complete this form, please refer to the instruction page.

Fields marked with an asterisk (*) are mandatory.

1. Corporation Information

Corporation Name *
OXUS ACQUISITION CORP.

Has the corporation been assigned an Ontario Corporation Number (OCN) ? * ☐ Yes ☑ No

Please confirm the statement below *

☑ I confirm that the corporation has never been assigned an Ontario Corporation Number

2. Contact Information

Please provide the following information for the person we should contact regarding this filing. This person will receive official documents or notices and correspondence related to this filing. By proceeding with this filing, you are confirming that you have been duly authorized to do so.

First Name *	Middle Name	Last Name *
Deanne		Henry

Telephone Country Code	Telephone Number *	Extension
1	416-865-8248	

Email Address *
dhenry@torys.com

3. Jurisdiction

Please provide the name of the jurisdiction where the corporation is currently incorporated or continued and the original date of incorporation or amalgamation of the corporation.

Current Corporation Name *
OXUS ACQUISITION CORP.

Governing Jurisdiction *
Cayman Islands

Original Date of Incorporation/Amalgamation *
February 3, 2021

The following supporting documents are required. Please attach these documents with your application:

☑ Incorporating documents and all amendments, and a copy of continuation documents and amendments if applicable, certified by an officer of the appropriate jurisdiction *

☑ Letter of Satisfaction/Authorization to Continue issued by the proper officer of the jurisdiction the corporation is leaving *

☑ Legal Opinion *

4. Corporation Name

Every corporation must have a name. You can either propose a name for the corporation or request a number name. If you propose a name for the corporation, you need a Nuans report for the proposed name.

Will this corporation have a number name ? * ☐ Yes ☑ No

5264E (2021/10) © Queen's Printer for Ontario, 2021 Disponible en français Page of 4

The corporation will have: *

- [x] an English name (example: "Green Institute Inc.")
- [ ] a French name (example: "Institut Green Inc.")
- [ ] a combination of English and French name (example: "Institut Green Institute Inc.")
- [ ] an English and French name that are equivalent but used separately (example: "Green Institute Inc./Institut Green Inc.")

Nuans Report

New Corporation Name (Proposed) *
OXUS ACQUISITION CORP.

Nuans Report Reference Number *	Nuans Report Date *

- [ ] Select this if you have a Legal Opinion for an identical name

5. General Details

Requested Date for Continuance *	Primary Activity Code *

Official Email Address *
ontariofilings@torys.com

An official email address is required for administrative purposes and must be kept current. All official documents or notices and correspondence to the corporation will be sent to this email address.

6. Address

Every corporation is required to have a registered office address in Ontario. This address must be set out in full. A post office box alone is not an acceptable address.

Registered Office Address *

- [x] Standard Address
- [ ] Lot/Concession Address

Street Number *	Street Name *	Unit Number
1540	Cornwall Road	104

City/Town *	Province	Postal Code *
Oakville	Ontario	L6J 7Y5

Country
Canada

7. Director(s)

Please specify the number of directors for your Corporation *

- [ ] Fixed Number
- [x] Minimum/Maximum

Minimum Number of Directors *	Maximum Number of Directors *
3	10

Director 1

First Name *	Middle Name	Last Name *
TBD		

Email Address

5264E (2021/10) Page of

Is this director a Resident Canadian? * ☐ Yes ☐ No

Address for Service * ☑ Canada ☐ U.S.A. ☐ International

Street Number *	Street Name *		Unit Number
City/Town *		Province *	Postal Code *

Country
Canada

8. Shares and Provisions (Maximum limit is 100,000 characters per text box)

Every corporation must be authorized to issue at least one class of shares. You must describe the classes of shares of the corporation and the maximum number of shares the corporation is authorized to issue for each class. If the corporation has more than one class of shares, you must specify the rights, privileges and conditions for each class.

Description of Classes of Shares

The classes and any maximum number of shares that the corporation is authorized to issue:

Enter the Text *
The Corporation is authorized to issue First Preferred Shares, issuable in series, to be limited in number to an amount equal to not more than 20% of the number of issued and outstanding Common Shares at the time of issuance of any First Preferred Shares, and an unlimited number of Common Shares.

Rights, Privileges, Restrictions and Conditions

Rights, privileges, restrictions and conditions (if any) attaching to each class of shares and directors' authority with respect to any class of shares which may be issued in series. If there is only one class of shares, enter "Not Applicable":

Enter the Text *
SEE ATTACHED SCHEDULE

Restrictions on Share Transfers

The issue, transfer or ownership of shares is/is not restricted and the restrictions (if any) are as follows. If none, enter "None":

Enter the Text *
None

Restrictions on Business or Powers

Restrictions, if any, on business the corporation may carry on or on powers the corporation may exercise. If none, enter "None":

Enter the Text *
None

Other Provisions, if any

Enter other provisions, or if no other provisions enter "None":

Enter the Text *
None

5264E (2021/10) Page of

9. Required Statements

Required Statements

☑ The corporation is to be continued under the *Business Corporations Act* to the same extent as if it had been incorporated under this Act. *

☑ The corporation has complied with subsection 180(3) of the *Business Corporations Act*. *

Authorization Date

☑ The continuation of the corporation under the laws of the Province of Ontario has been properly authorized under the laws of the jurisdiction currently governing the corporation, on the following date: *

Authorization Date *

10. Authorization

☑ * I, Deanne Henry

confirm that this form has been signed by the required person.

Caution - The Act sets out penalties, including fines, for submitting false or misleading information.

Required Signature

Name	Position	Signature

5264E (2021/10) Page of

EXHIBIT G

Form of New SPAC Bylaws

See attached.

BOREALIS FOODS INC.

BY-LAW NO. 1

-i-

Table of Contents

(continued)

-ii-

BY-LAW NO. 1

A by-law relating generally to the conduct of the business and affairs of BOREALIS FOODS INC., a corporation amalgamated under the Business Corporations Act (Ontario) (hereinafter called the “Corporation”) is made as follows:

Section 1

DEFINITIONS

In this by-law and all other by-laws of the Corporation, unless the context otherwise specifies or requires:

(a)	“Act” means the Business Corporations Act (Ontario) and the regulations made thereunder, as from time to time amended, and in the case of such amendment any reference in the by-laws shall be read as referring to the amended provisions thereof;

(b)	“Affiliate” has the meaning given to it in the Act;

(c)	“Applicable Securities Laws” means the applicable securities legislation of each relevant province and territory of Canada, as amended from time to time, the written rules, regulations and forms made or promulgated under any such legislation and the published national instruments, multilateral instruments, policies, bulletins and notices of the securities commissions and similar regulatory authorities of each province or territory of Canada;

(d)	“Associate” has the meaning given to it in the Act;

(e)	“articles” means the original or restated articles of incorporation, or articles of amendment, amalgamation or continuance of the Corporation, as applicable;

(f)	“Beneficial Ownership” has the meaning given to it in the Act, and “beneficially owns” and “beneficially owned” have corresponding meanings;

(g)	“Board” or “board” means the board of directors of the Corporation;

(h)	“by-laws” or “By-laws” means this by-law and all other by-laws of the Corporation from time to time in force and effect;

(i)	“Close of Business” means 5:00 p.m. (Toronto time) on a business day in that city;

(j)	“Chair of the Board” means the chairperson of the Board appointed from time to time;

(k)	“Director Nomination” means the nomination of one or more individuals for the election of directors to the Board made (a) by or at the direction of the Board in a notice of meeting or any supplement thereto; (b) before the meeting by or at the direction of the Board; or (c) by a shareholder of the Corporation in accordance with Section 13.17;

(l)	“Meeting” means an annual meeting, an annual and special meeting or a special meeting (which is not an annual and special meeting) called for the purpose of electing directors by the Corporation’s shareholders entitled to vote on such matters;

(m)	“Meeting Notice Date” means the date on which the first notice to the shareholders or first Public Announcement of the date of the meeting was issued by the Corporation;

(n)	“NI 51-102” means National Instrument 51-102 Continuous Disclosure Obligations of the Canadian Securities Administrators;

(o)	“Nominating Shareholder” has the meaning given to it in Section 13.17(b);

(p)	“Nomination Notice” has the meaning given to it in Section 13.17(b);

(q)	“person” has the meaning given to it in the Act;

(r)	“Public Announcement” means disclosure in a (a) press release reported in a national news service in Canada or (b) a document publicly filed by the Corporation or its transfer agent and registrar under the Corporation’s profile on SEDAR;

(s)	“SEDAR” means the System for Electronic Document Analysis and Retrieval at www.sedar.com;

(t)	“STA” means the Securities Transfer Act (Ontario) and the regulations made thereunder, as from time to time amended, and in the case of such amendment any reference in the by-laws shall be read as referring to the amended provisions thereof;

(u)	all terms used in the by-laws that are defined in the Act and are not otherwise defined in the by-laws shall have the meanings given to such terms in the Act;

(v)	words importing the singular number only shall include the plural and vice versa; words importing the masculine gender shall include the feminine and neuter genders;

(w)	the headings used in the by-laws are inserted for reference purposes only and are not to be considered or taken into account in construing the terms or provisions thereof or to be deemed in any way to clarify, modify or explain the effect of any such terms or provisions;

(x)	the term “including”, “includes” and “include” means “including (or includes or include) without limitation”; and

(y)	any reference to “Section” is to a section, sub-section or paragraph of these by-laws, unless otherwise indicated.

Section 2

REGISTERED OFFICE

The Corporation shall at all times have a registered office in Ontario. The initial registered office of the Corporation shall be 1540 Cornwall Road, Suite 104, Oakville, Ontario L6J 7W5. The Corporation may at any time by special resolution of its directors change the location of its registered office within Ontario.

Section 3

SEAL

The directors may by resolution from time to time adopt and change a corporate seal of the Corporation.

Section 4

DIRECTORS

4.1	Number

The number of directors shall be the number fixed by the articles, or where the articles specify a variable number, the number shall not be less than the minimum and not more than the maximum number so specified, and in either case shall not be fewer than three individuals so long as the Corporation remains an “offering corporation” as defined in the Act. Where a minimum and maximum number of directors of the Corporation is provided for in its articles, the number of directors of the Corporation and the number of directors to be elected at the annual meeting of the shareholders shall be such number as shall be determined from time to time by special resolution or, if the special resolution empowers the directors to determine the number, by resolution of the directors. So long as the Corporation remains an “offering corporation”, at least one third of the directors shall not be officers or employees of the Corporation or any of its affiliates.

4.2	Vacancies

Subject to section 124 of the Act, a quorum of directors may fill a vacancy among the directors. If there is not a quorum of directors, or if there has been a failure to elect the number of directors required by the articles or the Act, the directors then in office shall forthwith call a special meeting of shareholders to fill the vacancy and, if they fail to call a meeting or if there are no directors then in office, the meeting may be called by any shareholder. A director appointed or elected to fill a vacancy holds office for the unexpired term of his or her predecessor.

4.3	Powers

The directors shall manage or supervise the management of the business and affairs of the Corporation and may exercise all such powers and do all such acts and things as may be exercised or done by the Corporation and are not expressly directed or required to be done in some other manner by the Act, the articles, the by-laws, any special resolution of the shareholders of the Corporation, or by statute.

4.4	Duties

Every director and officer of the Corporation in exercising his or her powers and discharging his or her duties to the Corporation shall:

(a)	act honestly and in good faith with a view to the best interests of the Corporation; and

(b)	exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

4.5	Qualification

The following persons are disqualified from being a director of the Corporation:

(a)	a person who is less than 18 years of age;

(b)	a person who has been found under the Substitute Decisions Act, 1992 or under the Mental Health Act to be incapable of managing property or who has been found to be incapable by a court in Canada or elsewhere;

(c)	a person who is not an individual; and

(d)	a person who has the status of bankrupt.

Unless the articles otherwise provide, a director of the Corporation is not required to hold shares issued by the Corporation.

4.6	Term of Office

A director’s term of office (subject to any applicable provisions of the Corporation’s articles and subject to the election of such director for an expressly stated term) shall be from the date such director is elected or appointed until the close of the first annual meeting of shareholders following such director’s election or appointment or until a successor to such director is elected or appointed.

4.7	Election

Subject to sections 119, 120 and 124 of the Act, the shareholders of the Corporation shall, at the first meeting of shareholders and at each succeeding annual meeting at which an election of directors is required, elect directors to hold office for a term expiring not later than the close of the third annual meeting of shareholders following the election. A director not elected for an expressly stated term ceases to hold office at the close of the first annual meeting of shareholders following his or her election but, if qualified, is eligible for re-election. Notwithstanding the foregoing, if directors are not elected at a meeting of shareholders, the incumbent directors continue in office until their successors are elected.

If a meeting of shareholders fails to elect the number or the minimum number of directors required by the articles or by section 125 of the Act by reason of the disqualification, incapacity or death of any candidates, the directors elected at that meeting if they constitute a quorum, may exercise all the powers of the directors, pending the holding of a meeting of shareholders in accordance with subsection 124(3) of the Act.

4.8	Consent to Election

Subject to section 119 of the Act, the election or appointment of a director is not effective unless the person elected or appointed consents in writing before or within 10 days after the election or appointment.

4.9	Removal

Subject to sections 120 and 122 of the Act, the shareholders of the Corporation may by ordinary resolution at an annual or special meeting remove any director or directors from office before the expiration of his or her term of office and may, subject to section 124 of the Act, elect any person in his or her stead for the remainder of the director’s term.

4.10	Vacation of Office

A director of the Corporation ceases to hold office when:

(a)	the director dies or, subject to subsection 119(2) of the Act, resigns;

(b)	the director is removed from office in accordance with section 122 of the Act; or

(c)	the director becomes disqualified under subsection 118(1) of the Act.

A resignation of a director becomes effective at the time a written resignation is received by the Corporation, or at the time specified in the resignation, whichever is later.

4.11	Validity of Acts

An act done by a director or by an officer is not invalid by reason only of any defect that is thereafter discovered in his or her appointment, election or qualification.

Section 5

MEETINGS OF DIRECTORS

5.1	Place of Meeting

Unless the articles otherwise provide, meetings of directors and of any committee of directors may be held at any place within or outside Ontario except where the Corporation is a non-resident Corporation, and in any financial year of the Corporation, a majority of the meetings of the board of directors need not be held at a place within Canada. A meeting of directors may be convened by the Chair of the Board (if any), the President (if any) or any director at any time and the Secretary (if any) or any other officer or any director shall, as soon as reasonably practicable following receipt of a direction from any of the foregoing, send a notice of the applicable meeting to the directors. A quorum of the directors may, at any time, call a meeting of the directors for the transaction of any business the general nature of which is specified in the notice calling the meeting.

5.2	Notice

Notice of the time and place for the holding of any meeting of directors or of any committee of directors shall be sent to each director, or each director who is a member of such committee, as the case may be, not less than 48 hours before the time of the meeting; provided that a meeting of directors, or of any committee of directors, may be held at any time without notice if all the directors or members of such committee are present (except where a director attends the meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called) or if all the absent directors waive notice of the meeting.

For the first meeting of directors to be held following the election of directors at an annual or special meeting of the shareholders or for a meeting of directors at which a director is appointed to fill a vacancy in the board, no notice of such meeting need be given to the newly elected or appointed director or directors in order for the meeting to be duly constituted, provided a quorum of the directors is present.

5.3	Waiver of Notice

Notice of any meeting of directors or of any committee of directors or the time for the giving of any such notice or any irregularity in any meeting or in the notice thereof may be waived by any director in writing or by facsimile or electronic mail addressed to the Corporation or in any other manner, and any such waiver may be validly given either before or after the meeting to which such waiver relates. Attendance of a director at any meeting of directors or of any committee of directors is a waiver of notice of such meeting, except when a director attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.

5.4	Omission of Notice

The accidental omission to give notice of any meeting of directors or of any committee of directors or the non-receipt of any notice by any person shall not invalidate any resolution passed or any proceeding taken at such meeting.

5.5	Electronic, Telephone Participation Etc.

If all of the directors of the Corporation consent, a director may participate in a meeting of directors or of any committee of directors by means of a telephonic, electronic or other communication facility that permits all persons participating in the meeting to communicate with each other simultaneously and instantaneously. A director’s consent shall be effective whether given before or after the meeting to which it relates and may be given with respect to all meetings of the board or a committee thereof held while the director holds office. A director participating in such a meeting by such means is deemed for the purposes of the Act and this by-law to be present at that meeting.

5.6	Adjournment

Any meeting of directors or of any committee of directors may be adjourned from time to time by the chair of the meeting, with the consent of the meeting, to a fixed time and place. Notice of an adjourned meeting of directors or committee of directors is not required to be given if the time and place of the adjourned meeting is announced at the original meeting. Any adjourned meeting shall be duly constituted if held in accordance with the terms of the adjournment and a quorum is present thereat. The directors who formed a quorum at the original meeting are not required to form the quorum at the adjourned meeting. If there is no quorum present at the adjourned meeting, the original meeting shall be deemed to have terminated forthwith after its adjournment. Any business may be brought before or dealt with at the adjourned meeting that might have been brought before or dealt with at the original meeting in accordance with the notice calling the same.

5.7	Quorum and Voting

Subject to the articles, a majority of the number of directors or minimum number of directors required by the articles constitutes a quorum at any meeting of directors and, notwithstanding any vacancy among the directors, a quorum of directors may exercise all the powers of the directors, but in no case shall a quorum be less than two-fifths of the number of directors. If the Corporation has fewer than three directors, all of the directors must be present at any meeting of directors to constitute a quorum. Subject to subsection 124(1) of the Act, directors shall not transact business at a meeting of directors unless a quorum is present. Questions arising at any meeting of directors shall be decided by a majority of votes. In the case of an equality of votes, the chair of the meeting in addition to his or her original vote shall not have a second or casting vote.

5.8	Resolution in Lieu of Meeting

A resolution in writing, signed by all the directors entitled to vote on that resolution at a meeting of directors or a committee of directors, is as valid as if it had been passed at a meeting of directors or a committee of directors. A resolution in writing dealing with all matters required by the Act or this by-law to be dealt with at a meeting of directors, and signed by all the directors entitled to vote at that meeting, satisfies all the requirements of the Act and this by-law relating to meetings of directors.

Section 6

COMMITTEES OF DIRECTORS

6.1	General

The directors may from time to time appoint from their number a managing director, or a committee of directors, and may delegate to such managing director or such committee any of the powers of the directors, except that (unless the Act otherwise permits) no managing director or committee shall have the authority to:

(a)	submit to the shareholders any question or matter requiring the approval of the shareholders;

(b)	fill a vacancy among the directors or in the office of auditor or appoint or remove any of the chief executive officers, however designated, the chief financial officer, however designated, the chair or the president of the Corporation;

(c)	subject to section 184 of the Act, issue securities except in the manner and on the terms authorized by the directors;

(d)	declare dividends;

(e)	purchase, redeem or otherwise acquire shares issued by the Corporation;

(f)	pay a commission referred to in section 37 of the Act;

(g)	approve a management information circular referred to in Part VIII of the Act;

(h)	approve a take-over bid circular, directors’ circular or issuer bid circular referred to in Part XX of the Securities Act (Ontario);

(i)	approve any financial statements referred to in clause 154(1)(b) of the Act and Part XVIII of the Securities Act (Ontario);

(j)	approve an amalgamation under section 177 of the Act or an amendment to the articles under subsection 168(2) or (4) of the Act;

(k)	adopt, amend or repeal by-laws of the Corporation; or

(l)	exercise any other power which under the Act a committee of directors has no authority to exercise.

Notwithstanding the foregoing and subject to the articles, the directors may, by resolution, delegate to a director, a committee of directors, or an officer the power to:

(a)	borrow money upon the credit of the Corporation;

(b)	issue, reissue, sell or pledge debt obligations of the Corporation;

(c)	give a guarantee on behalf of the Corporation to secure performance of an obligation of any person; and

(d)	mortgage, hypothecate, pledge or otherwise create a security interest in all or any property of the Corporation, owned or subsequently acquired, to secure any obligation of the Corporation.

6.2	Audit Committee

Subject to subsection 158(1.1) of the Act, so long as the Corporation remains an “offering corporation”, as defined in the Act, the board shall appoint from among their number an audit committee to be composed of not fewer than three directors, a majority of whom are not officers or employees of the Corporation or any of its affiliates, to hold office until the next annual meeting of the shareholders. At any time when the Corporation is not an offering corporation, the directors may (but shall not be required to) appoint from among their number an audit committee to be composed of such number of directors as may be determined by the board from time to time in accordance with the Act.

Each member of the audit committee shall serve at the pleasure of the board and, in any event, only so long as such member shall be a director. The directors may fill vacancies in the audit committee by election from among their number.

The audit committee shall have power to fix its quorum at not less than a majority of its members and to determine its own rules of procedure subject to any requirements imposed by the board from time to time.

The auditor of the Corporation is entitled to receive notice of every meeting of the audit committee and, at the expense of the Corporation, to attend and be heard thereat, and, if so requested by a member of the audit committee, shall attend every meeting of the committee held during the term of office of the auditor. The auditor of the Corporation or any member of the audit committee may call a meeting of the audit committee.

The audit committee shall review the financial statements of the Corporation referred to in section 154 of the Act, and shall report thereon to the board before such financial statements are approved under section 159 of the Act, and shall have such other powers and duties as may from time to time by resolution be assigned to it by the board.

Section 7

REMUNERATION OF DIRECTORS, OFFICERS AND EMPLOYEES

Subject to the articles, the directors of the Corporation may fix the remuneration of the directors, officers and employees of the Corporation. Any remuneration paid to a director of the Corporation shall be in addition to the salary paid to such director in his or her capacity as an officer or employee of the Corporation. The directors may also by resolution award special remuneration to any director in undertaking any special services on the Corporation’s behalf other than the routine work ordinarily required of a director of the Corporation. The confirmation of any such resolution by the shareholders shall not be required. The directors, officers and employees shall also be entitled to be paid their travelling and other expenses properly incurred by them in connection with the affairs of the Corporation.

Section 8

SUBMISSION OF CONTRACTS OR TRANSACTIONS TO SHAREHOLDERS FOR APPROVAL

The directors in their discretion may submit any contract, act or transaction for approval, ratification or confirmation at any annual meeting of the shareholders or at any special meeting of the shareholders called for the purpose of considering the same and subject to the Act, any contract, act or transaction that shall be approved, ratified or confirmed by resolution passed by a majority of the votes cast at any such meeting (unless any different or additional requirement is imposed by the Act or other applicable law or by the Corporation’s articles or any other by-law) shall be as valid and as binding upon the Corporation and upon all the shareholders as though it had been approved, ratified and/or confirmed by every shareholder of the Corporation.

Section 9

CONFLICT OF INTEREST

A director or officer of the Corporation who is a party to a material contract or transaction or proposed material contract or proposed transaction with the Corporation, or who is a director or an officer of, or has a material interest in, any person who is a party to a material contract or transaction or proposed material contract or proposed transaction with the Corporation, shall disclose, in writing to the Corporation or by requesting to have entered in the minutes of meetings of directors, the nature and extent of his or her interest at the time and in the manner provided in the Act. Except as provided in the Act, no such director of the Corporation shall attend any part of a meeting of directors during which the contract or transaction is discussed, and no such director shall vote on any resolution to approve such contract or transaction. If a material contract is made or a material transaction is entered into between the Corporation and one or more of its directors or officers, or between the Corporation and another person of which a director or officer of the Corporation is a director or officer or in which he or she has a material interest, the director or officer is not accountable to the Corporation or its shareholders for any profit or gain realized from the contract or transaction, and the contract is neither void nor voidable, by reason only of that relationship or by reason only that a director is present at or is counted to determine the presence of a quorum at the meeting of directors that authorized the contract or transaction, if the director or officer disclosed his or her interest in accordance with the Act, and the contract or transaction was reasonable and fair to the Corporation at the time it was approved.

Even if these conditions are not met, a director or officer, acting honestly and in good faith, shall not be not accountable to the Corporation or to its shareholders for any profit or gain realized from any such contract or transaction, by reason only of his or her holding the office of director or officer, and the contract or transaction, if it was reasonable and fair to the Corporation at the time it was approved, is not by reason only of the director’s or officer’s interest therein void or voidable, where the contract or transaction is confirmed or approved by special resolution at a meeting of the shareholders duly called for that purpose, and the nature and extent of the director’s or officer’s interest in the contract or transaction are disclosed in reasonable detail in the notice calling the meeting or in the information circular.

Section 10

FOR THE PROTECTION OF DIRECTORS AND OFFICERS

No director or officer of the Corporation shall be liable to the Corporation for the acts, receipts, neglects or defaults of any other director or officer or employee or for joining in any receipt or act for conformity or for any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired by the Corporation or for or on behalf of the Corporation or for the insufficiency or deficiency of any security in or upon which any of the monies of or belonging to the Corporation shall be placed out or invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person, firm or corporation including any person, firm or corporation with whom or which any monies, securities or effects shall be lodged or deposited or for any loss, conversion, misapplication or misappropriation of or any damage resulting from any dealings with any monies, securities or other assets belonging to the Corporation or for any other loss, damage or misfortune whatever that may happen in the execution of the duties of such director’s or officer’s respective office of trust or in relation thereto, unless the same shall happen by or through the director’s or officer’s failure to exercise the powers and to discharge the duties of office honestly, in good faith with a view to the best interests of the Corporation, and in connection therewith to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances, provided that nothing herein contained shall relieve a director or officer from the duty to act in accordance with the Act or relieve such director or officer from liability under the Act. If any director or officer of the Corporation shall be employed by or shall perform services for the Corporation otherwise than as a director or officer or shall be a member of a firm or a shareholder, director or officer of a body corporate which is employed by or performs services for the Corporation, the fact that the director or officer is a shareholder, director or officer of the Corporation or body corporate or member of the firm shall not disentitle such director or officer or such firm or body corporate, as the case may be, from receiving proper remuneration for such services.

Section 11

INDEMNITIES TO DIRECTORS AND OTHERS

(1)	The Corporation shall indemnify a director or officer of the Corporation, a former director or officer of the Corporation or another individual who acts or acted at the Corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, or any other individual permitted by the Act to be so indemnified in the manner and to the fullest extent permitted by the Act. Without limiting the generality of the foregoing, subject to section 136 of the Act, the Corporation shall indemnify a director or officer of the Corporation, a former director or officer of the Corporation or another individual who acts or acted at the Corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including costs reasonably incurred in the defence of an action or proceeding and an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Corporation or other entity.

(2)	The Corporation shall advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in Section 11(1). The individual shall repay the money if the individual does not fulfill the conditions of Section 11(3).

(3)	The Corporation shall not indemnify an individual under Section 11(1) unless the individual:

(i)	acted honestly and in good faith with a view to the best interests of the Corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Corporation’s request; and

(ii)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

(4)	The Corporation shall, subject to the Act, with the approval of a court, indemnify an individual referred to in Section 11(1), or advance moneys under Section 11(2), in respect of an action by or on behalf of the Corporation or other entity to obtain a judgment in its favour, to which the individual is made a party because of the individual’s association with the Corporation or other entity as described in Section 11(1), against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfils the conditions set out in Section 11(3).

(5)	The Corporation may purchase and maintain insurance for the benefit of an individual referred to in Section 11(1) against any liability incurred by that individual to the extent permitted by the Act.

Section 12

OFFICERS

12.1	Appointment of Officers

Subject to the articles, the directors annually or as often as may be required may appoint from among themselves a Chair of the Board (either on a full-time or part-time basis) and may appoint a President, one or more Vice- Presidents (to which title may be added words indicating seniority or function), a Secretary, a Treasurer and one or more assistants to any of the officers so appointed. None of such officers except the Chair of the Board needs to be a director of the Corporation although a director may be appointed to any office of the Corporation. Two or more offices of the Corporation may be held by the same person. The directors may from time to time appoint such other officers, employees and agents as they shall deem necessary who shall have such authority and shall perform such functions and duties as may from time to time be prescribed by resolution of the directors. The directors may from time to time and subject to the provisions of the Act, vary, add to or limit the duties and powers of any officer, employee or agent.

12.2	Removal of Officers and Vacation of Office

Subject to the articles, all officers, employees and agents shall be subject to removal by resolution of the directors at any time, with or without cause.

An officer of the Corporation ceases to hold office when such officer dies, resigns or is removed from office. A resignation of an officer becomes effective at the time a written resignation is sent to the Corporation, or at the time specified in the resignation, whichever is later.

12.3	Vacancies

If the office of Chair of the Board, President, Vice-President, Secretary, Treasurer, or any other office created by the directors pursuant to Section 12.1 hereof shall be or become vacant by reason of death, resignation, removal from office or in any other manner whatsoever, the directors may appoint an individual to fill such vacancy.

12.4	Chair of the Board

The Chair of the Board (if any) shall, if present, preside as chair at all meetings of the board and at all meetings of the shareholders of the Corporation. The Chair of the Board shall sign such contracts, documents or instruments in writing as require his or her signature and shall have such other powers and shall perform such other duties as may from time to time be assigned to him or her by resolution of the directors.

12.5	President

The President (if any) shall, unless otherwise determined by resolution of the board, be the chief executive officer of the Corporation and shall, subject to the direction of the board, exercise general supervision and control over the business and affairs of the Corporation. In the absence of the Chair of the Board (if any), and if the President is also a director of the Corporation, the President shall, when present, preside as chair at all meetings of directors and the shareholders of the Corporation. The President shall have such other powers and shall perform such other duties as may from time to time be assigned to him or her by resolution of the directors or as are incident to his or her office.

12.6	Vice-President

The Vice-President (if any) or, if more than one, the Vice-Presidents in order of seniority, shall be vested with all the powers and shall perform all the duties of the President in the absence or inability or refusal to act of the President, provided, however, that a Vice-President who is not a director shall not preside as chair at any meeting of directors or shareholders. The Vice-President or, if more than one, the Vice-Presidents shall have such other powers and shall perform such other duties as may from time to time be assigned to him, her or them by resolution of the directors.

12.7	Secretary

Unless another officer has been appointed for that purpose, the Secretary (if any) shall give or cause to be given notices for all meetings of directors, any committee of directors and shareholders when directed to do so and shall, subject to the provisions of the Act, maintain the records referred to in section 140 of the Act. The Secretary shall have such other powers and shall perform such other duties as may from time to time be assigned to the Secretary by resolution of the directors or as are incident to the office of the Secretary.

12.8	Treasurer

Subject to the provisions of any resolution of the directors, the Treasurer (if any) or such other officer who has been appointed for that purpose shall have the care and custody of all the funds and securities of the Corporation and shall deposit the same in the name of the Corporation in such bank or banks or with such other depositary or depositaries as the directors may by resolution direct; provided that the Treasurer may from time to time arrange for the temporary deposit of moneys of the Corporation in banks, trust companies or other financial institutions within or outside Canada not so directed by the board for the purpose of facilitating transfer thereof to the credit of the Corporation in a bank, trust company or other financial institution so directed. Unless another officer has been appointed for that purpose, the Treasurer shall prepare and maintain adequate accounting records. The Treasurer shall have such other powers and shall perform such other duties as may from time to time be assigned to such person by resolution of the directors or as are incident to the office of the Treasurer. The Treasurer may be required to give such bond for the faithful performance of his or her duties as the directors in their sole discretion may require and no director shall be liable for failure to require any such bond or for the insufficiency of any such bond or for any loss by reason of the failure of the Corporation to receive any indemnity thereby provided.

12.9	Assistant Secretary and Assistant Treasurer

The Assistant Secretary (if any) or, if more than one, the Assistant Secretaries in order of seniority, and the Assistant Treasurer (if any) or, if more than one, the Assistant Treasurers in order of seniority, shall assist the Secretary and Treasurer, respectively, in the performance of his or her duties and shall be vested with all the powers and shall perform all the duties of the Secretary and Treasurer, respectively, in the absence or inability or refusal to act of the Secretary or Treasurer as the case may be. The Assistant Secretary or, if more than one, the Assistant Secretaries and the Assistant Treasurer or, if more than one, the Assistant Treasurers shall sign such contracts, documents or instruments in writing as require his, her or their signatures, respectively, and shall have such other powers and shall perform such other duties as may from time to time be assigned to him, her or them by resolution of the directors.

12.10	Managing Director

The Managing Director (if any) shall conform to all lawful orders given to him or her by the directors and shall at all reasonable times give to the directors or any of them all information they may require regarding the affairs of the Corporation.

12.11	Duties of Officers may be Delegated

In case of the absence or inability or refusal to act of any officer of the Corporation or for any other reason that the directors may deem sufficient, the directors may delegate all or any of the powers of such officer to any other officer or to any director for the time being.

12.12	Agents and Attorneys

The Corporation shall have power from time to time to appoint agents or attorneys for the Corporation in or outside Canada with such powers (including the power to subdelegate) of management, administration or otherwise as may be thought fit.

Section 13

SHAREHOLDERS’ MEETINGS

13.1	Annual Meeting

Subject to the articles, the annual meeting of the shareholders of the Corporation shall be held at such place in or outside Ontario as the directors determine or, in the absence of such a determination, at the place where the registered office of the Corporation is located.

13.2	Special Meetings

The directors of the Corporation may at any time call a special meeting of shareholders to be held at such place in or outside Ontario as the directors may determine.

13.3	Meeting on Requisition of Shareholders

The holders of not less than 5% of the issued shares of the Corporation that carry the right to vote at a meeting sought to be held may requisition the directors to call a meeting of shareholders for the purposes stated in the requisition. The requisition shall state the business to be transacted at the meeting and shall be sent to each director and to the registered office of the Corporation. Subject to subsection 105(3) of the Act, upon receipt of the requisition, the directors shall call a meeting of shareholders to transact the business stated in the requisition. If the directors are obligated to call a meeting and do not do so within 21 days after receiving the requisition call a meeting, any shareholder who signed the requisition may call the meeting.

13.4	Meetings held by Electronic Means and Electronic Voting

Subject to the articles, a meeting of the shareholders of the Corporation may be held by telephonic or electronic means (as defined in the Act) and a shareholder who, through those means, votes at the meeting or establishes a communications link to the meeting shall be deemed, for purposes of the Act and this by-law, to be present at the meeting.

13.5	Notice

A notice in writing of a meeting of shareholders, stating the day, hour and place of the meeting and if special business is to be transacted thereat, stating (i) the nature of that business in sufficient detail to permit the shareholder to form a reasoned judgment on that business and (ii) the text of any special resolution or by-law to be submitted to the meeting, shall be sent to each shareholder entitled to vote at the meeting, who on the record date for notice is registered on the records of the Corporation or its transfer agent as a shareholder, to each director of the Corporation and to the auditor of the Corporation not less than 21 days so long as the Corporation remains an “offering corporation” (as defined in the Act), or in the case of a non-offering corporation not less than 10 days, but in either case not more than 50 days before the meeting.

13.6	Waiver of Notice

Notice of any meeting of shareholders or the time for the giving of any such notice or any irregularity in any meeting or in the notice thereof may be waived by any shareholder, the duly appointed proxy of any shareholder, any director or the auditor of the Corporation in writing or by facsimile or other form of recorded electronic transmission addressed to the Corporation or in any other manner and any such waiver may be validly given either before or after the meeting to which such waiver relates. Attendance of a shareholder or any other person entitled to attend at a meeting of shareholders is a waiver of notice of such meeting, except where such person attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.

13.7	Omission of Notice

The accidental omission to give notice of any meeting of shareholders to or the non-receipt of any notice by any person shall not invalidate any resolution passed or any proceeding taken at any such meeting.

13.8	Record Dates

Subject to subsection 95(4) of the Act, the directors may fix in advance a date as the record date for the determination of shareholders (i) entitled to receive payment of a dividend, (ii) entitled to participate in a liquidation or distribution or (iii) for any other purpose except the right to receive notice of or to vote at a meeting of shareholders, but such record date shall not precede by more than 50 days the particular action to be taken.

Subject to subsection 95(4) of the Act, the directors may also fix in advance a date as the record date for the determination of shareholders entitled to receive notice of a meeting of shareholders, but such record date shall not precede by more than 60 days or by less than 30 days the date on which the meeting is to be held.

If no record date is fixed,

(a)	the record date for the determination of shareholders entitled to receive notice of a meeting of shareholders shall be,

(i)	at the close of business on the last business day preceding the day on which the notice is given, or

(ii)	if no notice is given, the day on which the meeting is held; and

(b)	the record date for the determination of shareholders for any purpose other than to establish a shareholder’s right to receive notice of a meeting or to vote shall be at the close of business on the day on which the directors pass the resolution relating to that purpose.

13.9	Chair of the Meeting

In the absence of the Chair of the Board (if any), the President (if any) and any Vice-President (who is a director), the shareholders present and entitled to vote shall elect a director of the Corporation as chair of the meeting and if no director is present or if all the directors present decline to take the chair then the shareholders present shall elect one of their number to be chair.

13.10	Votes

Votes at meetings of shareholders may be cast either personally or by proxy. Subject to the Act and Section 13.11, every question submitted to any meeting of shareholders shall be decided on a show of hands, except when a ballot is required by the chair of the meeting or is demanded by a shareholder or proxyholder entitled to vote at the meeting or is otherwise required by the Act. A shareholder or proxyholder may demand a ballot either before or after any vote by a show of hands. At every meeting at which shareholders are entitled to vote, each shareholder present on his or her own behalf and every proxyholder present shall have one vote. Upon any ballot at which shareholders are entitled to vote, each shareholder present on his or her own behalf or by proxy shall (subject to the provisions, if any, of the articles) have one vote for every share registered in the name of such shareholder. In the case of an equality of votes under this Section, the chair of the meeting shall not have a second or casting vote in addition to the vote or votes to which he or she may be entitled as a shareholder or proxyholder.

At any meeting of shareholders, unless a ballot is demanded, an entry in the minutes of a meeting of shareholders, following a vote on the applicable motion by a show of hands, to the effect that the chair of the meeting declared a motion to be carried is admissible in evidence as proof of the fact, in the absence of evidence to the contrary, without proof of the number or proportion of the votes recorded in favour of or against the motion, although the chair may direct that a record be kept of the number or proportion of votes in favour of or against the motion for any purpose the chair of the meeting considers appropriate.

If at any meeting a ballot is demanded on the election of a chair for the meeting or on the question of adjournment or termination, the ballot shall be taken forthwith without adjournment. If a ballot is demanded on any other question or as to the election of directors, the ballot shall be taken in such manner and either at once or later at the meeting or after adjournment as the chair of the meeting directs. The result of a ballot shall be deemed to be the resolution of the meeting at which the ballot was demanded. A demand for a ballot may be withdrawn.

13.11	Right to Vote

Unless the articles otherwise provide, each share of the Corporation entitles the holder thereof to one vote at a meeting of shareholders.

Where a body corporate or a trust, association or other unincorporated organization is a shareholder of the Corporation, any individual authorized by a resolution of the directors of the body corporate or the directors, trustees or other governing body of the association, trust or unincorporated organization, to represent it at meetings of shareholders of the Corporation shall be recognized as the person entitled to vote at all such meetings of shareholders in respect of the shares held by such body corporate or by such trust, association or other unincorporated organization and the chair of the meeting may establish or adopt rules or procedures in relation to the recognition of a person to vote shares held by such body corporate or by such trust, association or other unincorporated organization.

Where a person holds shares as a personal representative, such person or his or her proxy is the person entitled to vote at all meetings of shareholders in respect of the shares so held by him or her, and the chair of the meeting may establish or adopt rules or procedures in relation to the recognition of such person to vote the shares in respect of which such person has been appointed as a personal representative.

Where a person mortgages, pledges or hypothecates his or her shares, such person or such person’s proxy is the person entitled to vote at all meetings of shareholders in respect of such shares so long as such person remains the registered owner of such shares unless, in the instrument creating the mortgage, pledge or hypothec, the person has expressly empowered the person holding the mortgage, pledge or hypothec to vote in respect of such shares, in which case, subject to the articles, such holder or such holder’s proxy is the person entitled to vote in respect of the shares and the chair of the meeting may establish or adopt rules or procedures in relation to the recognition of the person holding the mortgage, pledge or hypothec as the person entitled to vote in respect of the applicable shares.

Where two or more persons hold shares jointly, one of those holders present at a meeting of shareholders may in the absence of the others vote the shares, but if two or more of those persons are present on their own behalf or by proxy, vote, they shall vote as one on the shares jointly held by them and the chair of the meeting may establish or adopt rules or procedures in that regard.

13.12	Proxies

Every shareholder, including a shareholder that is a body corporate or a trust, association or other unincorporated organization, entitled to vote at a meeting of shareholders may by means of a proxy appoint a proxyholder or one or more alternate proxyholders, who are not required to be shareholders, to attend and act at the meeting in the manner and to the extent authorized by the proxy and with the authority conferred by the proxy.

An instrument appointing a proxyholder shall be in written or printed form or a format generated by telephonic or electronic means and shall be completed and executed, in writing or electronic signature, by the shareholder or by his or her duly authorized attorney and shall conform with the requirements of the Act and is valid only at the meeting in respect of which it is given or any adjournment of that meeting. So long as the Corporation remains an “offering corporation”, as defined in the Act, a proxy appointing a proxyholder to attend and act at a meeting or meetings of shareholders ceases to be valid one year from its date.

The directors may, by resolution, fix a time and specify in a notice calling a meeting of shareholders the time not exceeding 48 hours, excluding Saturdays and holidays, preceding the meeting of shareholders or an adjournment of the meeting of shareholders before which time proxies to be used at that meeting must be deposited with the Corporation or its agent.

The chair shall conduct the proceedings at the meeting and the chair’s decision in any matter or thing, including, without limitation, any question regarding the validity or invalidity of any instruments of proxy and any question as to the admission or rejection of a vote, shall be conclusive and binding upon the shareholders.

13.13	Adjournment

Subject to the Act or the articles, the chair of the meeting may, with the consent of the meeting and subject to such conditions as the meeting decides, adjourn the meeting of shareholders from time to time and from place to place. If the meeting of shareholders is adjourned by one or more adjournments for an aggregate of less than 30 days, it is not necessary to give notice of the adjourned meeting other than by announcement at the earliest meeting that is adjourned. If the meeting of shareholders is adjourned by one or more adjournments for an aggregate of 30 days or more, notice of the adjourned meeting shall be given as for an original meeting but, unless the meeting is adjourned by one or more adjournments for an aggregate of more than 90 days, section 111 of the Act does not apply.

Any adjourned meeting shall be duly constituted if held in accordance with the terms of the adjournment and a quorum is present thereat. The persons who formed a quorum at the original meeting are not required to form the quorum at the adjourned meeting. If there is no quorum present at the adjourned meeting, the original meeting shall be deemed to have terminated forthwith after its adjournment. Any business may be brought before or dealt with at any adjourned meeting that might have been brought before or dealt with at the original meeting in accordance with the notice calling the same.

13.14	Quorum

Two persons present and holding or representing by proxy at least 10% of the shares entitled to vote at the meeting shall be a quorum. If a quorum is present at the opening of a meeting of shareholders, the shareholders present may proceed with the business of the meeting, notwithstanding that a quorum is not present throughout the meeting. If a quorum is not present at the time appointed for a meeting of shareholders, or within such reasonable time thereafter as the shareholders present may determine, the shareholders present may adjourn the meeting to a fixed time and place but may not transact any other business.

Notwithstanding the foregoing, if the Corporation has only one shareholder, or one shareholder holding a majority of the shares entitled to vote at the meeting, that shareholder present on his or her own behalf or by proxy constitutes a meeting and a quorum for such meeting.

13.15	Persons Entitled to be Present

The only persons entitled to be present at a meeting of shareholders shall be those entitled to vote thereat, the directors and auditor of the Corporation and others who, although not entitled to vote, are entitled or required under any provision of the Act or the articles or the by-laws to be present at the meeting. Any other person may be admitted only on the invitation of the chair of the meeting or with the consent of the meeting.

13.16	Resolution in Lieu of Meeting

A resolution in writing signed by all the shareholders or their attorney authorized in writing entitled to vote on that resolution at a meeting of shareholders is as valid as if it had been passed at a meeting of the shareholders, except where a written statement is submitted by a director under subsection 123(2) of the Act, or where representations in writing are submitted by an auditor under subsection 149(6) of the Act.

13.17	Advance Notice Advance Notice of Shareholder Nominations and Proposals

(a)	Nomination Requirements. Subject to the Act, Applicable Securities Laws and the articles of the Corporation, only those individuals named in the Director Nominations will be eligible for the election of directors to the board.

(b)	Timely Notice. A shareholder (the “Nominating Shareholder”) must give written notice of its Director Nominations, the contents of such notice are set out in Section 13.17(d) (such notice, a “Nomination Notice”), to the secretary of the Corporation even if such matter is already the subject of a notice to the shareholders or a Public Announcement. The Nomination Notice must be received by the Corporation:

(i)	in the case of an annual meeting (or an annual and special meeting), not less than 30 days nor more than 65 days before the date of such meeting (except that, if the meeting is to be held on a date that is less than 50 days after the Meeting Notice Date, notice by the Nominating Shareholder shall be made not less than the Close of Business on the 10th day after the Meeting Notice Date); and

(ii)	in the case of a special meeting (which is not an annual and special meeting) called for the purpose of electing directors (whether or not also called for the purpose of conducting other business) not later than the Close of Business on the 15th day after the Meeting Notice Date.

(c)	Delivery of Notice. Notwithstanding any other provision of this by-law, a Nominating Shareholder shall deliver the Nomination Notice to the Corporation’s registered office. A Nomination Notice shall be delivered by personal delivery, nationally recognized overnight courier (with all fees prepaid), facsimile or e-mail of a PDF document (with confirmation of transmission) or certified or registered mail (in each case, return receipt requested, postage prepaid).

(d)	Shareholder Nominations. A Nomination Notice must include the following information respecting each of the Nominating Shareholder’s nominees:

(i)	each nominee’s name, age, business address and residential address;

(ii)	a statement indicating whether each nominee is a “resident Canadian” as defined in the Act and the regulations made under the Act;

(iii)	each nominee’s present principal occupation, business or employment;

(iv)	each nominee’s principal occupation, business or employment for the five years preceding the notice;

(v)	the number of securities of each class or series of shares of the Corporation (or any of its subsidiaries) beneficially owned, or controlled or directed, directly or indirectly, by each nominee, as of the record date for the meeting (provided that such date shall have then have been made publicly available and shall have occurred) and as of the date of such Nomination Notice;

(vi)	a description of any relationship, agreement, arrangement or understanding (including financial, compensation or indemnity related or otherwise) between the proposed nominee and the Nominating Shareholder, or any affiliates or associates of, or any person or entity acting jointly or in concert with, the proposed nominee or the Nominating Shareholder, in connection with the proposed nominee’s nomination and election as a director;

(vii)	such other information concerning each nominee as would be required to be disclosed in an information circular soliciting proxies for the election of each nominee as a director in an election contest (even if an election contest is not involved) or that is otherwise required to be disclosed, under the regulations under the Act, NI 51-102 or Form 51-102F5 Information Circular;

(viii)	the consent of each nominee to being named in the information circular to serve as a director if elected; and

(ix)	any such other information as the Corporation may reasonably require to determine the eligibility of each nominee to serve as an independent director of the Corporation or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of each nominee.

(e)	Additional Nomination Notice Information. A Nomination Notice must include the following information respecting the Nominating Shareholder:

(i)	the name, business address and residential address of the Nominating Shareholder;

(ii)	the number of securities of each class and series of the Corporation (or any of its subsidiaries) beneficially owned, or controlled or directed, directly or indirectly, by the Nominating Shareholder or any other person with whom such Nominating Shareholder is acting jointly or in concert with respect to the Corporation or any of its securities, as of the record date for the meeting (provided that such date shall have been made publicly available and shall have occurred) and as of the date of the Nomination Notice;

(iii)	a description of any agreement, arrangement or understanding with respect to between or among the Nominating Shareholder and any of its affiliates or associates, and any others (including their names) acting in concert with any of the foregoing relating to the Nominating Shareholder’s Director Nominations;

(iv)	full particulars of any direct or indirect interest of the Nominating Shareholder in any contract or transaction (existing or proposed) with the Corporation or any affiliate thereof;

(v)	a description of any agreement, arrangement or understanding (including any derivative or short positions, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the Nomination Notice by, or on behalf of, the Nominating Shareholder or any of its affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of the Nominating Shareholder or any of its affiliates or associates with respect to shares of the Corporation;

(vi)	any other information relating to the Nominating Shareholder that would be required to be made in a dissident’s information circular in connection with solicitations of proxies for election of directors under the Act or any Applicable Securities Laws;

(vii)	a representation that the Nominating Shareholder is a registered or beneficial shareholder of the Corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the individual or individuals specified in the Nomination Notice; and

(viii)	a representation whether the Nominating Shareholder intends to deliver an information circular or form of proxy to holders of the Corporation’s outstanding shares or otherwise to solicit proxies from shareholders in support of its Director Nominations.

(f)	Effect of Non-Compliance. Notwithstanding anything in this by-law to the contrary: (i) no Director Nominations shall be made at any meeting except in accordance with the procedures set forth in this Section 13.17. The requirements of this Section 13.17 shall apply to any Director Nominations to be brought before a meeting by a shareholder whether such Director Nominations are to be included in the Corporation’s management information circular under the Act and NI 51-102 or presented to shareholders by means of an independently financed proxy solicitation. The requirements of this Section 13.17 are included to provide the Corporation notice of a shareholder’s intention to bring one or more Director Nominations before a meeting and shall in no event be construed as imposing upon any shareholder the requirement to seek approval from the Corporation as a condition precedent to make such Director Nominations before a meeting.

(g)	Waiver. The board may, in its sole discretion, waive any requirement in this Section 13.17.

Section 14

SHARES AND TRANSFERS

14.1	Issuance

Subject to the articles and to section 26 of the Act, shares in the Corporation may be issued at the times and to the persons and for the consideration that the directors determine; provided that a share shall not be issued until the consideration for the share is fully paid in money or in property or past service that is not less in value than the fair equivalent of the money that the Corporation would have received if the share had been issued for money.

14.2	Security Certificates

Security certificates (if any) shall (subject to compliance with section 56 of the Act) be in such form as the directors may from time to time by resolution approve and such certificates shall be signed manually, or the signature shall be printed or otherwise mechanically reproduced on the certificate, by at least one director or officer of the Corporation or by a registrar, transfer agent or branch transfer agent of the Corporation or an individual on their behalf, or by a trustee who certifies it in accordance with a trust indenture, and any additional signatures required on a security certificate may be printed or otherwise mechanically reproduced thereon. If a security certificate contains a printed or mechanically reproduced signature of a person, the Corporation may issue the security certificate, notwithstanding that the person has ceased to be a director or an officer of the Corporation, and the security certificate is as valid as if he or she were a director or an officer at the date of its issue.

14.3	Agent

For each class of securities and warrants issued by the Corporation, the directors may from time to time by resolution appoint or remove,

(a)	a trustee, transfer agent or other agent to keep the securities register and the register of transfer and one or more persons or agents to keep branch registers; and

(b)	a registrar, trustee or agent to maintain a record of issued certificates and warrants,

and, subject to section 48 of the Act, one person may be appointed for the purposes of both clauses (a) and (b) in respect of all securities and warrants of the Corporation or any class or classes thereof.

14.4	Dealings with Registered Holder

Subject to the Act, the STA and this by-law, the Corporation may treat the registered holder of a security as the person exclusively entitled to vote, to receive notices, to receive any interest, dividend or other payments in respect of the security, and otherwise to exercise all the rights and powers of a holder of the security.

14.5	Defaced, Destroyed, Stolen or Lost Security Certificates

In the event of the defacement, destruction, theft or loss of a security certificate, the fact of such defacement, destruction, theft or loss shall be reported by the owner to the Corporation or to an agent of the Corporation (if any), on behalf of the Corporation, with a statement verified by oath or statutory declaration as to the defacement, destruction, theft or loss and the circumstances concerning the same and with a request for the issuance of a new security certificate to replace the one so defaced (together with the surrender of the defaced security certificate), destroyed, stolen or lost. Upon the giving to the Corporation (or if there be an agent, hereinafter in this Section 14.5 referred to as the “Corporation’s agent”, then to the Corporation and the Corporation’s agent) of an indemnity bond (or other security approved by the directors) in such form as is approved by the directors or by any officer of the Corporation, indemnifying the Corporation (and the Corporation’s agent if any) against all loss, damage or expense, which the Corporation and/or the Corporation’s agent may suffer or be liable for by reason of the issuance of a new security certificate to such owner, and subject to the STA, a new security certificate shall be issued in replacement of the one defaced, destroyed, stolen or lost, and such issuance may be ordered and authorized by any officer of the Corporation or by the directors.

14.6	Enforcement of Lien for Indebtedness

Subject to subsection 40(2) of the Act and section 66 of the STA, if the articles of the Corporation provide that the Corporation has a lien on the shares registered in the name of a shareholder or the shareholder’s legal representative for a debt of that shareholder to the Corporation, such lien may be enforced by the sale of the shares thereby affected or by any other action, suit, remedy or proceeding authorized or permitted by law or by equity and, pending such enforcement, the Corporation may refuse to register a transfer of the whole or any part of such shares. No sale shall be made until such time as the debt ought to be paid and until a demand and notice in writing stating the amount due and demanding payment and giving notice of intention to sell on default shall have been served on the holder or such shareholder’s legal representative of the shares subject to the lien and default shall have been made in payment of such debt for seven days after service of such notice. Upon any such sale, the proceeds shall be applied, firstly, in payment of all costs of such sale, and, secondly, in satisfaction of such debt and the residue (if any) shall be paid to the shareholder or as such shareholder shall direct. Upon any such sale, the directors may enter or cause to be entered the purchaser’s name in the securities register of the Corporation as holder of the shares, and the purchaser shall not be bound to see to the regularity or validity of, or be affected by, any irregularity or invalidity in the proceedings, or be bound to see to the application of the purchase money, and after the purchaser’s name or the name of the purchaser’s legal representative has been entered in the securities register, the validity of the sale shall not be impeached by any person.

14.7	Electronic, Book-Based or Other Non-Certificated Registered Positions

For greater certainty, but subject to section 54 of the Act and the STA, a registered securityholder may have his or her holdings of securities of the Corporation evidenced by an electronic, book-based, direct registration service or other non-certificated entry or position on the register of securityholders to be kept by the Corporation in place of a physical security certificate pursuant to a registration system that may be adopted by the Corporation, in conjunction with its transfer agent (if any). This by-law shall be read such that a registered holder of securities of the Corporation pursuant to any such electronic, book-based, direct registration service or other non-certificated entry or position shall be entitled to all of the same benefits, rights, entitlements and shall incur the same duties and obligations as a registered holder of securities evidenced by a physical security certificate. The Corporation and its transfer agent (if any) may adopt such policies and procedures and require such documents and evidence as they may determine necessary or desirable in order to facilitate the adoption and maintenance of a security registration system by electronic, book- based, direct registration system or other non-certificated means.

Section 15

DIVIDENDS

15.1	Dividends

Subject to the articles, the directors may from time to time by resolution declare and the Corporation may pay dividends on its issued shares.

The directors shall not declare and the Corporation shall not pay a dividend if there are reasonable grounds for believing that:

(a)	the Corporation is, or would after the payment be, unable to pay its liabilities as they become due; or

(b)	the realizable value of the Corporation’s assets would thereby be less than the aggregate of its liabilities and its stated capital of all classes.

The Corporation may pay a dividend by issuing fully paid shares of the Corporation and, subject to section 38 of the Act, the Corporation may pay a dividend in money or property.

15.2	Joint Shareholders

In case several persons are registered as the joint holders of any securities of the Corporation, any one of such persons may give effectual receipts for all dividends and payments on account of dividends, principal, interest and/or redemption payments in respect of such securities.

15.3	Dividend Payments

A dividend payable in money shall be paid by cheque to the order of each registered holder of shares of the class or series in respect of which it has been declared and mailed by prepaid ordinary mail to such registered holder at the recorded address of such registered holder, or, paid by electronic funds transfer to the bank account designated by the registered holder, unless such holder otherwise directs. In the case of joint holders, the cheque or payment shall, unless such joint holders otherwise direct, be made payable to the order of all such joint holders and, if more than one address is recorded in the Corporation’s security register in respect of such joint holding, the cheque shall be mailed to the first address so appearing. The mailing of such cheque as aforesaid, unless the same is not paid on due presentation, or the electronic funds transfer as aforesaid, shall satisfy and discharge the liability for the dividend to the extent of the sum represented thereby plus the amount of any tax which the Corporation is required to and does withhold. In the event of non-receipt of any dividend cheque or payment by the person to whom it is sent as aforesaid, the Corporation shall issue to such person a replacement cheque or payment for a like amount on such terms as to indemnity, reimbursement of expenses and evidence of non-receipt and of title as any officer or the directors may from time to time prescribe, whether generally or in any particular case.

Section 16

VOTING SECURITIES IN OTHER BODIES CORPORATE

All securities of or other interests in (i) any other body corporate or (ii) any trust, association or other unincorporated organization carrying voting rights and held from time to time by the Corporation may be voted at all meetings of shareholders, unitholders, bondholders, debenture holders or holders of such securities or other interests, as the case may be, of such other (i) body corporate or (ii) trust, association or other unincorporated organization, and in such manner and by such person or persons as the directors of the Corporation shall from time to time determine and authorize by resolution. Any officer of the Corporation may also from time to time execute and deliver for and on behalf of the Corporation proxies and arrange for the issuance of voting certificates or other evidence of the right to vote in such names as such officer may determine, without the necessity of a resolution or other action by the directors.

Section 17

NOTICES, ETC.

17.1	Service

Any notice or document required by the Act, the articles, the by-laws or otherwise to be sent to any shareholder or director of the Corporation may be delivered personally to, or sent by pre-paid mail addressed to:

(a)	the shareholder at the shareholder’s latest address as shown in the records of the Corporation or its transfer agent; and

(b)	the director at the director’s latest address as shown in the records of the Corporation or in the most recent notice filed under the Corporations Information Act, whichever is the more current.

A notice or document sent by mail to a shareholder or director of the Corporation is deemed to be received by the addressee on the fifth day after mailing.

Notwithstanding the foregoing, a notice or document required or permitted to be sent under sections 262 and 263 of the Act may be sent by electronic means in accordance with the Electronic Commerce Act, 2000.

17.2	Failure to Locate Shareholder

If the Corporation sends a notice or document to a shareholder and the notice or document is returned on three consecutive occasions because the shareholder cannot be found, the Corporation is not required to send any further notices or documents to the shareholder until the shareholder informs the Corporation in writing of the shareholder’s new address.

17.3	Shares Registered in More than one Name

All notices or documents shall, with respect to any shares in the capital of the Corporation registered in more than one name, be sent to whichever of such persons is named first in the records of the Corporation and any notice or document so sent shall be sufficient notice of delivery of such document to all the holders of such shares.

17.4	Persons Becoming Entitled by Operation of Law

Every person who by operation of law, transfer or by any other means whatsoever shall become entitled to any shares in the capital of the Corporation shall be bound by every notice or document in respect of such shares which prior to his or her name and address being entered on the records of the Corporation in respect of such shares shall have been duly sent to the person or persons from whom such person derives his or her title to such shares.

17.5	Signatures upon Notices

The signature of any director or officer of the Corporation upon any notice need not be a manual signature.

17.6	Computation of Time

Where a given number of days’ notice or notice extending over any period is required to be given under any provisions of the articles or by-laws of the Corporation, the day the notice is sent shall, unless it is otherwise provided by applicable law, be counted in such number of days or other period.

17.7	Proof of Service

A certificate of any officer of the Corporation in office at the time of the making of the certificate or of an agent of the Corporation as to facts in relation to the mailing or delivery or sending of any notice or document to any shareholder, director, officer or auditor of the Corporation or any other person or publication of any notice or document shall be conclusive evidence thereof and shall be binding on every shareholder, director, officer or auditor of the Corporation or other person, as the case may be.

Section 18

CUSTODY OF SECURITIES

All securities (including warrants) owned by the Corporation may be lodged (in the name of the Corporation) with a chartered bank or a trust company or in a safety deposit box or with such other depositaries or in such other manner as may be determined from time to time by any officer or director.

All securities (including warrants) belonging to the Corporation may be issued and held in the name of a nominee or nominees of the Corporation (and if issued or held in the names of more than one nominee shall be held in the names of the nominees jointly with right of survivorship) and shall be endorsed in blank with endorsement guaranteed in order to enable transfer thereof to be completed and registration thereof to be effected.

Section 19

EXECUTION OF CONTRACTS, ETC.

Contracts, documents or instruments requiring the signature of the Corporation may be signed by any director or officer alone or any person or persons authorized by resolution of the directors and all contracts, documents or instruments so signed shall be binding upon the Corporation without any further authorization or formality. The directors are authorized from time to time by resolution to appoint any officer or officers or any other person or persons on behalf of the Corporation either to sign contracts, documents or instruments generally or to sign specific contracts, documents or instruments.

The corporate seal (if any) of the Corporation may be affixed by any director or officer to contracts, documents or instruments signed by such director or officer as aforesaid or by an officer or officers, person or persons appointed as aforesaid by resolution of the directors.

The term “contracts, documents or instruments” as used in this by-law shall include notices, deeds, mortgages, hypothecs, charges, cheques, drafts, orders for the payment of money, notes, acceptances, bills of exchange, conveyances, transfers and assignments of property, real or personal, immovable or movable, agreements, releases, receipts and discharges for the payment of money or other obligations, conveyances, transfers and assignments of securities and all paper writings.

The signature or signatures of any director or officer or any other person or persons appointed as aforesaid by resolution of the directors may be printed, engraved, lithographed or otherwise mechanically or electronically reproduced upon all contracts, documents or instruments executed or issued by or on behalf of the Corporation and all contracts, documents or instruments on which the signature or signatures of any of the foregoing persons shall be so reproduced, shall be as valid to all intents and purposes as if they had been signed manually and notwithstanding that the persons whose signature or signatures is or are so reproduced may have ceased to hold office at the date of the delivery or issue of such contracts, documents or instruments. The delivery of an executed copy of any and all by-laws, minutes of meetings, resolutions, consents, instruments or like documents required by the Act to be kept with the records of the Corporation in counterparts, by facsimile or by electronic transmission shall be deemed to be the equivalent of the delivery of an original executed copy thereof and the counterparts together shall constitute one and the same document.

Section 20

FISCAL PERIOD

The fiscal period of the Corporation shall terminate on such day in each year as the board may from time to time by resolution determine.

Section 21

REPEAL OF PREVIOUS BY-LAWS

The Corporation’s former By-Law No. 1 (the “Former By-Law No. 1”) is repealed as of the coming into force of this new By-Law No. 1 (the “New By-Law No. 1”). The repeal shall not affect the previous operation of the Former By- Law so repealed or affect the validity of any act done or right, privilege, obligation or liability acquired or incurred under, or the validity of any contract or agreement made pursuant to, the repealed Former By-Law before its repeal.

This By-Law No. 1 was made by the directors of the Corporation on [●], 2023 and confirmed by the shareholders of the Corporation on [●], 2023.

Name: [●] Title: [●]

See attached

EXHIBIT H

Directors and Officers of New SPAC

Directors:

Reza Soltanzadeh

Barthelemy Helg

2 directors to be nominated by Sponsor

1 director to be nominated by New Investor

2 independent directors to be appointed

Officers:

Reza Soltanzadeh, Chief Executive Officer

Steve Wegrzyn, Chief Financial Officer

Pouneh Rahimi, Chief Legal Officer

Chief Operating Officer, who may be recruited by the Company prior to the Closing Date

H-1